   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 24, 1999


                                                      REGISTRATION NO. 333-67697

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ---------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          ---------------------------

                          ORBITAL IMAGING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                       4899                                      54-1660268
   (STATE OR OTHER JURISDICTION OF                    (PRIMARY INDUSTRIAL                             (IRS EMPLOYER
    INCORPORATION OR ORGANIZATION)                CLASSIFICATION CODE NUMBER)                      IDENTIFICATION NO.)

                21700 ATLANTIC BOULEVARD                                   SUSAN HERLICK, ESQ.
                 DULLES, VIRGINIA 20166                                  21700 ATLANTIC BOULEVARD
                     (703) 406-5000                                       DULLES, VIRGINIA 20166
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,                         (703) 406-5000
INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                         OFFICES)                               INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                WITH A COPY TO:

                             MICHAEL A. BELL, ESQ.

                                LATHAM & WATKINS
                   1001 PENNSYLVANIA AVENUE, N.W., SUITE 1300
                          WASHINGTON, D.C. 20004-2505
                                 (202) 637-2200

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:

     From time to time after this Registration Statement becomes effective.

                          ---------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 24, 1999


PROSPECTUS

    ORBITAL LOGO

                          ORBITAL IMAGING CORPORATION


                   150,000 WARRANTS TO PURCHASE COMMON STOCK


                                      AND


                        1,312,746 SHARES OF COMMON STOCK



     This Prospectus relates to (i) the offering for resale from time to time by certain selling security holders named herein or in supplements hereto (the "selling holders") of an aggregate of 150,000 warrants (the "warrants") to purchase an aggregate of 1,312,746 shares (the "warrant shares") of common stock, par value $.01 per share (the "common stock"), of Orbital Imaging Corporation, (ii) the offer for resale from time to time of the warrant shares and (iii) the offer and sale by the Company of the warrant shares upon exercise of the warrants.



     The warrant shares being offered by the Company and the selling holders are issuable upon the exercise of the warrants, which were sold in connection with the offering (the "Unit Offering") of units (the "units"), consisting of $150,000,000 aggregate principal amount of 11 5/8% Senior Notes due 2005 (the "Notes") of the Company and 150,000 warrants. The units were issued and sold on February 25, 1998 in a transaction exempt from registration requirements of the Securities Act of 1933, as amended to qualified institutional buyers in reliance on Rule 144A under the Securities Act.



     The warrants will become exercisable on February 25, 1999. Unless exercised, the warrants will automatically expire on March 1, 2005. We will receive the proceeds of any exercise of the warrants. Each warrant, when exercised, will entitle the holder to receive 8.75164 shares of common stock at an exercise price of $.01 per share.



     The selling holders will receive all of the proceeds from the sale of the warrants. The selling holders, directly through agents, dealers or underwriters to be designated from time to time, may sell the warrants and warrant shares from time to time in the over the counter market, on a securities exchange on which the warrants or the common stock are then listed, in negotiated transactions or otherwise, at prices and on terms to be determined at the time of sale.



     We are filing a registration statement of which this Prospectus forms a part to fulfill in part our obligations under the warrant agreement, dated February 25, 1998 (the "Warrant Agreement") between ORBIMAGE and Marine Midland Bank, as warrant agent (the "Warrant Agent"), and the warrant registration rights agreement, dated as of February 25, 1998, by and between ORBIMAGE and the initial purchasers of the units (the "Warrant Registration Rights Agreement").

                            ------------------------


     See "Risk Factors" beginning on page 9 for a discussion of certain factors that should be considered by prospective purchasers of the warrants and warrant shares.


     Neither the Securities and Exchange Commission nor any state securities commission has approved these warrants or warrant shares or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                            ------------------------



                The date of this Prospectus is February   , 1999

                             ABOUT THIS PROSPECTUS


     This Prospectus is part of a registration statement that Orbital Imaging Corporation filed with the Securities and Exchange Commission (the "SEC" or the "Commission"). After we complete the registration process, we will issue the warrant shares from time to time as holders of the 150,000 outstanding warrants exercise those warrants. After registration, holders of warrants and warrant shares will be able to trade these securities privately or using the over-the-counter market. We will not receive any proceeds when holders of warrants or warrant shares sell these securities. But if any warrants are exercised, we will receive the exercise price for the warrant shares. Each time we issue common stock offered under this registration statement, we will provide you with a prospectus supplement that will explain the terms of that particular offering. Therefore, before exercising warrants, read this Prospectus and the applicable supplement carefully.


                         WHERE TO FIND MORE INFORMATION


     We file annual, quarterly and special reports with the SEC. The annual reports contain financial information that has been audited and reported on, with an opinion expressed by an independent auditor. These filings are available on the SEC's website: http://www.sec.gov. Hard copies are available at the SEC's public reference facilities at the following addresses:


     - 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549;

     - Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and

     - 7 World Trade Center, 13th Floor, New York, New York, 10007.


     Call the SEC at 1-800-SEC-0330 with questions about its public reference facilities. To contact us, use the following information:


     21700 Atlantic Boulevard
     Dulles, Virginia 20166
     (703) 406-5000
     http://www.orbimage.com

NOTE REGARDING "FORWARD-LOOKING STATEMENTS"


     The statements in this Prospectus that are not historical facts are called "forward-looking statements." They can be identified by words such as "estimates," "projects," "anticipates," "expects," "intends," "plans," "believes," or their negatives or other comparable words. Also look for discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements are only estimates or predictions, such as statements regarding:


     - market opportunity in our target markets;


     - development of our businesses;


     - estimates of market size and addressable markets for our products;

     - cash projected to be used in operations;

     - anticipated capital expenditures to design, construct and launch the OrbView-3 and OrbView-4 satellites; and

     - expected launch and satellite operational dates.


     We can provide no assurance that we will achieve anticipated results. Actual events or results may differ materially due to risks facing us or due to actual facts differing from the assumptions underlying our predictions. Some of these risks and assumptions include:


     - risks associated with schedule delays in constructing and launching, and the successful placement into service, of the OrbView-3, OrbView-4 and RadarSat-2 satellites;


     - our ability to market successfully our imagery products and services to current and new customers;


     - our ability to generate customer demand for our imagery products and services in our target markets at reasonable cost and on satisfactory terms and conditions; and

     - regulatory, legislative and judicial developments that could cause actual results to vary materially from anticipated results.


     We admonish the reader that these cautionary remarks expressly qualify in their entirety all forward-looking statements that are attributable to us or persons acting on our behalf.

                               PROSPECTUS SUMMARY


     This summary may not contain all the information that may be important to you. You should read the entire Prospectus, including the "Risk Factors," and the financial data and related notes, before making an investment decision. The terms "ORBIMAGE," "Company," "we, " "our," "ours," and "us" refer to the Orbital Imaging Division of Orbital Sciences Corporation before May 8, 1997, and to Orbital Imaging Corporation after that date. The term "Orbital" refers to Orbital Sciences Corporation (our majority stockholder) and its subsidiaries, including its wholly owned Canadian subsidiary MacDonald, Dettwiler and Associates, Ltd. ("MDA").


                                  THE COMPANY


     ORBIMAGE is a leading provider of global space-based imagery, and expects to provide its customers with the most comprehensive offering available of high-resolution imagery, imagery-derived products and image processing services at competitive prices. We are developing and currently operate a fleet of satellites that collect, process and distribute digital imagery of the Earth's surface (land and oceans), the atmosphere and weather conditions. Our imagery products and services are designed to provide our customers with direct access to timely and competitively priced information concerning, among other things, locations and movements of military assets, urban growth, forestry and crop health, land and ocean-based natural resources and weather patterns and wind conditions. In April 1998, we acquired an image processing company that complements our core imagery business by providing sophisticated image processing software, engineering analysis and in-house digital imaging production capabilities.


     Our two operating satellites, OrbView-1 and OrbView-2 (the latter of which we operate under a licensing arrangement with Orbital), provide imagery to various scientific, government and commercial customers, including NASA, the U.S. National Imagery and Mapping Agency ("NIMA") and commercial fishing companies. We expect to place two additional satellites, OrbView-3 and OrbView-4, into operation during the fourth quarter of 1999 and the third quarter of 2000, respectively. OrbView-3 and OrbView-4 will provide high-resolution imagery based on advanced optical technology.


     As of December 31, 1998, we acquired the exclusive worldwide rights to distribute and sell imagery from RadarSat-2, a high-resolution "next-generation" commercial radar imaging satellite that we expect to be operational in 2002. Unlike optical imaging technology, radar technology permits imagery to be collected in all weather conditions and at night. RadarSat-2 will have unique multipolarization capabilities that enable it to image vertical as well as horizontal features over land or water. This unique technology can be used to detect certain features on the Earth's surface, such as ice flows, oil seepage and metallic objects, more effectively than conventional optical imaging systems.


     In addition, we are purchasing aerial-based imagery products to supplement and expand our existing digital catalogue of OrbView-2 global-color satellite imagery.

     We believe that:

     - OrbView-2 is the only satellite providing daily color images of the entire Earth's surface;

     - OrbView-3 and OrbView-4 will be among the first commercial satellites with high-resolution optical imaging capability;

     - OrbView-4 will be the first commercial satellite with hyperspectral imaging capability; and


     - RadarSat-2 will be the first commercial satellite with high-resolution radar imaging capability.

     The table below shows the imaging capability and current status of each of the satellites:


 SATELLITE            IMAGING CAPABILITY                         STATUS
 ---------            ------------------                         ------
OrbView-1     Low-resolution, black and white      Launched in April 1995 and
              (panchromatic) meteorological data   currently operational
OrbView-2     Medium-resolution, color and         Launched in August 1997 and
              infrared (multispectral) optical     currently operational
              imagery
OrbView-3     High-resolution, panchromatic and    Under construction and scheduled
              multispectral optical imagery        to be operational in the fourth
                                                   quarter of 1999
OrbView-4     High-resolution, panchromatic and    Under construction and scheduled
              enhanced color and infrared          to be operational in the third
              (hyperspectral) optical imagery      quarter of 2000
RadarSat-2    High-resolution, multipolarized      Under design and scheduled to be
              radar imagery                        operational in 2002


     Remote imaging is the process of observing, measuring and recording features, objects or events from a distance using a variety of sensors mounted on satellites and aircraft. The U.S. government has estimated that the worldwide market for remote imagery products and services addressable by commercial imagery providers (excluding satellite and ground hardware sales) will be approximately $2 billion by the year 2000. We believe that this market will grow as the commercial availability of low-cost, high quality satellite imagery stimulates the demand for these products and services and encourages the development of new satellite-imaging technologies and applications.

MARKETING STRATEGY


     We have been successful in penetrating the remote imaging market by entering into pre-launch contracts. We expect to increase our market penetration by entering into additional pre-launch contracts, directly targeting large customers, developing a network of international distributors and entering into strategic relationships with value-added resellers.



     Pre-launch contracts. Approximately $214 million of advance payments have been provided from pre-launch contracts (directly with our customers or between Orbital and third parties) that will fund capital expenditures. These contracts provide funding for approximately 40% of the total capital expenditures required for the deployment of our satellite systems and our acquisition of imagery distribution licenses. These contracts include the following:


     - OrbView-1 was partially paid for under an $8 million pre-launch contract with NASA, $5 million of which was funded prior to launch;

     - OrbView-2 was partially paid for under a $43 million pre-launch contract between Orbital and NASA, $38 million of which was funded prior to launch;

     - OrbView-4's hyperspectral modifications will be partially paid for under a $33 million contract between Orbital and the U.S. Air Force, $31 million of which will be funded prior to launch. The contract includes an option for additional post-launch imagery purchases up to $8 million; and


     - RadarSat-2 will be partially paid for under a $140 million contract between Orbital and the Canadian Space Agency ("CSA"), all of which will be funded prior to launch.



     Direct customer sales. In October 1998, we entered into a contract with NIMA under which the U.S. government authorized the purchase of up to $100 million of OrbView-2, OrbView-3 and OrbView-4 imagery and systems upgrades. Under this contract, NIMA has committed to purchase $3 million of imagery, services and compatibility upgrades to ORBIMAGE's ground systems.

     International distributors. Internationally, we are developing relationships with a network of commercial distributors while also dealing directly with potential foreign national security government customers. ORBIMAGE has entered into a $15 million contract with Samsung Aerospace Industries, Ltd. for the distribution of OrbView-3 and OrbView-4 imagery in South Korea. We are negotiating several exclusive commercial regional distributorships for Europe, the Middle East, Central America and Asia, while pursuing other opportunities with regional distributors in Australia and South Africa. We are also in discussions with several foreign governments regarding access to our real-time high-resolution imagery exclusively for national security applications.


     Value-added resellers. We are also focusing on the development of various value-added applications for imagery products. Using OrbView-2 imagery, we provide our proprietary fish-finding maps to approximately 110 commercial fishing vessels. We are purchasing aerial imagery of major metropolitan areas in the United States to supplement and develop a digital catalogue of up-to-date mapping products that we expect to offer for sale to individual consumers and local governments later this year. We have also entered into agreements with several value-added resellers ("VARs") who already have established expertise in the production of aerial and satellite imagery-based value-added products in specific industries such as utility monitoring, oil and gas exploration, agriculture forecasting and national security. We are working with these value-added resellers to exploit existing applications and develop new products that will incorporate OrbView-3, OrbView-4 and RadarSat-2 high-resolution data.


BUSINESS STRATEGY

     The key elements of our business strategy include:


     Providing the most comprehensive offering of high-resolution satellite imagery at competitive prices. Building on the wide range of imagery that will be available from our fleet of OrbView satellites and RadarSat-2, we expect to offer the most comprehensive selection of commercially available satellite imagery products and services. The cost we expect to incur in the deployment and operation of our satellite systems is less than the announced costs of our competitors' high-resolution systems. We expect that our cost structure will provide us with flexibility to competitively price our imagery products and services.


     Penetrating existing markets and creating new markets. There is currently a large existing market for imagery products and services (which include new construction site selection, oil, gas, and mineral exploration, scientific and environmental monitoring and U.S. national security applications). We believe we can gain market share rapidly in this existing market because of the breadth and expected pricing of our product and service offerings. Additionally, we believe that these markets will expand and further develop as commercial high-resolution imagery becomes available. Furthermore, we believe we can develop new commercial applications for satellite-based imagery, including real estate assessment, travel planning and entertainment applications.

     Achieving global distribution of products and services on a timely basis. We plan to expand our global market coverage by providing imagery to end users both directly and through VARs and other third party distribution channels. We intend to focus our direct distribution efforts on larger customers in the commercial, consumer, scientific, environmental and U.S. and foreign national security markets. We expect that value-added resellers will perform application-specific processing of our imagery for various commercial markets. Internationally, we intend to market primarily through regional partners who have existing marketing and distribution infrastructures. We expect these distributors to purchase or upgrade and operate the ground imagery receiving and processing stations in their territories which will permit them to receive, process and distribute imagery on a timely basis.

     Expanding the "orbimage.com" digital catalogue. We have developed a digital catalogue located at our orbimage.com website address to collect, store, and distribute imagery collected from our satellites as well as from other aerial sources. The digital catalogue currently includes OrbView-2 imagery products and will ultimately be a full-service on-line digital catalogue of OrbView high-resolution imagery products. We are currently expanding our database of digital imagery with aerial imagery products that we expect to have available later this year. We can deliver imagery from our digital catalogue to customers over the Internet or on CD for a per-image fee.

     Leveraging the expertise of Orbital. Orbital, our majority stockholder, is a space technology and satellite services company with extensive experience designing and constructing remote imaging satellites and ground systems. We have used and will continue to use Orbital's integrated space capabilities, infrastructure and experience to develop our business cost effectively.

TARGET MARKETS

     We are focused on three primary market segments where we believe that a significant demand for our imagery exists or will develop. These market segments are:

     U.S. and foreign national security. Commercial satellite imagery can supplement existing dedicated U.S. government surveillance satellites. The U.S. government has indicated that it expects to meet a portion of its future national security imagery requirements by outsourcing to U.S. commercial providers. We believe that potential budget cutbacks in the U.S. Department of Defense ("DoD") and the U.S. National Reconnaissance Office ("NRO"), combined with changes in military strategies (e.g. fewer military assets dispersed over a wider geographic area), could further increase the government's need for commercially available high-resolution imagery. In addition, many foreign countries have a strong national security interest in obtaining real-time high-resolution imagery. This type of imagery generally has not been available to governments other than those of the United States and the former Soviet Union. National security customers use imagery to:

     - generate up-to-date, wide area maps;

     - gather specific military intelligence;

     - identify and target enemy forces and assets; and

     - plan missions, deploy resources and assess battle damage.

     Commercial/consumer. We believe that the near-term commercial/consumer market segment will include domestic and foreign companies and local government entities that currently use aerial photographs and medium-resolution satellite imagery products. As high-resolution satellite imagery becomes available commercially, we expect new consumer markets to emerge involving real estate assessment, travel planning, education, and entertainment applications. Current applications in this market include:

     - standardized map-making;

     - maintenance of computer-based geographic information systems;

     - agriculture and forestry management;

     - commercial fishing;

     - natural resource exploration and extraction; and

     - utility and telecommunications planning and monitoring.

     Scientific/environmental. The scientific/environmental market comprises government and commercial entities that use satellite imagery to monitor the environment, climate and weather. Optical and radar imagery products have a variety of scientific and environmental applications, including:

     - natural disaster and severe storm damage assessment;

     - monitoring and analyzing global climate changes; and

     - environmental impact assessment and pollution detection.

RISK MITIGATION

     ORBIMAGE has adopted a comprehensive strategy designed to mitigate the financial, business, and technical risks associated with developing new and existing markets and constructing, launching and operating its satellites.


     Financial. Approximately $214 million of advance payments have been provided from pre-launch contracts (directly with our customers or between Orbital and third parties) that will fund capital expenditures. These contracts provide funding for approximately 40% of the total capital expenditures required for the deployment of our satellite systems and our acquisition of imagery distribution licenses. By negotiating pre-launch contracts with customers we have reduced, and seek to continue to reduce, the financial risks associated with constructing and operating our satellites and ground systems. We have further limited the financial risks associated with our satellites by entering into fixed-price contracts with Orbital to build and launch the satellites, to acquire exclusive worldwide distribution rights for radar imagery from RadarSat-2 and to construct the related ground systems. In addition, we have insured the OrbView-2 satellite against on-orbit failures and we intend to procure insurance to cover certain losses in the event of an OrbView-3, OrbView-4 or RadarSat-2 launch or satellite failure.



     Market development. In addition to the pre-launch contracts described above, we are actively marketing our image processing capabilities while seeking to finalize pre-launch distribution agreements for OrbView-3 and OrbView-4 high-resolution imagery. We have a $15 million contract with Samsung for the distribution of OrbView-3 and OrbView-4 imagery in South Korea. The U.S. government has also demonstrated its commitment to procure imagery from commercial sources by authorizing NIMA to enter into a contract with us for the purchase of up to $100 million of OrbView-2, OrbView-3 and OrbView-4 imagery and systems upgrades. Under this contract, NIMA has committed to purchase $3 million of imagery, services and compatibility upgrades to ORBIMAGE's ground systems. To further facilitate market penetration, we have developed our own value-added products using OrbView-2 imagery and are working with a number of VARs in various industries that use satellite or aerial imagery for commercial applications.



     Technical. U.S. government surveillance and various other space programs have already successfully deployed many of the imaging technology and the sub-system components that Orbital will use in OrbView-3, OrbView-4 and RadarSat-2. These satellites incorporate system redundancies for certain critical components. As a result of OrbView-3 and OrbView-4 having similar performance parameters they can provide back-up for each other.


RELATIONSHIP WITH ORBITAL


     Orbital is a space and information systems company that designs, manufactures, operates and markets a broad range of space-related products and services. Orbital is a leading provider of turn-key space systems with a heritage of designing and building satellites and providing launch services for various satellites operating today, including OrbView-1 and OrbView-2. Orbital's revenues for 1998 were approximately $734 million. To date, Orbital has contributed approximately $91.5 million in capital to ORBIMAGE, and owns approximately 55% of the outstanding voting stock of ORBIMAGE on a fully diluted basis. We have entered into various agreements with Orbital that require us to pay Orbital a fixed price of approximately $340 million, net of $140 million and $31 million which will be funded by CSA and the U.S. Air Force, respectively, through contracts with Orbital. We have paid approximately $224 million to Orbital through December 31, 1998. Under these agreements, Orbital has:


     - designed, developed, and launched OrbView-1;

     - provided the exclusive worldwide license to promote, market, sell and use OrbView-2 imagery (the "OrbView-2 License") from the OrbView-2 satellite that was built and launched by Orbital;

     - provided the U.S. ground system for OrbView-1 and OrbView-2; and


     - designed and begun construction of OrbView-3 and OrbView-4.

     In addition, under these agreements Orbital is:

     - finishing constructing and will test and launch OrbView-3 and OrbView-4;

     - providing the U.S. ground system for OrbView-3 and OrbView-4; and


     - providing the exclusive worldwide license to promote, market, sell and use RadarSat-2 imagery (the "RadarSat-2 License") from the RadarSat-2 satellite that will be built by Orbital.


RECENT DEVELOPMENTS


     As of December 31, 1998, ORBIMAGE acquired from Orbital the RadarSat-2 License, which, for a period of ten years, provides ORBIMAGE with the exclusive worldwide rights to promote, market, sell and use RadarSat-2 imagery. ORBIMAGE's acquisition of the RadarSat-2 License will cost approximately $60 million, net of approximately $140 million which will be funded by CSA through a contract with Orbital. Under an agreement with Orbital and MDA, ORBIMAGE has appointed MDA as its exclusive worldwide distributor of RadarSat-2 imagery. Under a contract between CSA and MDA, (1) CSA will purchase from MDA approximately $140 million of RadarSat-2 imagery for various Canadian government uses, (2) Orbital, through MDA, will construct the RadarSat-2 satellite and related ground system, and (3) MDA will own and operate the RadarSat-2 system. See "Certain Relationships and Related Transactions -- RadarSat-2 License Agreement."



     RadarSat-2 is a follow-on to RadarSat-1, CSA's medium-resolution radar imaging satellite that was launched in 1995 and is expected to be operational through 2002, based on its seven year design life. RadarSat-2 is expected to be operational in 2002 at which time it is expected to be the world's first satellite with commercially available high-resolution radar imagery. We believe that the commercial introduction of high-resolution radar imagery will help to expand the market for imagery products and services.


     Our executive offices are located at 21700 Atlantic Boulevard, Dulles, Virginia 20166 and our telephone number is 703-406-5000. You can also reach us at our website address which is http://www.orbimage.com. Be advised, however, that this Prospectus does not incorporate by reference any information contained in our website.

                                  THE OFFERING

ISSUER.....................  Orbital Imaging Corporation.

SECURITIES OFFERED.........  1,312,746 shares of common stock issuable upon the exercise of 150,000 outstanding warrants.

TOTAL NUMBER OF WARRANTS...  150,000 warrants originally issued in a units offering where each unit consisted of one warrant and $1,000 principal amount of notes.


EXERCISE...................  The exercise price is $0.01 per share. Each warrant entitles the holder to buy 8.75164 shares of common stock. The warrants are exercisable at any time on or after February 25, 1999.


EXPIRATION DATE............  The warrants expire on March 1, 2005.

NO RIGHTS AS A
STOCKHOLDER................  Warrant holders are not entitled to any rights as shareholders of the Company, including voting rights.


NO FRACTIONAL SHARES.......  We will not issue fractional shares on exercise of the warrants. Instead, we will pay to the eligible holder cash equal to the current market price per warrant share multiplied by the applicable fraction.



REGISTRATION OF WARRANTS
AND WARRANT SHARES.........  The registration statement, of which this
                             Prospectus is a part, satisfies the rights of the warrant holders under a registration rights agreement which rights terminate when this process is completed.



USE OF PROCEEDS............  We will not receive any proceeds from either the sale of the warrants or the sale of the warrant shares by selling holders. Proceeds, if any, received by us from the exercise of the warrants will be used for working capital and for general corporate purposes.


WARRANT AGENT..............  Marine Midland Bank.


WARRANTS OUTSTANDING.......  As of the date of this Prospectus, 150,000 warrants are outstanding.



COMMON STOCK OUTSTANDING...  As of the date of this Prospectus, 25,214,000 shares of common stock are outstanding. This does not include (i) 1,312,746 shares issuable on exercise of the warrants, (ii) 4,800,000 shares issuable under the Company's stock option plan, of which 2,636,500 are subject to options granted to executive officers, directors and employees of the Company and its affiliates and (iii) 16,488,633 shares issuable on exercise of the Series A preferred stock conversion rights.

                             SUMMARY FINANCIAL DATA


                                                           YEARS ENDED DECEMBER 31,
                                               -------------------------------------------------
                                                1994      1995      1996       1997       1998
                                               -------   -------   -------   --------   --------
                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.....................................  $    --   $ 4,567   $ 1,055   $  2,062   $ 11,663
Direct expenses..............................      800     7,998     4,320      6,312     15,215
Selling, general and administrative
  expenses...................................    3,156     2,371     1,630      2,845      7,124
                                               -------   -------   -------   --------   --------
Loss from operations.........................  $(3,956)  $(5,802)  $(4,895)  $ (7,095)  $(10,676)
                                               =======   =======   =======   ========   ========
Loss per common share -- basic and diluted
  (1)........................................       --        --        --   $  (0.42)  $  (0.51)
OTHER DATA:
Capital expenditures.........................  $13,832   $18,989   $12,617   $ 49,029   $108,541
EBITDA (2)...................................   (3,157)    1,975      (914)    (1,558)     2,448



                                                              DECEMBER 31, 1998
                                                              -----------------
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and available-for-sale securities....      $ 59,483
Pledged securities..........................................        24,537
Total assets................................................       307,969
Long-term obligations (3)...................................       141,728
Total stockholders' equity..................................       113,372


---------------
(1) All potentially dilutive securities, such as convertible preferred stock, warrants and stock options are antidilutive for each year presented. Prior to May 8, 1997, we were an operating division of Orbital, and the loss per common share for the years ended December 31, 1994, 1995 and 1996 were not considered meaningful.


(2) EBITDA consists of earnings (losses) before interest, income taxes, depreciation, amortization and other non-cash charges. EBITDA data is presented because such data is used by certain investors to determine our ability to incur debt and to meet our debt service requirements. We consider EBITDA to be a useful measure of our operating performance, because EBITDA can be used to measure our ability to service debt, fund capital expenditures and expand our business. However, such information should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. EBITDA does not represent funds available for management's discretionary use. EBITDA is not a measure supported by generally accepted accounting principles and may be calculated differently by other companies. EBITDA as defined in this Prospectus may not conform to the definition of Consolidated Cash Flow as defined in the indenture governing the Notes (the "Indenture").



(3) Net of unamortized debt discount, estimated to be $8.4 million.

                                  RISK FACTORS


     ORBIMAGE, like other companies in the remote imaging industry, faces risks from several different sources. These risk factors may negatively impact the price of the common stock. Therefore, in addition to the other information contained in this Prospectus, investors should carefully consider the following matters when making investments in the warrants and warrant shares.


SUBSTANTIAL LEVERAGE -- THE SIGNIFICANT AMOUNT OF OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH.

     We currently have a significant amount of indebtedness and, therefore, are highly leveraged. Our substantial leverage could have important consequences to you. For example, it could:

     - increase our vulnerability to general adverse economic and industry conditions;

     - limit our ability to fund future working capital, capital expenditures, acquisitions and other general corporate requirements; or

     - require us to dedicate a substantial portion of our cash flow from operations to repaying indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

     - limit our flexibility in planning for, or reacting to, changes in our business and the remote imaging industry; and

     - limit our ability to borrow additional funds.

     We may incur additional indebtedness in the future in one or more fixed asset financings or under other facilities, to the extent that the Indenture permits us to do so. Any additional borrowings would further increase the amount of our leverage and the associated risks.

RESTRICTIVE COVENANTS


     The Indenture contains restrictive covenants. These covenants limit our ability to:


     - borrow money

     - pay dividends on stock or purchase stock

     - make investments

     - transact business with our affiliates

     - create liens on our assets

     - issue or sell capital stock of our subsidiaries

     - make certain restricted payments

     - merge, consolidate or transfer all or substantially all of our assets

     Our failure to comply with these covenants could result in an event of default under the Indenture which, if not cured or waived, would have a material adverse effect on our business.

ABILITY TO SERVICE INDEBTEDNESS -- WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on our indebtedness and to fund planned capital expenditures, development and initial operating costs will depend on our ability to generate cash in the future through sales of our imagery products and services. Our ability to generate cash is dependent on the successful deployment of our high-resolution satellites and implementation of our marketing and distribution strategy and, to a certain extent, general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

     We may need to refinance all or a portion of our indebtedness on or before maturity, but we may not be able to do so on commercially reasonable terms, or at all. Without sufficient funds to service our indebtedness, we would have serious liquidity constraints and would need to seek additional financing from other sources, but we may not be able to do so on commercially reasonable terms, if at all.


LIMITED HISTORY OF OPERATIONS AND NET LOSSES -- GIVEN OUR LIMITED OPERATING HISTORY AND NET LOSSES, THE WARRANTS ARE A HIGHLY SPECULATIVE INVESTMENT.



     Limited operating and financial data. We did not begin commercial service until 1995, when we launched OrbView-1. We have a history of net losses from operations and have generated only limited revenues from the operations of OrbView-1 and OrbView-2 and our image processing business. Accordingly, you have limited operating and financial data on which to evaluate our performance when deciding whether to invest in the warrants.


     Our business plan depends upon:


     - the timely construction and deployment of OrbView-3, OrbView-4 and RadarSat-2 and development of the related ground infrastructure network; and


     - our ability to develop a customer base and distribution channels for our products and services.


Given ORBIMAGE's limited operating history, and in light of the risks, expenses, difficulties and delays encountered in a high technology, highly regulated industry, we cannot assure you that OrbView-3, OrbView-4 or RadarSat-2 will be constructed and deployed in accordance with our schedule or that we will be able to develop a sufficiently large revenue-generating customer base to compete successfully in the remote imaging industry.


     Expectation of continued losses. Our business strategy requires significant capital expenditures. We will incur a substantial portion of these expenditures before we generate significant revenues. Combined with our operating expenses, these capital expenditures will result in a negative cash flow until we establish an adequate revenue-generating customer base. We had an accumulated deficit of approximately $39 million through December 31, 1998. We expect losses to continue through 2000, and we do not expect to generate net positive cash flow from operations sufficient to fund both operations and capital expenditures until both OrbView-3 and OrbView-4 are operational, currently expected to be in the third quarter of 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." We cannot assure you that the OrbView satellites will become operational on this timetable, or at all, or that we will achieve or sustain any positive cash flow or profitability thereafter.

POTENTIAL ADDITIONAL CAPITAL REQUIREMENTS -- OUR INABILITY TO FUND POTENTIAL ADDITIONAL CAPITAL REQUIREMENTS COULD DELAY SATELLITE CONSTRUCTION AND DEPLOYMENT.


     We currently expect that we will need approximately $79 million (net of $140 million and $31 million which will be funded by CSA and the U.S. Air Force, respectively, through contracts with Orbital) for capital expenditures, development and initial operating costs through the third quarter of 2000. As of December 31, 1998, we had cash and cash equivalents and unrestricted securities in the aggregate amount of $59.5 million. We believe that cash on hand, expected cash flows from operations and advance payments from customers will be sufficient to fund our operations through the third quarter of 2000. We cannot assure you that we will generate sufficient cash from operations to pay for our anticipated capital expenditures, or that these expenditures will fall within our estimates. If we do not generate sufficient cash flow by the third quarter of 2000, or if our capital expenditures exceed our estimates, we would need additional capital.


     A significant portion of our capital requirements are related to developing, constructing and launching the OrbView satellites, constructing and activating the related U.S. ground systems and acquiring the

RadarSat-2 License. While most of these costs are currently fixed under agreements with Orbital, we cannot assure you that these costs will not increase over time. For example, in December 1998 Orbital and ORBIMAGE agreed to amend the procurement agreement to add performance incentives and to require a Taurus launch vehicle for OrbView-4, increasing the value of the agreement by approximately $17 million. In addition to these fixed cost agreements, we will be furnished with certain items and services on a cost-plus or cost-reimbursable basis, such as launch and in-orbit insurance and technological assistance for OrbView-3, OrbView-4 and RadarSat-2. Many factors outside our control influence the costs of these and other items and services, and we may need to raise more capital if any of these costs increase materially.


     We may also need to raise additional capital if, for example:


     - significant delays occur in deploying OrbView-3, OrbView-4 or RadarSat-2 because of technical difficulties, launch or satellite failure or other reasons;


     - we do not enter into agreements with customers, value-added resellers or distributors for high-resolution imagery in the time frames or on the terms that we anticipate;

     - our estimated net operating deficit increases because we incur significant unanticipated expenses, such as costs for resolving satellite operational difficulties;

     - we incur additional costs from modifying all or part of OrbView-3 and OrbView-4 or ground system designs to meet changed or unanticipated market, regulatory or technical requirements;

     - we decide to further expand our fleet of satellites or acquire additional commercial distribution rights through licensing arrangements or otherwise.


     If these or other events occur, we cannot assure you that we could raise additional capital on favorable terms, on a timely basis or at all. A substantial shortfall in funding would delay or prevent deployment of one or both of the high-resolution OrbView satellites and the RadarSat-2 satellite.


SCHEDULE DELAYS -- DELAYS IN THE COMMERCIAL OPERATION OF OUR SATELLITES COULD ADVERSELY AFFECT OUR BUSINESS.


     We could experience delays in the commercial operation of OrbView-3, OrbView-4 and RadarSat-2 from a variety of causes, including:


     - delays in designing, constructing, integrating or testing the satellites, satellite components and related ground systems;

     - delayed or unsuccessful launches;

     - subcontractor or manufacturer delays;

     - delays in receiving the licenses necessary to operate the satellite systems;


     - delays under our procurement agreement with Orbital, or delays under the CSA Contract, including delays by CSA in procuring a launch vehicle on a timely basis for RadarSat-2; or


     - other events beyond our control.


     The perceived and actual timing of satellite launches may affect competition in the remote imaging industry. We previously encountered significant delays in the design, production and testing of the OrbView-2 satellite that was launched in August 1997. Significant delays in the deployment of OrbView-3, OrbView-4 or RadarSat-2 could increase pre-launch operating costs, delay revenues and negatively affect our marketing efforts. Even the perception of potential delays could affect our marketing efforts. We cannot assure you that any of these satellites will be launched or deployed on a timely basis.

LAUNCH FAILURES -- A LAUNCH VEHICLE FAILURE WOULD ADVERSELY AFFECT OUR ABILITY TO DELIVER IMAGERY PRODUCTS AND SERVICES.


     Satellite launches are subject to significant risks, including partial or complete launch vehicle failure. Launch vehicle failure may cause disabling damage to or loss of a satellite or may result in a failure to deliver the satellite to its proper orbit. We have contracted with Orbital to launch OrbView-3 on a Pegasus launch vehicle, which has flown 25 missions and has a greater than 90% success rate. However, there are several additional Pegasus launches planned before OrbView-3's scheduled launch, and the failure of any one of those launch vehicles could result in delayed deployment of OrbView-3. The Pegasus is launched from beneath Orbital's modified Lockheed L-1011 aircraft. If Orbital's L-1011 aircraft is unavailable, we could experience significant delays. Orbital would have to acquire and modify a new carrier aircraft or we would have to arrange to deploy OrbView-3 using an alternative launch vehicle. We cannot assure you that Orbital could obtain another aircraft and properly modify the aircraft or that we could obtain alternate launch services on a timely basis, if at all. We have contracted with Orbital to launch OrbView-4 on its Taurus launch vehicle, which has flown three missions to date, all of which were successful. Under the CSA Contract, CSA is responsible for financing a launch vehicle for RadarSat-2, which has not yet been identified. We cannot assure you that Orbital will successfully launch either OrbView-3, OrbView-4 or RadarSat-2. A launch failure of OrbView-3, OrbView-4 or RadarSat-2 could negatively affect our business, financial condition and results of operations, our ability to deliver our products and services.


MARKET ACCEPTANCE -- WE CANNOT ASSURE YOU THAT THE MARKET WILL ACCEPT OUR PRODUCTS AND SERVICES.


     Our success depends on existing markets accepting our imagery products and services and our ability to develop new markets. Our business plan is based on the assumption that we will generate significant future revenues from sales of high-resolution imagery produced by OrbView-3, OrbView-4 and RadarSat-2 to existing markets and new markets. High-resolution satellite imagery is not yet commercially available. Consequently, it is difficult to predict accurately the ultimate size of the market and the market acceptance of products and services based on this type of imagery.


     Our strategy to target certain markets for our satellite imagery relies on a number of assumptions, some or all of which may be incorrect. Our description of potential markets for our products and services and estimates of the addressable markets that we discuss in this Prospectus represent our view as of the date of this Prospectus, and actual markets could vary materially from these markets.


     We cannot accurately predict whether our products and services will achieve market acceptance or whether the market will demand our products and services on terms we find acceptable. Market acceptance depends on a number of factors, including the spatial and spectral quality, scope, timeliness, sophistication and price of our imagery products and services and the availability of substitute products and services. Lack of significant market acceptance of our products and services, particularly our high-resolution imagery products and services, delays in such acceptance, or failure of certain markets to develop could negatively affect our business, financial condition and results of operations.


TECHNOLOGICAL AND IMPLEMENTATION RISKS -- WE CANNOT ASSURE YOU THAT OUR SATELLITES WILL OPERATE AS DESIGNED.


     The designs for OrbView-3 and OrbView-4 are complete, and the design for RadarSat-2 is in progress. These satellites' designs may require modifications to achieve the desired performance criteria, which could result in delays in satellite deployment. Each of these satellites will employ advanced technologies and sensors that will be subject to severe environmental stresses during launch or in space that could affect the satellites' performance. Employing advanced technologies is further complicated by the fact that the satellites will be in space. Hardware component problems in space could require premature satellite replacement, with attendant costs and revenue losses. In addition, sometimes human operators may execute improper implementation commands that negatively impact a satellite's performance.

     We cannot assure you that OrbView-3, OrbView-4 or RadarSat-2 will not experience design-related delays during the construction process and operate successfully in space, or that each of these satellites will perform or continue operating throughout their expected design lives. Even if these satellites are launched and operated properly, minor technical flaws in the satellites' sensors could significantly degrade their performance, which could materially affect our ability to market our products successfully.


LIMITED LIFE OF SATELLITES -- SATELLITES HAVE LIMITED DESIGN LIVES AND ARE EXPENSIVE TO REPLACE.

     Satellites have limited useful lives. We determine a satellite's useful life, or its design life, using a complex calculation involving the probabilities of failure of the satellite's components from design or manufacturing defects, environmental stresses or other causes. The design lives of our satellites are as follows:


 SATELLITE                            EXPECTED DESIGN LIFE
 ---------                            --------------------
OrbView-1         3 years (launched in April 1995), although it continues to operate
OrbView-2         7 1/2 years (launched in August 1997)
OrbView-3         5 years
OrbView-4         5 years
RadarSat-2        7 years


     The expected design lives of these satellites are affected by a number of factors, including the quality of construction, the expected gradual environmental degradation of solar panels, the durability of various satellite components and the orbits in which the satellites are placed. Random failure of satellite components could cause damage to or loss of a satellite before the end of its design life. In rare cases, electrostatic storms or collisions with other objects could damage our satellites. We cannot assure you that each satellite will remain in operation for its expected design life. We expect the performance of each satellite to decline gradually near the end of its design life, although this has not yet happened with OrbView-1.

     We have not procured a spare high-resolution OrbView satellite, nor do we maintain an inventory of long lead-time parts for these satellites. If one of our high-resolution OrbView satellites were to fail prematurely, we could experience significant delays while procuring the necessary spares or replacement parts to replace or repair the satellite. Procurement delays would negatively affect our business, results of operations and financial condition. In addition, we would be required to allocate, earlier than expected, additional capital expenditures to replace a satellite. We cannot assure you that we would have on hand, or be able to obtain in a timely manner, the necessary funds to cover accelerated replacement and repair costs of the satellites if they fail prematurely.


     We do not presently have plans to construct and launch a replacement satellite for OrbView-2 if it fails prematurely. Similarly, there is no provision under the CSA Contract for a replacement RadarSat-2 satellite in the event of a premature failure. Permanent loss of OrbView-2 or RadarSat-2 could adversely affect our operations and financial condition.


     We anticipate using funds generated from operations to develop follow-on high-resolution satellites. If we do not generate sufficient funds from operations, and if we are unable to obtain financing from outside sources, we will not be able to deploy follow-on satellites to replace OrbView-3 or OrbView-4 at the end of their expected design lives. We cannot assure you that we will be able to raise additional capital, on favorable terms or on a timely basis, if at all, to develop follow-on high-resolution satellites.

INSURANCE -- LIMITED INSURANCE MAY NOT COVER ALL RISKS OF LOSS.

     We maintain or expect to maintain the following insurance policies:

     - OrbView-1.  OrbView-1 is not insured.

     - OrbView-2. We have a renewable in-orbit insurance policy for OrbView-2 to cover losses up to $12 million for its current operational year. We have not yet determined the amounts and types of coverage, if any, we will purchase for OrbView-2 in the future.

     - OrbView-3 and OrbView-4. The Indenture requires us to maintain launch, in-orbit checkout and in-orbit operations insurance for OrbView-3 and OrbView-4. This insurance may not be sufficient to cover the cost of a replacement high-resolution satellite.


     - RadarSat-2. We intend to purchase up to $60 million of insurance for the RadarSat-2 License against launch or in-orbit failure of the RadarSat-2 satellite. This insurance would allow us to recover our initial capital investment in the RadarSat-2 License, but would not be sufficient to cover additional business losses or the cost of a replacement radar satellite.


     We may find it difficult to insure certain risks, such as partial degradation of functionality of a satellite. Insurance market conditions or factors outside our control at the time we buy the required insurance, such as failure of a satellite using similar components or a similar launch vehicle, could cause premiums to be significantly higher than current estimates. These factors could cause other terms to be significantly less favorable than those currently available, may result in limits on amounts of coverage that we can obtain or may prevent us from obtaining insurance at all. Furthermore, we cannot assure you that proceeds from insurance we are able to purchase will be sufficient to replace a satellite due to cost increases and other factors beyond our control.

COMPETITION -- WE MAY BE UNABLE TO COMPETE SUCCESSFULLY IN THE REMOTE IMAGING INDUSTRY.

     Our products and services will compete with satellite and aircraft-based imagery and related products and services offered by a range of private and government providers. Certain of these entities may have greater financial, personnel and other resources than we have. Our major potential competitors for high-resolution satellite imagery include:

     - Space Imaging, which has announced plans to launch its first high-resolution (one-meter) satellite in mid-1999; and

     - EarthWatch, which has announced plans to launch its high-resolution (one-meter) satellite in late 1999.

     The U.S. government and foreign governments also may develop, construct, launch and operate remote imaging satellites that generate imagery competitive with our products and services. In addition, the U.S. government will probably continue to rely on government-owned and operated systems for certain highly classified satellite-based high-resolution imagery.


     We believe we will have a competitive advantage because we expect to have sufficient pricing flexibility to be a low-price commercial provider within our targeted markets and applications due to the relatively lower cost of our satellite systems as compared to those of our competitors. But the low marginal cost of producing satellite imagery once a satellite is operating could cause adverse pricing pressure, decreased profits or even losses. Our competitors or potential competitors with greater resources than ours could in the future offer satellite-based imagery or other products having more attractive features than our products. New technologies, even if not ultimately successful, could negatively affect our marketing efforts. More importantly, if competitors develop and launch satellites with more advanced capabilities and technologies than ours, this competition could harm our business. See
"Business -- Competition."

DEPENDENCE ON SUPPLIER -- DEPENDENCE ON A SINGLE SUPPLIER COULD RESULT IN DELAYS IF THE SUPPLIER FAILS TO PERFORM, AND OUR RECOURSE AGAINST THE SUPPLIER IS LIMITED.

     We depend on one supplier, Orbital:

     - to design, develop and launch OrbView-3 and OrbView-4 and to construct the U.S. ground system for these satellites;


     - to design, develop and, through its wholly owned subsidiary MDA, operate RadarSat-2, and to receive, process, and archive RadarSat-2 imagery.



     We also rely on the OrbView-2 License from Orbital to market the OrbView-2 imagery, and will rely on the RadarSat-2 License from Orbital's wholly-owned subsidiary MDA to market the RadarSat-2 imagery. The terms and conditions of the RadarSat-2 License and related contractual arrangements between ORBIMAGE and MDA are subject to CSA review and approval. There can be no assurances that CSA will approve these arrangements on terms that are favorable to ORBIMAGE. ORBIMAGE, Orbital and MDA are currently negotiating an amendment to the OrbView-2 License that, among other things, will require MDA and/or Orbital to indemnify ORBIMAGE if CSA's actions materially impact the commercial viability of the RadarSat-2 program. There can be no assurance that this amendment will be finalized.



     We expect to continue to rely on third parties (including Orbital and MDA) to design, construct or launch satellites for us and to modify the existing ground systems to accommodate these satellites. Orbital's obligations to provide design, construction, and launch services for the OrbView satellites are governed by a procurement agreement between us and Orbital. If Orbital fails to perform its obligations adequately under the procurement agreement, we would be forced to delay deployment of OrbView-3 and/or OrbView-4 until we located an alternative provider. Orbital's liability to us for claims under the procurement agreement, such as breach of contract or patent indemnification, is limited to $10 million. Orbital is designing and constructing the RadarSat-2 satellite. If Orbital fails to perform its obligations in the RadarSat-2 program, the deployment of RadarSat-2 could be delayed. Orbital is not liable to us for any costs or other damages arising from schedule delays in the operation of the high-resolution OrbView satellites or RadarSat-2.


     Under a services agreement we have with Orbital, Orbital has agreed to provide us with various administrative and operational functions on a cost reimbursable or cost-plus fee basis. These functions include on-orbit mission operations and anomaly resolution for OrbView-2, OrbView-3 and OrbView-4. If Orbital fails to perform its obligations under the services agreement, we may not be able to operate these satellites properly. The services agreement terminates for each OrbView satellite three years after the launch of each satellite. We cannot assure you that we will be able to renew the services agreement on favorable terms, if at all. In addition, a material adverse change in Orbital or its financial condition or the condition of one of its subcontractors could adversely affect Orbital's ability to perform under the procurement agreement or the services agreement. We have not identified any alternate providers. In any case, we can provide no assurance that an alternate provider would be available or, if available, would be available on terms favorable to us or to Orbital.

DEPENDENCE ON DISTRIBUTOR -- DEPENDENCE ON A SINGLE DISTRIBUTOR FOR RADARSAT IMAGERY COULD RESULT IN MARKETING AND DISTRIBUTION DELAYS IF THE DISTRIBUTOR FAILS TO PERFORM.


     As of December 31, 1998, we acquired the RadarSat-2 License from Orbital. Under an agreement with Orbital and MDA, ORBIMAGE appointed MDA as an exclusive worldwide distribution of RadarSat-2 imagery. In connection with such appointment we have granted to MDA an exclusive, unrestricted worldwide license (including the right to sublicense) to promote, market and sell worldwide RadarSat-2 data. The entire RadarSat-2 marketing operations will be performed by MDA. All marketing and sales policies, strategies, targets and resources and budgets shall be approved by us. If MDA fails to perform its obligations under its agreement with us or fails to successfully implement marketing plan we may not be able to successfully market the RadarSat-2 imagery. We cannot assure you that MDA will perform its obligations under its agreements with us or develop a successful marketing strategy. If MDA fails to perform these obligations, ORBIMAGE's RadarSat-2 program and our ability to distribute radar imagery would be negatively affected, which could materially adversely affect our business.


POTENTIAL CONFLICTS OF INTEREST WITH ORBITAL -- WE RELY ON ORBITAL FOR CERTAIN OPERATIONS AND SERVICES THAT ARE CRITICAL TO OUR BUSINESS. ORBITAL'S INTERESTS MAY CONFLICT WITH OURS.

     Orbital owns approximately 55% of our outstanding voting stock on a fully diluted basis. Certain of our executive officers and directors are also employees and/or directors of Orbital. These relationships may produce conflicts on matters involving both ORBIMAGE and Orbital. Although we have adopted policies we believe will prevent a conflict from arising, these policies cannot ensure that a conflict will not arise. See "Relationship with Orbital -- Policies and Procedures for Addressing Conflicts."


     We have several agreements with Orbital, including a procurement agreement relating to OrbView-1, OrbView-3, OrbView-4 and the ground system, the OrbView-2 License, the RadarSat-2 License, a services agreement and a non-compete agreement, each of which is material to our business. Orbital's interests as an equity holder in our business may at times conflict with our interests under these agreements, and may conflict with your interests as a holder of the Notes. Our recourse against Orbital is limited in the event of breaches by Orbital under the procurement agreement or the RadarSat-2 License.



     Orbital provides certain products and services to our direct competitors. Under our non-compete agreement with Orbital, which terminates on the earlier of June 30, 2003 or the occurrence of certain events, Orbital cannot sell turn-key satellite optical imaging systems (i.e., satellite, sensors, launch vehicles and ground system) to anyone other than to ORBIMAGE. Orbital can, however, sell radar systems and components of optical systems to our current or future customers or competitors. For example, MDA has a contract to provide certain ground system work to EarthWatch relating to its planned one-meter satellite system. As a result of an acquisition, Orbital holds approximately a 4% equity interest in EarthWatch. We expect to compete directly with EarthWatch. Orbital also holds an approximate 56% equity interest in Radarsat International Inc. ("RSI"), a low-spatial resolution satellite radar imagery provider that markets imagery from the RadarSat-1 satellite and has an offer outstanding to acquire the remaining shares of RSI. Although RadarSat-2 uses more advanced imaging technology than the technology employed by RadarSat-1, these two satellites have certain overlapping capabilities, making RSI a potential competitor.


GOVERNMENT REGULATION -- FAILURE TO OBTAIN REGULATORY APPROVALS COULD RESULT IN SERVICE INTERRUPTIONS.

     Domestic. Our business generally requires licenses from the U.S. Department of Commerce ("DoC") and the U.S. Federal Communications Commission ("FCC").


      SATELLITE                STATUS OF DOC LICENSE                   STATUS OF FCC LICENSE
      ---------                ---------------------                   ---------------------
OrbView-2              DoC license obtained; expires in 2004   Operating under Orbital's experimental
                                                               FCC license; renewal application
                                                               submitted in November 1998
OrbView-3              DoC license obtained; expires 2004      FCC license obtained; will expire ten
                                                               years from certification of launch
OrbView-4              DoC license obtained, expires 2004. We  FCC license obtained; will expire ten
                       have applied for an amendment to this   years from certification of launch
                       license to distribute hyperspectral
                       imagery commercially.
RadarSat-2             No DoC license required                 No FCC license required. CSA will
                                                               secure the required International
                                                               Telecommunications Union ("ITU")
                                                               authorizations to operate RadarSat-2
                                                               in Canada.

     We cannot assure you that the DoC will renew the licenses to operate OrbView-2, OrbView-3 and OrbView-4 when they expire in 2004. Nor can we assure you that the DoC will amend the OrbView-4 license to allow us to distribute hyperspectral imagery commercially. The DoC has indicated that its approval may be subject to certain limitations, such as delaying release of imagery or degrading spatial resolution of imagery for commercial uses. If the DoC does not approve the license amendment on acceptable terms, our financial condition and results of operations could be materially adversely affected.


     While we do not believe we require a DoC license to distribute RadarSat-2 imagery and Orbital has informed us that it does not believe a DoC license will be required in connection with MDA's operation of RadarSat-2, we cannot assure you that the DoC will not impose a licensing requirement for RadarSat-2. If such a requirement were imposed and a license were not obtained on acceptable terms, our financial condition and results of operations could be materially adversely affected.



     Under the DoC licenses, the U.S. government can interrupt service during certain periods of national emergency. The prospect of actual or threatened interruptions could adversely affect our ability to market our products to certain foreign distributors or end-users. In addition, the DoC has the right to review and approve the terms of agreements with our international customers for high-resolution optical imagery. These reviews might delay or prohibit us from executing these agreements. Canada does not have licensing requirements analogous to the DoC regulatory requirements in the United States. However, the Canadian government can interrupt RadarSat-2 service during certain periods of national emergency.


     We currently operate OrbView-2 under Orbital's renewal application for an experimental FCC license. We cannot assure you that the FCC will grant any future renewals. If the FCC does not renew this license, we would not be able to operate the OrbView-2 satellite in the United States. We have applied to the FCC for a license to launch and operate the high-resolution OrbView satellites, but we cannot assure you that the FCC will approve our applications.


     Our application with the FCC for a license to launch and operate the OrbView-3 and OrbView-4 satellites was granted in February 1999. Because the license has been granted, the FCC will now process our applications for licenses to operate the associated Earth stations. We cannot assure you that we will receive the necessary FCC authorization to operate the ground system as planned. Failure to receive the necessary authorization could have a material adverse effect on our business.


     International. All satellite systems operating internationally must follow general international regulations and the specific laws of the countries in which satellite imagery is downlinked. Applicable regulations include:

     - ITU regulations, which define for each service the technical operating parameters within which users must operate;

     - the Intelsat and Inmarsat agreements, which require that the operators of international satellite systems demonstrate that they will not cause economic or technical harm to Intelsat and Inmarsat; and

     - regulations of foreign countries, which require that satellite operators secure appropriate licenses and operational authority to use the required spectrum in each country.

     The CSA has agreed to coordinate with the ITU to secure the necessary authorizations to operate the RadarSat satellite in Canada. The CSA's failure to obtain the necessary authorizations in a timely manner could have a material adverse effect on our business, financial condition and results of operations.


     Our customers or distributors are responsible for obtaining local regulatory approval from the governments in the countries in which they do business to receive imagery directly from the OrbView-2 satellite, the high-resolution OrbView satellites and RadarSat-2. If these regional distributors are not successful in obtaining the necessary approvals, we will not be able to distribute real time remote imagery service in those regions. Our inability to offer service in a significant number of foreign countries could negatively affect our business. In addition, regulatory provisions in countries where we wish to operate may impose unduly burdensome restrictions on our operations. Our business may also be adversely affected if the national authorities where we plan to operate adopt treaties, regulations or legislation unfavorable to foreign companies.

     Launch license. Commercial U.S. space launches require licenses from the U.S. Department of Transportation ("DoT"). Under our procurement agreement with Orbital, Orbital must ensure that the appropriate DoT commercial launch licenses are in place for the OrbView-3 and OrbView-4 satellite launches. We cannot assure you that Orbital will continue to be successful in its efforts to obtain the necessary licenses or regulatory approvals. Orbital's inability to secure necessary licenses or approvals could delay launches. Delays could harm our business, financial condition and results of operations and our ability to service our debt.

     Export License. In connection with certain distributor agreements, we expect to supply to our international customers with ground stations that enable these customers to downlink data directly from the high-resolution OrbView satellites. Exporting these ground stations may require that we obtain an export license from the DoC or the U.S. Department of State. If we are unsuccessful in obtaining the necessary export licenses, or if such licenses are significantly delayed, then we may have to renegotiate existing distributor agreements on less favorable terms.

RISKS ASSOCIATED WITH DISTRIBUTORS AND RESELLERS -- FOREIGN DISTRIBUTORS AND VALUE-ADDED RESELLERS MAY NOT EXPAND COMMERCIAL MARKETS.


     We will rely on foreign regional distributors to market and distribute internationally a significant portion of our imagery from OrbView-3, OrbView-4 and RadarSat-2. We expect our existing and future foreign regional distributors to act on behalf of, or contract directly with, foreign governments to sell imagery for national security and related purposes. These regional distributors may not have the skill or experience to develop regional commercial markets for our products and services. If we fail to enter into regional distribution agreements on a timely basis or if our foreign regional distributors fail to market our imagery products and services successfully, these failures would negatively impact our business, financial condition and results of operations, and our ability to service our debt.


     We intend to rely on value-added resellers to develop and market our products and services to address certain targeted markets. If our value-added resellers fail to develop and market OrbView products and services successfully, this failure would negatively affect our business, financial condition and results of operations, and our ability to service our debt.

RISK ASSOCIATED WITH INTERNATIONAL OPERATIONS -- OUR INTERNATIONAL BUSINESS EXPOSES US TO RISKS RELATING TO INCREASED REGULATION AND POLITICAL OR ECONOMIC INSTABILITY IN FOREIGN MARKETS.

     We expect to derive substantial revenues from international sales of products and services. International operations are subject to certain risks, such as:

     - changes in domestic and foreign governmental regulations and licensing requirements;

     - deterioration of once-friendly relations between the United States and the foreign entity;

     - increases in tariffs and taxes and other trade barriers; and

     - changes in political and economic stability, including fluctuations in the value of foreign currencies, which may make payment in U.S. dollars more expensive for foreign customers.

     These risks are beyond our control and could have a large negative impact on our business.

CONTRACT REVENUE -- CUSTOMERS, INCLUDING THE U.S. GOVERNMENT, MAY TERMINATE CONTRACTS FOR A VARIETY OF REASONS. TERMINATION OF CONTRACTS WOULD RESULT IN A LOSS OF CONTRACT REVENUES.


     At December 31, 1998, contracts with U.S. government agencies constituted approximately 72% of our total contracts for imagery backlog. Government agencies may terminate or suspend their contracts at any time, with or without cause, or may change their policies, priorities or funding levels by reducing agency or program budgets or by imposing budgetary constraints. If a government agency terminates or suspends any of its contracts with us or Orbital, or changes its policies, priorities, or funding levels, these actions would negatively impact our business. Specifically, if the Air Force terminates or suspends its contract with Orbital and we wish to proceed with our hyperspectral program, we would incur the remaining cost of upgrading OrbView-4 with hyperspectral capability. Similarly, if the CSA terminates the CSA Contract and we wish to proceed with our own radar program, we would have to incur the cost of constructing, deploying and operating our own radar satellite system.

     We have an agreement with Samsung that grants Samsung an exclusive license to receive, process and sell high resolution OrbView-3 imagery of the Korean peninsula. This agreement also grants Samsung a non-exclusive license to receive, process and sell high-resolution OrbView-4 imagery of South Korea. Samsung may terminate the agreement if OrbView-3 has not been launched by December 31, 1999 (with liquidated damages payable under certain circumstances). If Samsung terminates the agreement, we would lose revenues, which could negatively affect our business, financial condition and results of operations, and our ability to service our debt.

CHANGE OF CONTROL -- THE HOLDERS OF SERIES A PREFERRED STOCK COULD TAKE CONTROL OF OUR BOARD OF DIRECTORS UPON CERTAIN EVENTS.

     We are a party to a stockholders' agreement with the holders of our Series A preferred stock. This stockholders' agreement and our charter contain provisions relating to the election of directors. The stockholders' agreement provides that our Board of Directors shall consist of up to five directors, including:

     - two directors designated by Orbital;

     - two directors designated by the Series A holders (the "Series A Directors"); and

     - one "independent" director designated by both Orbital and the Series A holders.

     Our charter permits the Series A holders to designate two additional members to the Board of Directors (and thus gain control of the Board of Directors) if:

     - we fail to pay timely dividends or to repurchase the Series A preferred stock in certain circumstances; or

     - Orbital does not start the integration and testing of the OrbView-3 spacecraft by March 15, 1999, or the integration and testing of the OrbView-4 spacecraft by November 15, 1999. We may extend these dates by 30 days under certain circumstances.


     If the Series A holders designated these additional directors, then the Series A Directors would control our management and policies, and could make decisions affecting the control of ORBIMAGE. These additional directors would serve until the event giving rise to their appointment has been resolved. Even without the appointment of these additional directors, the Series A holders have de facto control over certain corporate actions enumerated in the stockholders' agreement, because these actions require the approval of at least one of the Series A Directors. Such actions include the merger, consolidation, liquidation or sale of substantially all of our assets, the issuance of equity securities in certain circumstances, and the incurrence of indebtedness for borrowed money in excess of $500,000.


FINANCING CHANGE OF CONTROL OFFER -- WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.


     Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding Notes at a price equal to 101% of the principal amount and offer to repurchase all of the outstanding Series A preferred stock (subject to the senior rights of the Note holders). It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchases. If we are not able to make the required repurchases, we would be in default under the Indenture. See "Certain Relationships and Related Transactions -- Stock Purchase Agreement."

RISKS ASSOCIATED WITH GROWTH -- FAILURE TO MANAGE GROWTH COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     ORBIMAGE may experience periods of rapid growth. This growth could place a significant strain on our management, operating, financial and other resources. Our future performance will depend in part on our ability to manage growth effectively. We must develop our management information systems, including our operating, financial and accounting systems and expand, train and manage our employee base to keep pace with growth. Our inability to manage growth effectively could negatively affect our results of operations and our ability to meet our obligations as they come due.

YEAR 2000 COMPLIANCE -- YEAR 2000 PROBLEMS COULD HAVE AN ADVERSE IMPACT ON OUR BUSINESS.


     The year 2000 presents potential concerns for our computer hardware and software applications. If our computer-related systems cannot distinguish between the year 2000 and the year 1900, we may experience systems failures and business process interruption. The problem may exist for many kinds of our software and hardware, including mainframes, mini computers, PCs and embedded systems. We have completed an assessment of Year 2000 issues with respect to our computer-related systems. By June 1999, we intend to have our systems Year 2000 compliant or to have "work-around" procedures in place to address any noncompliance that remains as of that date.


     Our largest customers are U.S. government agencies. If these agencies' systems are not Year 2000 compliant, payments they owe to us could be delayed. A significant delay in payments could have a material adverse impact on our financial results.


     We cannot assure you that costs associated with addressing Year 2000 issues will not exceed our current estimates, that we will identify all Year 2000 problems on a timely basis or that our corrective actions or those undertaken by Orbital (our primary vendor) will be completed before any Year 2000 problems occur. Thus, our operations and financial condition could be adversely affected by problems associated with the Year 2000 issue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."



LACK OF PUBLIC MARKET FOR THE WARRANT SHARES COULD AFFECT THEIR SHARE PRICE



     There has not been a public market for our common stock. The warrant shares issued on exercise of the warrants will constitute a new issue of securities with no established trading market. We do not intend to list the warrants or warrant shares on any securities exchange or to seek approval for quotation through any automated quotation system. We cannot guarantee that an active market for the warrant shares will develop or that any market that does develop will be highly liquid.



     If a trading market does not develop or is not maintained, holders of the warrants and warrant shares may find it difficult to resell their securities and thus may be required to bear the financial risk of such an investment for an indefinite period of time. If a market for the warrants and warrant shares does develop, future trading prices of these securities will depend on many factors, including our results of operations, the market for similar securities, overall market conditions and general economic conditions.

                                USE OF PROCEEDS


     The maximum gross proceeds to the Company from the exercise of the warrants and the issuance of the warrant shares offered hereby (assuming all warrants are exercised at the current exercise price of $0.01 per share) would be approximately $13,000. We intend to use such proceeds for working capital and general corporate purposes. We will not receive proceeds from either the sale of warrants or the sale of warrant shares by selling holders.


               MARKET PRICE OF AND DIVIDENDS ON THE COMMON STOCK
                        AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION


     There is no established public trading market for our common stock. There are 25,214,000 shares of common stock issued and outstanding, and 20,437,879 shares of common stock are subject to outstanding options or warrants to purchase, or securities convertible into, shares of common stock.


HOLDERS


     As of December 31, 1998, there were two holders of shares of our common stock.


DIVIDENDS


     The Company has never declared or paid any cash dividends on its common stock or Series A preferred stock. Moreover, the indenture governing our notes restricts the payment of dividends. We anticipate that we will retain all future earnings, if any, generated from operations to develop and expand our business. Thus, we do not expect to pay cash dividends on the common stock or Series A preferred stock at any time in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of ORBIMAGE as of December 31, 1998. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, including the notes thereto, included elsewhere in this Prospectus.

                                                                DECEMBER 31, 1998
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
Cash, cash equivalents and available-for-sale securities....         $ 59,483
Pledged securities..........................................           24,537
                                                                     --------
     Total cash, cash equivalents, available-for-sale
      securities and pledged securities.....................         $ 84,020
                                                                     ========
Long-term obligations:
     Notes(1)...............................................         $141,620
     Capitalized lease obligation...........................              108
                                                                     --------
          Total long-term obligations.......................          141,728
Stockholders' equity:
     Preferred Stock, par value $0.01 per share, 2,000,000
      shares authorized, and 687,576 shares
      outstanding(2)........................................                7
     Common Stock, par value $0.01 per share, 75,000,000
      shares authorized, and 25,214,000 shares
      outstanding(3)........................................              252
     Additional paid-in capital.............................          152,488
     Accumulated deficit....................................          (39,375)
                                                                     --------
     Total stockholders' equity.............................          113,372
                                                                     --------
          Total capitalization..............................         $255,100
                                                                     ========

---------------
(1) Includes the carrying value of the debt discount, estimated to be $8.4 million.

(2) Dividends are payable semi-annually on May 1 and November 1 in cash or in-kind, subject to restrictions contained in the Indenture.

(3) Excludes 4,800,000 shares of common stock reserved for issuance under ORBIMAGE's 1996 Stock Option Plan (the "Stock Option Plan"). Options to purchase 2,636,500 shares of common stock were outstanding under the Stock Option Plan at December 31, 1998 and options to purchase 1,181,451 shares of common stock were exercisable at December 31, 1998. See "Management -- Stock Option Plan."

                       SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical financial data of ORBIMAGE as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 have been derived from the audited financial statements of ORBIMAGE. The selected historical financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto, included elsewhere in this Prospectus.


                                                           YEARS ENDED DECEMBER 31,
                                               -------------------------------------------------
                                                1994      1995      1996       1997       1998
                                               -------   -------   -------   --------   --------
                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.....................................  $    --   $ 4,567   $ 1,055   $  2,062   $ 11,663
Direct expenses..............................      800     7,998     4,320      6,312     15,215
                                               -------   -------   -------   --------   --------
Gross loss...................................     (800)   (3,431)   (3,265)    (4,250)    (3,552)
Selling, general and administrative
  expenses...................................    3,156     2,371     1,630      2,845      7,124
                                               -------   -------   -------   --------   --------
Loss from operations.........................   (3,956)   (5,802)   (4,895)    (7,095)   (10,676)
Interest income..............................       --        --        --      1,261      1,845
                                               -------   -------   -------   --------   --------
Loss before benefit for income taxes.........   (3,956)   (5,802)   (4,895)    (5,834)    (8,831)
Benefit for income taxes.....................       --        --        --     (1,752)    (3,312)
                                               -------   -------   -------   --------   --------
Net loss.....................................  $(3,956)  $(5,802)  $(4,895)  $ (4,082)  $ (5,519)
                                               =======   =======   =======   ========   ========
Loss per common share -- basic and diluted
  (1)........................................       --        --        --   $  (0.42)  $  (0.51)
OTHER DATA:
Capital expenditures.........................  $13,832   $18,989   $12,617   $ 49,029   $108,541
EBITDA (2)...................................   (3,157)    1,975      (914)    (1,558)     2,448



                                                                 DECEMBER 31,
                                               -------------------------------------------------
                                                1994      1995      1996       1997       1998
                                               -------   -------   -------   --------   --------
                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and available-for-sale
  securities.................................  $    --   $    --   $    --   $ 22,220   $ 59,483
Total assets.................................   51,944    63,423    72,328    137,749    307,969
Long-term obligations (3)....................       --        --        --         --    141,728
Stockholders' equity.........................   11,526    19,956    26,279     85,360    113,372


---------------

(1) All potentially dilutive securities, such as convertible preferred stock, warrants and stock options are antidilutive for each year presented. Prior to May 8, 1997, ORBIMAGE was an operating division of Orbital, and the loss per common share for the years ended December 31, 1994, 1995 and 1996 were not considered meaningful.



(2) EBITDA consists of earnings (losses) before interest, income taxes, depreciation, amortization and other non-cash charges. EBITDA data is presented because such data is used by certain investors to determine our ability to incur debt and to meet its debt service requirements. We consider EBITDA to be a useful measure of our operating performance, because EBITDA can be used to measure our ability to service debt, fund capital expenditures and expand our business. However, such information should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. EBITDA does not represent funds available for management's discretionary use. EBITDA is not a measure supported by generally accepted accounting principles and may be calculated differently by other companies. EBITDA as defined herein may not conform to the definition of Consolidated Cash Flow as defined in the Indenture.



(3) Net of unamortized debt discount, estimated to be $8.4 million.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     In 1991, ORBIMAGE was established as an operating division of Orbital to manage the development of remote imaging satellites that would collect, process and distribute digital imagery of land areas, oceans and the atmosphere. In 1992, ORBIMAGE incorporated in Delaware as a wholly owned subsidiary of Orbital. In 1997, ORBIMAGE consummated a private placement of Series A preferred stock with financial investors to fund a significant portion of the remaining costs of existing projects. Contemporaneously with this financing, ORBIMAGE acquired at historical cost all the assets and liabilities of the operating division. Prior to May 8, 1997, ORBIMAGE was an operating division of Orbital. Orbital now owns approximately 60.4% of ORBIMAGE (55.2% on a fully diluted basis) and has the ability to exercise significant influence, but not control, over ORBIMAGE's operating and financial policies. Pursuant to the terms of ORBIMAGE's charter and the stockholders' agreement, Orbital does not have unilateral control over ORBIMAGE's assets.


     ORBIMAGE operates and is further developing a fleet of satellites that collect, process and distribute digital imagery of the Earth's surface, the atmosphere and weather conditions. ORBIMAGE has entered into a procurement agreement with Orbital to purchase the OrbView-1, OrbView-3 and OrbView-4 satellites (including launch services) and the U.S. ground system necessary to operate the satellites and to collect, process and distribute imagery. Under the procurement agreement, ORBIMAGE also acquired the OrbView-2 License. The terms of the OrbView-2 License require ORBIMAGE to operate and control the OrbView-2 satellite. ORBIMAGE has also entered into an agreement with Orbital and MDA under which ORBIMAGE has acquired the RadarSat-2 License. Under the RadarSat-2 License, MDA will own and operate the RadarSat-2 satellite, and MDA will provide operations, data reception, processing, archiving and distribution services to ORBIMAGE. Orbital also provides certain administrative services to ORBIMAGE such as accounting, tax, human resources and benefit-related services. See "Certain Relationships and Related Transactions -- Services Agreement" and "-- RadarSat-2 License Agreement."



     Currently, ORBIMAGE expects OrbView-3 to be operational in the fourth quarter of 1999, OrbView-4 to be operational in the third quarter of 2000 and RadarSat-2 to be operational in early 2002. ORBIMAGE cannot assure the successful deployment of these satellites. A delay or launch failure could negatively affect ORBIMAGE's business, financial condition and results of operations, its ability to deliver its products and services and its ability to service its debt.


     Revenues. ORBIMAGE is performing under several long-term sales contracts to provide imagery products and receives contractual payments in advance of product delivery. In such circumstances, ORBIMAGE initially records deferred revenue for the total amount of the payment and recognizes revenue over the contractual delivery period. At December 31, 1998, ORBIMAGE had approximately $32.1 million of deferred revenue related to advance payments for OrbView-2 imagery. See "Certain Relationships and Related Transactions -- OrbView-2 License."


     System Depreciation. ORBIMAGE depreciates its satellites over the design life of each satellite. ORBIMAGE is amortizing the cost of the OrbView-2 License over the design life of the OrbView-2 satellite. ORBIMAGE intends to amortize the cost of OrbView-3, OrbView-4 and the RadarSat-2 License over the design life of the satellites, estimated to be five, five and seven years, respectively. ORBIMAGE depreciates the ground systems used to operate the satellites and collect, process and distribute imagery over the estimated lives of the assets, generally eight years. Depreciation begins when the satellites and ground systems are placed in service.


     Interest Expense. A portion of the proceeds of the Units Offering representing the estimated debt discount has been accounted for as a discount to the par value of the Notes. Amortization of this discount, together with the stated interest on the Notes, is capitalized as the historical costs of assets under construction, when appropriate. ORBIMAGE expects to capitalize a significant portion of its interest expense throughout 1999 and 2000 as it completes construction of the high-resolution OrbView satellites.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998


     Business Acquisition. In 1998, ORBIMAGE acquired substantially all of the assets of St. Louis-based TRIFID Corporation ("TRIFID") for $5 million. TRIFID provides sophisticated image processing software, geographic information database and production systems, imaging sensor design and related engineering services to both governmental and commercial customers. The acquisition provides ORBIMAGE with the technical personnel and production capability required to generate high-resolution imagery and derived products. The acquisition resulted in excess of purchase price over net assets acquired of approximately $3 million, which is being amortized over ten years.



     Revenues. Revenues for the years ended December 31, 1996, 1997 and 1998 were approximately $1.1 million, $2.1 million and $11.7 million, respectively. The increase in 1998 revenues was primarily due to the commencement of the OrbView-2 satellite's commercial operations in November 1997. Revenues during the year ended December 31, 1998 also included $1.6 million in sales generated from the image processing business acquired from TRIFID in April 1998.



     Revenues for the year ended December 31, 1997 consisted of approximately $0.8 million and $1.3 million of OrbView-1 and OrbView-2 sales, respectively. Revenues in 1996 were attributable solely to the sale of OrbView-1 imagery products to NASA and the University Corporation for Atmospheric Research.


     Direct Expenses. Direct expenses include the costs of operating and depreciating (i) the OrbView-1 satellite, (ii) the OrbView-2 License, and (iii) the related ground system. Satellite operating costs primarily consist of labor expenses. Direct expenses for the years ended December 31, 1996, 1997 and 1998 were approximately $4.3 million, $6.3 million and $15.2 million, respectively. Direct expenses increased from 1997 to 1998 primarily as a result of the OrbView-2 License amortization, additional ground system depreciation and increased operating expenses primarily related to OrbView-2, all of which began when OrbView-2 commenced commercial operations in November 1997.


     Direct expenses increased from the year ended December 31, 1996 to the year ended December 31, 1997 as a result of the launch and placement in operation of OrbView-2 in 1997. ORBIMAGE expects direct expenses to increase when OrbView-3, OrbView-4 and RadarSat-2 are placed in operation.


     Selling, General and Administrative Expenses. Selling, general and administrative ("SG&A") expenses include the costs of marketing, advertising, promotion and other selling expenses, as well as the costs of the finance, administrative and general management functions of ORBIMAGE. SG&A expenses were approximately $1.6 million, $2.8 million and $7.1 million for the years ended December 31, 1996, 1997 and 1998, respectively. The increase in SG&A expenses in 1998 was primarily attributable to the increase in salaries and related benefits as ORBIMAGE expanded its operations and workforce.


     The increase in SG&A expenses from the year ended December 31, 1996 to the year ended December 31, 1997 was primarily attributable to an increase in ORBIMAGE's staffing levels as ORBIMAGE expanded its operations. SG&A expenses in 1997 included costs of approximately $0.6 million incurred to support the launch and initial checkout of the OrbView-2 satellite. ORBIMAGE expects that launch and initial checkout costs for OrbView-3 and OrbView-4 will be incurred at levels generally consistent with those incurred in 1997 for OrbView-2.


     Interest Income and Interest Expense. Interest income reflects interest earnings on investments made primarily with proceeds from ORBIMAGE's financing activities. Interest expense reflects interest incurred on the Notes, net of applicable capitalized interest. Net interest income for the year ended December 31, 1998 was approximately $1.8 million, which is net of interest expense of approximately $4.9 million. For the year ended December 31, 1998, capitalized interest in connection with the construction of the OrbView-3 and OrbView-4 satellites and related ground system totaled $10.9 million. The capitalized interest is recorded as part of the historical cost of the assets to which it relates and will be amortized over the assets' useful lives when placed in service. Net interest income was approximately $1.3 million for the year ended December 31, 1997 and none in 1996.

     Benefit for Income Taxes. ORBIMAGE recorded an income tax benefit of approximately $3.3 million for the year ended December 31, 1998. ORBIMAGE recorded an income tax benefit of approximately $1.8 million for the period May 8, 1997 through December 31, 1997. The tax benefits result from net operating losses generated during the period in addition to decreases in deferred tax liabilities for depreciation of satellite assets, which were previously deducted for tax purposes. Prior to May 8, 1997, ORBIMAGE was an operating division of Orbital and was included in Orbital's consolidated tax return.


LIQUIDITY AND CAPITAL RESOURCES


     As of December 31, 1998, ORBIMAGE had approximately $59.5 million of cash and cash equivalents and available-for-sale securities. On February 25, 1998, ORBIMAGE issued units consisting of the Notes and common stock warrants raising gross proceeds of $150 million. Out of net proceeds of approximately $144.6 million, ORBIMAGE purchased approximately $32.9 million of U.S. Treasury securities to fund the interest on the Notes for the first four interest payment dates, of which $24.5 million remained as of December 31, 1998. These securities were placed in a restricted account and pledged as security for repayment of interest on the Notes. The total effective interest rate on the Notes, including the discount attributable to the value of the warrants and issuance expenses, is approximately 14%. Concurrent with the Units Offering, ORBIMAGE completed a private placement of 227,295 shares of Series A preferred stock, generating approximately $21.3 million of net proceeds. During 1997, ORBIMAGE completed two private equity placements, in which it sold 372,705 shares of Series A preferred stock, generating gross proceeds of approximately $37.3 million. Orbital also increased its common equity investment in ORBIMAGE, bringing its total equity invested to approximately $91.5 million.



     Investing activities used cash of approximately $12.6 million, $60.4 million and $161.2 million for the years ended December 31, 1996, 1997 and 1998, respectively. The increase in the use of cash from 1996 to 1997 and continuing into 1998 is attributable primarily to the net purchases (net of sales and maturities) of short- and long-term investments and increased capital expenditures in those periods. After completion of its private equity and debt financings in 1997 and 1998, ORBIMAGE invested the proceeds from the financings in various short- and long-term investments, consisting primarily of commercial paper and U.S. Treasury securities. ORBIMAGE intends to use the investments to fund costs under the procurement agreement between ORBIMAGE and Orbital, the RadarSat-2 License and other operating costs.



     Capital expenditures for the years ended December 31, 1996, 1997 and 1998 were approximately $12.6 million, $49 million and $97.6 million (excluding capitalized interest) and consisted primarily of costs relating to the acquisition of the OrbView-3 and OrbView-4 satellites and the related U.S. ground system. Capital expenditures in 1996 consisted primarily of costs under the procurement agreement relating to the acquisition of the U.S. ground system, the OrbView-1 satellite and the OrbView-2 License. Beginning in 1997, capital expenditures were also related to OrbView-3 and OrbView-4. The total cost of the OrbView-1, OrbView-3 and OrbView-4 satellites, the OrbView-2 License and the related U.S. ground system, is estimated to be approximately $285 million, net of approximately $31 million which will be funded by the U.S. Air Force through a contract with Orbital. Of this amount, as of December 31, 1998, ORBIMAGE had spent approximately $225 million and expects to spend approximately $60 million through mid-2000, the projected deployment date of OrbView-4.



     ORBIMAGE's acquisition of the RadarSat-2 License will cost approximately $60 million, net of approximately $140 million which will be funded by the CSA through a contract with Orbital. ORBIMAGE expects to use cash on hand and cash from operations to fund RadarSat-2 License payments.



     Operating activities provided cash of approximately $6.3 million and $9.8 million during the years ended December 31, 1997 and 1998, respectively. Operating activities used cash during the year ended December 31, 1996 of approximately $1 million. The increase in operating cash flow from 1997 to 1998 is primarily attributable to an increase in accounts payable and accrued expenses of $12.4 million. The increase in operating cash flows from 1996 to 1997 was primarily attributable to the receipt of advance customer payments for imagery purchases.


     ORBIMAGE expects to fund its other future capital expenditures and negative cash flows from operating activities using cash and cash equivalents and securities together with cash from advance customer payments. ORBIMAGE's ability to generate positive cash flow is dependent on the sale of its products and services, adequate customer acceptance of ORBIMAGE's products and services and numerous other factors. ORBIMAGE does not expect to generate net positive cash flow from operations sufficient to fund both operations and capital expenditures before the third quarter of 2000, when both OrbView-3 and OrbView-4 are operational. While ORBIMAGE believes it has sufficient resources to meet its requirements through that time, additional funding may be necessary in the event of an OrbView-3 or OrbView-4 launch delay, cost increases or unanticipated expenses. We cannot assure you that additional capital will be available on favorable terms or on a timely basis, if at all. ORBIMAGE has incurred losses since its inception, and management believes that it will continue to do so for the foreseeable future. ORBIMAGE's ability to become profitable and generate positive cash flow is dependent on the continued expansion of commercial services, adequate customer acceptance of ORBIMAGE's products and services and numerous other factors. See "Risk Factors -- Limited History of Operations and Net Losses," "-- Potential Additional Capital Requirements," and "-- Market Acceptance."


"YEAR 2000" COMPLIANCE

     The year 2000 presents potential concerns for computer hardware and software applications. The consequences of this may include systems failures and business process interruption. The problem may exist for many kinds of software and hardware, including mainframes, mini computers, PCs and embedded systems.


     ORBIMAGE has completed an assessment of the potential Year 2000 issues with respect to various financial, technical and operational computer-related systems. This assessment consisted of reviewing software code and hardware system components to determine whether a system failure or miscalculations causing disruption of operations could occur as a result of the system's inability to distinguish between the year 2000 and the year 1900. ORBIMAGE intends to correct any Year 2000 issues, or develop alternative "work-around" procedures that address the problem by June 1999. ORBIMAGE has also inquired of its primary vendor, Orbital, as to whether products and services provided by Orbital may be adversely affected by the Year 2000 issue. Orbital has informed ORBIMAGE that with respect to its provision of administrative services, no material Year 2000 issues have been identified. Orbital is still conducting an internal review of Year 2000 issues with respect to the satellite systems, ground systems and launch services provided or to be provided to ORBIMAGE, and completed its initial assessment of any pertinent issues in December 1998.



     ORBIMAGE's largest customer is NIMA. If NIMA's systems are not Year 2000 compliant on a timely basis, payments owed to ORBIMAGE could be delayed. There can be no assurance that a significant delay in payments would not have a material impact on ORBIMAGE's financial results.



     ORBIMAGE does not currently anticipate that addressing Year 2000 problems for its internal systems will have a material impact on its operations or financial results. There can be, however, no assurance that costs associated with addressing Year 2000 issues will not be greater than anticipated, or that Year 2000 problems will be identified on a timely basis and that corrective actions undertaken by ORBIMAGE or its primary vendor will be completed before any Year 2000 problems occur. All costs, including the cost of internal personnel, outside consultants, systems replacements and other equipment, will be expensed as incurred, except for long-lived assets, which will be capitalized in accordance with ORBIMAGE's capitalization policies. Contingency plans will be developed if it appears ORBIMAGE or its key supplier will not be Year 2000 compliant and such noncompliance is expected to have a material adverse impact on ORBIMAGE's operations.

                                    BUSINESS

OVERVIEW

     ORBIMAGE is a leading provider of global space-based imagery, and expects to provide its customers with the most comprehensive offering available of high-resolution imagery, imagery-derived products and image processing services at competitive prices. We are developing and currently operate a fleet of satellites that collect, process and distribute digital imagery of the Earth's surface (land and oceans), the atmosphere and weather conditions. Our imagery products and services are designed to provide our customers with direct access to timely and competitively priced information concerning, among other things, locations and movements of military assets, urban growth, forestry and crop health, land and ocean-based natural resources and weather patterns and wind conditions. In April 1998, we acquired a satellite image processing company that will complement our core imagery business by providing sophisticated image processing software, engineering analysis capability and in-house digital imaging production capability.

     In April 1995, we launched our first satellite, OrbView-1, which provides dedicated weather-related imagery and meteorological products to NASA. We launched our second satellite, OrbView-2, in August 1997. OrbView-2 provides images of land and ocean surfaces to commercial customers, as well as to NASA and other scientific users. We believe that OrbView-2 is the only satellite of its kind providing daily color images of the entire Earth's surface. We expect to place two additional satellites, OrbView-3 and OrbView-4, into operation during the fourth quarter of 1999 and the third quarter of 2000, respectively. OrbView-3 and OrbView-4 will provide high-resolution imagery based on optical technology. We believe that OrbView-3 and OrbView-4 will be among the first commercial satellites with high-resolution optical imagery capability and that OrbView-4 will be the first satellite with commercially available hyperspectral capability.


     As of December 31, 1998, we acquired the exclusive worldwide rights to distribute and sell imagery from RadarSat-2, a high-resolution "next-generation" commercial radar imaging satellite that we expect to be operational in 2002. Unlike optical imaging technology, radar technology permits imagery to be collected in all weather conditions and at night. RadarSat-2 will have unique multipolarization capabilities that enable it to image vertical as well as horizontal features over land or water. This unique technology can be used to detect certain features on the Earth's surface, such as ice flows, oil seepage and metallic objects, more effectively than conventional optical imaging systems. RadarSat-2 is a follow-on to RadarSat-1, CSA's medium-resolution radar imaging satellite that was launched in 1995. RadarSat-2 is expected to be operational in 2002 at which time it is expected to be the world's first satellite with commercially available high-resolution radar imagery.


MARKETING STRATEGY


     We have been successful in penetrating the remote imaging market by entering into pre-launch contracts. We expect to increase our market penetration by entering into additional pre-launch contracts, directly targeting large customers, developing a network of international distributors and entering into strategic relationships with value-added resellers.



     Pre-launch contracts. Approximately $214 million of advance payments have been provided from pre-launch contracts (directly with our customers or between Orbital and third parties) that will fund capital expenditures. These contracts provide funding for approximately 40% of the total capital expenditures required for the deployment of our satellite systems and our acquisition of imagery distribution licenses. These contracts include the following:


     - OrbView-1 was partially paid for under an $8 million pre-launch contract with NASA, $5 million of which was funded prior to launch;

     - OrbView-2 was partially paid for under a $43 million pre-launch contract between Orbital and NASA, $38 million of which was funded prior to launch;

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

     - OrbView-4's hyperspectral modifications will be partially paid for under a $33 million contract between Orbital and the U.S. Air Force, $31 million of which will be funded prior to launch. The contract includes an option for additional post-launch imagery purchases up to $8 million; and


     - RadarSat-2 will be partially paid for under a $140 million contract between Orbital and the CSA, all of which will be funded prior to launch.



     Direct customer sales. In October 1998, we entered into a contract with NIMA under which the U.S. government authorized the purchase of up to $100 million of OrbView-2, OrbView-3 and OrbView-4 imagery and systems upgrades. Under this contract, NIMA has committed to purchase $3 million of imagery, services and compatibility upgrades to ORBIMAGE's ground systems.


     International distributors. Internationally, we are developing relationships with a network of commercial distributors while also dealing directly with potential foreign national security government customers. ORBIMAGE has entered into a $15 million contract with Samsung Aerospace Industries, Ltd. for the distribution of OrbView-3 and OrbView-4 imagery in South Korea. We are negotiating several exclusive commercial regional distributorships for Europe, the Middle East, Central America and Asia, while pursuing other opportunities with regional distributors in Australia and South Africa. We are also in discussions with several foreign governments regarding access to our real-time high-resolution imagery exclusively for national security applications.


     Value-added resellers. We are also focusing on the development of various value-added applications for imagery products. Using OrbView-2 imagery, we provide our proprietary fish-finding maps to approximately 110 commercial fishing vessels. We are purchasing aerial imagery of major metropolitan areas in the United States to supplement and develop a digital catalogue of up-to-date mapping products that we expect to offer for sale to individual consumers and local governments later this year. We have also entered into agreements with several value-added resellers ("VARs") who already have established expertise in the production of aerial and satellite imagery-based value-added products in specific industries such as utility monitoring, oil and gas exploration, agriculture forecasting and national security. We are working with these value-added resellers to exploit existing applications and develop new products that will incorporate OrbView-3, OrbView-4 and RadarSat-2 high-resolution data.


REMOTE IMAGERY INDUSTRY

     Remote imaging is the process of observing, measuring and recording objects or events from a distance using a variety of sensors mounted on satellites and aircraft. This market includes satellite development, construction and operations by both domestic and international commercial and government users who decide to build and operate their own satellite systems, as well as purchased imagery and related services currently addressable by existing imagery suppliers. Historically, in the United States, the only "commercial" operators of remote imaging satellites were quasi-governmental programs such as the low-resolution Landsat satellite systems in operation since the 1970s. The opportunities for commercialization of space-based imagery expanded significantly in 1994 when the U.S. government implemented a policy permitting the worldwide, commercial sale of high-resolution satellite imagery. The U.S. government has estimated that the worldwide market for remote imagery products and services addressable by commercial imagery providers (excluding satellite and ground hardware sales) will be approximately $2 billion by the year 2000. We believe that this market will grow as the availability of low-cost, high quality satellite imagery stimulates the demand for these products and services and encourages the development of new satellite-imaging technologies and applications.

     Until 1992, all satellite imagery systems were either military surveillance platforms or were sponsored by large national and international civil space agencies, which used satellites to monitor meteorological conditions and environmental changes on the Earth's surface. Currently, there are a limited number of commercial providers of satellite imaging services, which collectively address only a portion of the demands and opportunities in the remote imaging industry. The majority of today's remote imagery comes from local or regional aerial photography firms. Although aerial imaging companies are able to achieve high spatial resolution and customize their products according to local needs, their slow response time, limited coverage area, restricted ability to fly over certain areas and high cost limit widespread use of such imagery. Many existing maps are based on out-of-date imagery because they are expensive to update. The remainder of current commercial imagery sales are generated by a few providers of low-resolution satellite imaging services; however, these providers have failed to satisfy the market's growing sophistication and timeliness requirements.


     As the remote imaging market develops, we expect that primary competitive factors will include:

     - spatial and/or spectral resolution;
     - breadth of product offering;
     - frequency of revisit times;
     - pricing;
     - timeliness of imagery distribution; and
     - extent of geographic coverage.


     OrbView-2, OrbView-3, OrbView-4 and RadarSat-2 have been or are being designed to offer a number of strategic advantages over currently available commercial remote imaging systems. These advantages include increased spatial resolution and increased spectral capability. Certain markets, such as the national security, mapping and surveying markets, require spatial resolution of three meters or less. In addition, increased spectral resolution, or the ability to take highly precise color and infrared images of the Earth's surface, enables potential customers in the agriculture and fishing industries to better detect and identify crop health and map prime fishing locations. Spectral resolution also can be used in the exploration of natural resources. For example, land conditions that signify the presence of oil are easier to identify on an infrared or radar image than in a conventional black and white aerial photograph. Currently, a commercial imagery customer, such as a telecommunications company that wants to map a large, fairly remote area to determine where to place cellular towers, would hire an aerial photographer to fly an airplane over the area to take pictures, develop the film and deliver the final map to the customer. This can be time consuming and expensive. In contrast, we expect that OrbView-3 will be able to map over 20,000 square kilometers at one meter resolution in a single 10-minute pass.



     Similarly, countries around the world that are unable or unwilling to establish their own space programs can conduct complete border surveillance only in the areas over which aerial photographers can safely fly. We expect that OrbView-3, OrbView-4 and RadarSat-2 will be able to image areas that are not accessible by airplanes because the air space is restricted or because the areas are too remote. In addition, up-to-date maps are key for serving certain high-technology segments of the national security market, such as digital terrain modeling for aircraft and missile guidance. We believe the real-time global satellite imagery will allow customers to efficiently and cost-effectively map areas of the world that have never been photographed commercially or for which existing maps are now obsolete. This imagery will also permit users to frequently monitor agricultural, forestry and fishing areas to provide timely information to enhance business and government effectiveness.



     In addition, we expect RadarSat-2 to extend ORBIMAGE's competitive advantage over other high-resolution commercial satellite operators. RadarSat-2's high-resolution radar imaging capability will enable ORBIMAGE to provide imagery "on-demand" twenty-four hours a day regardless of light and weather conditions. RadarSat-2 will also be able to detect certain materials on the Earth's surface, such as oil seepages, ice flows and metallic objects more effectively than optical imaging satellites.


BUSINESS STRATEGY

     The key elements of our business strategy include:


     Providing the most comprehensive offering of high-resolution satellite imagery at competitive prices. Building on the wide range of imagery that will be available from our fleet of OrbView satellites and RadarSat-2, we expect to offer the most comprehensive selection of commercially available satellite imagery products and services. The cost we expect to incur in the deployment and operation of our satellite systems is less than the announced costs of our competitors' high-resolution systems. We expect that our cost structure will provide us with flexibility to competitively price our imagery products and services.

     Penetrating existing markets and creating new markets. There is currently a large existing market for imagery products and services (which include new construction site selection, oil, gas, and mineral exploration, scientific and environmental monitoring and U.S. national security applications). We believe we can gain market share rapidly in this existing market because of the breadth and expected pricing of our product and service offerings. Additionally, we believe that these markets will expand and further develop as commercial high-resolution imagery becomes available. Furthermore, we believe we can develop new commercial applications for satellite-based imagery, including real estate assessment, travel planning and entertainment applications.

     Achieving global distribution of products and services on a timely basis. We plan to expand our global market coverage by providing imagery to end users both directly and through VARs and other third party distribution channels. We intend to focus our direct distribution efforts on larger customers in the commercial, consumer, scientific, environmental and U.S. and foreign national security markets. We expect that value-added resellers will perform application-specific processing of our imagery for various commercial markets. Internationally, we intend to market primarily through regional partners who have existing marketing and distribution infrastructures. We expect these distributors to purchase or upgrade and operate the ground imagery receiving and processing stations in their territories which will permit them to receive, process and distribute imagery on a timely basis.

     Expanding the "orbimage.com" digital catalogue. We have developed a digital catalogue located at our orbimage.com website address to collect, store, and distribute imagery collected from our satellites as well as from other aerial sources. The digital catalogue currently includes OrbView-2 imagery products and will ultimately be a full-service on-line digital catalogue of OrbView high-resolution imagery products. We are currently expanding our database of digital imagery with aerial imagery products that we expect to have available later this year. We can deliver imagery from our digital catalogue to customers over the Internet or on CD for a per-image fee.

     Leveraging the expertise of Orbital. Orbital, our majority stockholder, is a space technology and satellite services company with extensive experience designing and constructing remote imaging satellites and ground systems. We have used and will continue to use Orbital's integrated space capabilities, infrastructure and experience to develop our business cost effectively.

PRODUCTS AND SERVICES

     We expect to offer the most comprehensive selection of commercially available satellite imagery with products and services. Such products and services will include high-resolution optical imagery, high-resolution radar imagery, hyperspectral imagery and imagery processing services.

     Weather, climate and atmospheric monitoring. The OrbView-1 satellite provides the U.S. government with daily atmospheric and weather condition images, including images showing both clouds and global lightning information that can be used to improve tornado and hurricane forecasting, and for weather monitoring and meteorological research. The OrbView-1 satellite also provides information on the atmosphere near the Earth's horizon, including atmospheric temperature, pressure, and water vapor profiles. Because of the radio frequencies used by the OrbView-1 satellite, OrbView-1 imagery may only be sold to the U.S. government.


     Ocean and land multispectral imagery. The OrbView-2 satellite detects subtle color changes in the Earth's oceans and land areas. Under a five-year contract, NASA and its researchers may downlink directly certain OrbView-2 imagery for their own research purposes. ORBIMAGE is also marketing licenses to university researchers and other primarily scientific users around the world to enable them to directly downlink OrbView-2 imagery.


     In addition, OrbView-2 provides value-added products that we generally can deliver within 24 hours of collection. Such products measure phytoplankton and sediment concentration in oceans and lakes, as well as the vegetative health of crops and forests on land. Scientists and environmentalists can use these and other similar imagery products to assess environmental factors that affect the oceans (including pollution levels and toxic algae events) and to facilitate "before and after" comparisons of land areas showing, for example, changes in agricultural crop and forestry growth or the erosion of coastal zones.

     We also use OrbView-2 imagery to generate commercial fishing maps. We currently offer two types of fishing maps, a coastal product targeted at sport and coastal commercial fishing customers and a deep ocean product targeted at larger, high seas fishing fleets.

     High spatial resolution optical and radar imagery. High-resolution optical imagery enables users to identify objects as small as one-meter in size (approximately the size of a phone booth) from space. We plan to sell our high-resolution imagery products in the form of hard copies and electronic copies that can be stored and processed on a computer. We intend to base our product pricing, in part, on the level of processing required and the customer's delivery-time requirements. We will target sales of unprocessed imagery to sophisticated end-users, such as the U.S. and foreign national security customers or value-added resellers who have internal capability to perform their own imagery enhancement and processing. While we intend to sell unprocessed imagery through the ORBIMAGE digital catalogue, we believe that military and intelligence customers will procure the necessary software from ORBIMAGE to upgrade their ground stations so that they can directly downlink and process such imagery from the satellite.


     We may also offer various value-added precision-corrected products. We believe that these products will have applications in all three of our target markets, discussed below. Precision-corrected imagery is processed based upon known geographic points, terrain, elevation and topography to enable the user to identify the position of the image on the Earth's surface. These products will address the needs of customers who require detailed topographical and elevation information. One example of such a product is a digital elevation model used by military planners for aircraft flight simulation. Other examples include maps that analyze the health of vegetation in farm and forest areas, land use maps that can segment land tracts based on population density, construction projects and other land uses.


     Hyperspectral imagery. Hyperspectral imagery provides enhanced color and enhanced infrared imagery for additional applications, including more precise crop health analysis and analysis of the presence of minerals that will enable mining and natural resource exploration companies to more efficiently detect the location of precious minerals such as gold and silver, and other natural resources such as oil. In addition, the U.S. Air Force has stated that it intends to use hyperspectral imagery to assist in detecting, tracking and monitoring military vehicles and assets.


     Radar imagery. High-resolution radar imagery from RadarSat-2 with a spatial resolution of three meters will complement the high-resolution optical imagery available from OrbView-3 and OrbView-4. Radar and optical technology share many of the same capabilities. However, unlike optical imaging technology, radar technology permits imagery to be collected in all weather conditions and at night. Additionally, radar imagery can detect certain materials on the Earth's surface more effectively than optical imagery, such as oil seepages and ice flows, making such technology useful for offshore and onshore oil and gas exploration, ship navigation and crop health monitoring. RadarSat-2 will have unique multipolarization capabilities that enable it to image vertical as well as horizontal features over land or water.


TARGET MARKETS

     We target our imagery product and service offerings toward three distinct markets: the U.S. and foreign national security market, the commercial/consumer market and the scientific/environmental market. These markets are currently serviced by aerial photography or lower-resolution government-operated satellite imagery systems.

     U.S. and foreign national security market. The U.S. government has publicly stated that demand for high-resolution imagery, especially for use by tactical military commanders in the field, far exceeds the supply currently provided by its dedicated surveillance satellites. We believe that potential budget cutbacks in DoD and NRO budgets, combined with changes in military strategies (e.g., fewer military assets dispersed over a wider geographic area), could further increase the government's need for commercially available high-resolution imagery. Commercial satellite imagery can augment current classified government satellite programs that use data, imagery and related products and services for mapping, reconnaissance, surveillance, trend analysis, mission planning, and targeting of conventional and "smart" weapons such as the "Tomahawk" cruise missile. We believe that our radar imagery, which can be acquired in all weather conditions and at night, may be useful to governmental agencies during times of international conflicts when "real time" imagery is essential regardless of the time of day, weather or other conditions, such as smoke or haze. We believe that we can capture a significant share of the addressable national security market once OrbView-3 or OrbView-4 is operational.


     The U.S. government has turned to commercial providers such as ORBIMAGE for a portion of its satellite imagery requirements. The U.S. Air Force is funding the hyperspectral modifications to the OrbView-4 sensor under a $31 million contract (with up to $10 million in data purchases and contract options) to acquire real-time hyperspectral imagery from OrbView-4. In October 1998, we entered into a contract with NIMA under which the U.S. government authorized the purchase of up to $100 million of OrbView-2, OrbView-3 and OrbView-4 imagery and systems upgrades. Under this contract, NIMA has committed to purchase $3 million of imagery, services and compatibility upgrades to ORBIMAGE's ground systems. The U.S. Navy has made an initial purchase of OrbView-2 imagery and has also expressed an interest in procuring additional OrbView-2 imagery for measuring water clarity and for similar applications. The imagery would assist the U.S. Navy in determining optimal times, locations and depths for performing laser and sonar operations relating to mine detection and submarine communication. The Canadian Navy uses RadarSat-1 imagery (i) to detect the presence of other ships through wave analysis and (ii) to monitor the location and movement of ice bergs in connections with submarine and ship deployments. We expect navy fleets to rely on RadarSat-2 imagery for similar purposes.


     In addition, many foreign countries have a strong national security interest in obtaining real-time high-resolution satellite imagery that can be collected during all weather conditions and at night. This imagery will be used by national security customers to help generate up-to-date wide area maps, gather intelligence, identify and target enemy forces and assets, plan missions and deploy resources and assess battle damage. Many countries have aerial reconnaissance aircraft, but these aircraft may be at risk if they penetrate foreign air space. The vast majority of foreign countries neither own nor have access to satellites that generate high-resolution imagery. Therefore, these countries have only three possible options to collect high-resolution satellite imagery:

     - develop the technology and build and launch their own satellites;

     - purchase and operate a turn-key satellite system; or

     - purchase "time-share" capacity from a satellite imaging company.

     Developing the technology and manufacturing expertise and then constructing a dedicated high-resolution satellite system and the infrastructure to support it requires a sizable financial investment and may require a substantial time commitment. Purchasing a turn-key high-resolution satellite system from a company in the United States or another country may be difficult due to export controls and safeguards relating to national security interests and licensing requirements. Purchasing a portion of the total capacity of a commercial satellite while it orbits a foreign government customer's area of interest provides the same high-resolution imagery capability as other alternatives, but is less expensive and more readily attainable. This "time share" arrangement is the one being offered by ORBIMAGE to its regional high-resolution OrbView imagery distributors.

     We are currently in discussions with several foreign national security customers, and have already entered into an agreement with Samsung for imagery of the Korean peninsula. The interest expressed by potential regional distributors during the course of these discussions strengthens our belief that there exists substantial unmet demand for such imagery. We believe that our products and services will provide an effective means for foreign governments to acquire high-resolution imagery for national security purposes.

     Commercial/consumer market. We believe that the near-term commercial/consumer market segment will include domestic and foreign companies and local governmental entities such as municipalities that currently use aerial photographs and medium-resolution satellite imagery products. In the long term we expect this market will also include individual consumers who will use satellite imagery from the ORBIMAGE digital catalogue in various consumer oriented applications such as real estate assessment, travel planning, education and entertainment. We have already begun targeting the market applications described below, which we believe represents attractive near-term marketing opportunities.

     - Commercial fishing. We are currently marketing fishing maps designed to assist the commercial ocean fishing industry. OrbView-2's multispectral sensor has been specifically designed to distinguish the phytoplankton-rich oceanic regions from the clear oceanic regions. Many commercially important surface-feeding fish, such as tuna and swordfish, congregate at the phytoplankton-clear water boundary. Fishing fleets are using OrbView-2 imagery to accurately identifying this boundary in a timely fashion. Based on customer feedback, our fishing maps significantly reduce search time and related hardware and operating cost, and are more accurate, and cover a broader area than existing alternatives.


         Our customers for fishing maps include 25 fishing companies comprising approximately 110 fishing vessels operated by commercial fishing companies in the United States, Asia, Europe and South America. Fishing captains view the maps transmitted daily over a satellite link to their vessels with a personal computer using our proprietary software, or receive the maps in a hard copy format via facsimile.


     - Mapping and surveying. The key mapping and surveying markets that we have targeted are new construction site selection, utility infrastructure monitoring and local and regional tax assessment. The availability of radar technology which can identify metallic objects on the Earth's surface as well as subtle geological features (such as fault lines and land elevation) will enable us to more efficiently interpret high-resolution optical imagery from OrbView-3 and OrbView-4 and generate a more comprehensive product offering in these markets. High-resolution imagery is used for planning the optimal location for construction projects such as wireless communication towers, retail development, new housing developments and highways. For example, telecommunications providers use high-resolution imagery extensively to determine the topography and land use/land cover classifications within a region under consideration for new wireless service. This information enables optimal placement of new communications towers based on the radio signal transmission characteristics of the region. We believe that high-resolution imagery can also help retail businesses to select the optimal locations for new businesses by providing valuable information such as population density, residential versus industrial land use patterns, locations of competitive businesses and other factors useful in the site selection process.

         We believe that our high-resolution OrbView imagery also will be used by gas and electric utilities, which are among the largest current high-resolution aerial imagery users. Spatial data, such as high-resolution maps showing precise locations of surface features, is critical to planning, design, construction, operation, marketing and regulatory compliance in connection with utilities' widely dispersed networks. We recently entered into a strategic relationship with a value-added reseller that currently uses aerial imagery to monitor power lines for utility companies. Under the agreement, we will be the preferred supplier of high-resolution satellite imagery and we are working with the VAR to develop a broad product base targeted at the utility market. We are also finalizing the terms of a strategic value-added reseller arrangement with one of the leading providers of value-added aerial products to oil and gas companies for pipeline monitoring and oil field monitoring and mapping. Finally, we believe our high-resolution imagery will be useful to city, county and state tax authorities in monitoring taxable activities such as residential add-on construction and tree-cutting on public and private lands.

     - Agricultural. We expect agricultural applications to represent a growing market opportunity, driven by large, commercial farming customers interested in obtaining up-to-date data on the condition of their crops and fields. Today, most agricultural customers either are unable to obtain the requisite imagery, or must rely on direct on-site inspection or aerial photography at substantial expense. We believe products based on multispectral, hyperspectral and radar satellite imagery will provide timely and valuable information on the health of crops and assist in managing the allocation of water, fertilizer and pesticides. In addition, we believe that our broad-area multispectral, hyperspectral and radar imagery could increase the accuracy of crop-yield forecasts and benefit insurance companies, commodity traders and agricultural products brokers.


     - Forestry. To date, demand for aerial imagery products in the forestry industry has been modest due to the high cost, poor resolution and lack of appropriate revisit time of existing alternatives. The availability of ORBIMAGE's high-resolution, low-cost imagery products is expected to drive forestry industry demand for satellite imagery. In particular, we believe the multispectral and radar imagery generated by OrbView-2, OrbView-3, OrbView-4 and RadarSat-2 will be beneficial in monitoring the overall health of forests. In addition, OrbView-4's hyperspectral imagery will be useful in distinguishing tree plantations of different species and ages through pattern recognition techniques and RadarSat-2's imagery will be useful in monitoring deforestation and land use changes. We believe this information will be beneficial both to private forest product companies and to government agencies such as the U.S. Forest Service.



     - Oil, gas and mineral exploration. We believe that OrbView-3, OrbView-4 and RadarSat-2 imagery will be valuable for oil, gas and mineral exploration companies for planning operations in remote regions of the world. In many locations where such exploration occurs there is a great need for improved mapping information for such activities as planning equipment transport, seismic field testing and drilling operations. Hyperspectral imagery from OrbView-4 will be useful for identifying promising locations for new oil, gas and mineral reserves. Spectral matching techniques can be used to identify specific "pathfinder minerals" that signify high probability locations for oil, gas and other mineral reserves. Oil and gas exploration companies are using RadarSat-1 imagery products in their exploration endeavors. These companies should also benefit from RadarSat-2's multipolarization capabilities which enable the detection of oil seepages in the oceans as well as on land.



     - Ice flow monitoring. We believe that imagery from RadarSat-2 will be valuable for potential customers engaging in marine navigation and offshore drilling operations. RadarSat-2's ability to detect the presence, size and movement of icebergs will be useful to government agencies and private companies for safely routing cargo ships and fishing vessels. In addition, RadarSat's ability to measure the edge of and track the movement of major ice flows will be valuable to oil and gas companies for managing the operation of offshore oil rigs located in the arctic regions of the world.



     Scientific/environmental market. The scientific/environmental market comprises government entities that use satellite imagery to monitor environmental, climate-related and meteorological phenomena, as well as commercial entities such as airlines, oil and gas companies and insurance companies who need accurate, timely environmental information over wide geographic areas. Scientists and government agencies are using satellite radar imagery to map the Antarctic ice filed in order to analyze the effects of glaciers and global climate changes in Antarctica. We are currently selling imagery from OrbView-2 to national government agencies such as NASA, NIMA and the National Oceanic and Atmospheric Administration ("NOAA"). NOAA recently has announced its intention to purchase additional OrbView-2 imagery over a three year period. All of these agencies currently use aerial and satellite imagery for diverse applications, including weather prediction, monitoring of ocean conditions, natural disaster assessment, environmental impact studies and similar applications. Since 1995, OrbView-1 has generated information that has improved the meteorological community's ability to predict the timing and location of severe storms including tornadoes and hurricanes. OrbView-2's ability to monitor phytoplankton levels in the world's oceans on a global basis is being used by scientists to study global climate change and by coastal fisheries to track dangerous and costly "red tide" events. We believe the imagery available from our high-resolution optical satellites and RadarSat-2 will be helpful to government agencies in a variety of environmental applications including assessment of the damage from natural disasters such as floods, forest fires, earthquakes, severe storms and the environmental impact of industrial activities.

MARKETING AND DISTRIBUTION

     We currently plan to market and distribute imagery from our satellite network through:

     - our direct sales force;

     - market- or application-specific value-added resellers;

     - foreign regional distributors; and

     - the ORBIMAGE digital catalogue.


     Direct customer sales. Our initial strategy for direct customer sales is to market and sell our basic imagery products to U.S. government agencies or to companies with internal image processing capabilities (e.g., large oil and gas producers). Since mid-1995, we have delivered OrbView-1 atmospheric imagery directly to NASA on a daily basis. Since October 1997, NASA and its authorized researchers have been directly downlinking OrbView-2 imagery at their own ground receiving stations. We may also directly market and will distribute our products and services, such as fishing maps, to commercial and scientific customers worldwide.


     We will continue to market our products and services directly to the U.S. military services, U.S. intelligence gathering agencies, other U.S. governmental customers and foreign governments that do not wish to purchase imagery products through a regional distributor. We anticipate that imagery for these customers will either be downlinked directly to the customers' existing ground receiving stations (which will be upgraded to be OrbView-compatible), or to our U.S. central ground system and then delivered to the applicable end user.

     International distributors. We expect to sell high-resolution OrbView satellite imagery in international markets principally through arrangements with various regional distributors. We expect that our distribution agreements will give foreign regional distributors priority in "tasking" the satellite's camera while the satellite is over its geographic region. We generally expect to retain the right to market and sell imagery of a distributor's territories, although we will pay the distributor a royalty for these sales. In certain cases, we may agree that a distributor's approval is required for certain sales of imagery, including sales to specified customers or of specific areas. We anticipate that a single geographic distribution region normally will have a maximum radius of approximately 2,400 kilometers from the ground station (this is the maximum range that the satellite can communicate with the ground station on a given orbital pass), although the precise size of each region will be negotiable.

     We are negotiating several exclusive commercial regional distributorships for Europe, the Middle East, Central America and Asia, while pursuing opportunities with regional distributors in Australia and South Africa. We are also in discussions with several foreign governments regarding access to our real-time high-resolution imagery exclusively for national security applications.

     We anticipate that our regional distribution agreements will generally provide for significant annual minimum guaranteed royalty payments, additional royalties for taskings or image purchases above agreed minimums, and the purchase of a regional ground station. We will also provide training and technical support services to regional distributors, the extent and price of which will be negotiated on a case-by-case basis.


     Value-added resellers. While we expect to perform certain value-added services internally we also intend to distribute our imagery to end users through value-added resellers who process it into complex maps and other types of products for specific markets or applications. Using OrbView-2 imagery, we provide our proprietary fish-finding maps to approximately 110 commercial fishing vessels. We are purchasing aerial imagery of major metropolitan areas in the United States to supplement and develop a digital catalogue of up-to-date mapping products that we expect to offer for sale to individual consumers and local governments later this year. We have also entered into agreements with several value-added resellers who already have established expertise in the production of aerial and satellite imagery-based value-added products in specific industries such as utility monitoring, agriculture monitoring and national security. We are working with these value-added resellers to exploit existing applications and develop new products that will incorporate OrbView-3, OrbView-4 and RadarSat-2 high-resolution data.


     ORBIMAGE digital catalogue. We also market imagery through our on-line electronic ORBIMAGE digital catalogue. The ORBIMAGE digital catalogue will be a comprehensive, digital-imagery catalogue in which we collect, store and distribute imagery derived from our satellites and other satellite and aerial sources. We may then deliver the images to customers over the Internet, on CD or computer tape. Through strategic alliances with existing imaging satellite operators, aerial photography firms and imagery value-added resellers, we intend to gain early recognition as an electronic depository for a comprehensive digital imagery catalogue consisting of a broad range of diverse imagery products primarily targeted to the commercial/consumer and scientific/environmental markets. To date, we have completed distribution agreements with three aerial imagery firms to assist us in developing an initial high resolution imagery product line planned for release in April 1999. This product line will include images of approximately 15 U.S. cities and will be available through the ORBIMAGE digital catalogue. The ORBIMAGE digital catalogue commenced operation in the second half of 1998 offering OrbView-2 imagery products. The ORBIMAGE digital catalogue website is currently under construction. The completed digital catalogue and website will be available in the second half of 1999.

RISK MITIGATION

     ORBIMAGE has adopted a comprehensive strategy designed to mitigate the financial, business, and technical risks associated with developing new and existing markets and constructing, launching and operating its satellites.


     - Financial. Approximately $214 million of advance payments have been provided from pre-launch contracts (directly with our customers or between Orbital and third parties) that will fund capital expenditures. These contracts provide funding for approximately 40% of the total capital expenditures required for the deployment of our satellite systems and our acquisition of imagery distribution licenses. By negotiating pre-launch contracts with customers we have reduced, and seek to continue to reduce, the financial risks associated with constructing and operating our satellites and ground systems. We have also limited risks associated with our satellites by entering into fixed-price contracts with Orbital to build and launch the satellites, to acquire exclusive worldwide distribution rights for radar imagery from RadarSat-2 and to construct the related ground systems. In addition, we have insured the OrbView-2 satellite against on-orbit failures and we intend to procure insurance to cover certain losses in the event of an OrbView-3, OrbView-4 or RadarSat-2 launch or satellite failure.



     - Market development. In addition to the pre-launch contracts described above, we are actively marketing our image processing capabilities while seeking to finalize pre-launch distribution agreements for OrbView-3 and OrbView-4 high-resolution imagery. We have a $15 million contract with Samsung for the distribution of OrbView-3 and OrbView-4 imagery in South Korea. The U.S. government has also demonstrated its commitment to procure imagery from commercial sources by authorizing NIMA to enter into a contract with us for the purchase of up to $100 million of OrbView-2, OrbView-3 and OrbView-4 imagery and systems upgrades. Under this contract, NIMA has committed to purchase $3 million of imagery, services and compatibility upgrades to ORBIMAGE's ground systems. To further facilitate market penetration, we have developed our own value-added products using OrbView-2 imagery and are working with a number of VARs in various industries that use satellite or aerial imagery for commercial applications.



     - Technical. U.S. government surveillance and various other space programs have already successfully deployed many of the imaging technology and the sub-system components that Orbital will use in OrbView-3, OrbView-4 and RadarSat-2. These satellites incorporate system redundancies for certain critical components. As a result of OrbView-3 and OrbView-4 having similar performance parameters they can provide back-up for each other.

BACKLOG


     ORBIMAGE's contract backlog of firm commitments at December 31, 1997 and 1998 was approximately $56 million and $54 million, respectively. As of December 31, 1997 and 1998, 75% and 72%, respectively, of ORBIMAGE's backlog was with government agencies. Contract backlog of firm commitments consists of aggregate contract value for firm product orders, excluding the portion previously included in operating revenues on the basis of imagery delivered. Contract backlog of firm commitments excludes unexercised contract options at December 31, 1998 of approximately $106 million.


SATELLITE AND GROUND SYSTEM OPERATIONS

     ORBIMAGE's basic system architecture consists of several major components:

     - a fleet of low-Earth orbit, advanced-technology small imaging satellites carrying sophisticated sensors that collect specific types of land, ocean, and atmospheric imagery;

     - a central U.S. ground system that controls the satellites and that receives, processes and archives their imagery, and includes electronic cataloging and distribution capabilities; and

     - foreign regional receiving and distribution centers with direct downlinking capabilities.

     We believe that our system will provide global economies of scale in image collection, processing and distribution. In particular, we believe the satellite system will be able to collect, produce and sell spatial and spectral-resolution imagery worldwide on a daily basis.


     The OrbView satellites represent a progression in space imaging technology and demonstrate Orbital's use of proven technologies and system experience. The incremental progression in both spatial and spectral satellite imaging capabilities among the OrbView satellites and RadarSat-2 mitigates technical risks. The OrbView satellites employ lightweight structures, advanced sensors, miniaturized electronics, and innovative technical processes designed to provide high performance at relatively low cost. In the construction of OrbView-3 and OrbView-4, Orbital will draw upon its satellite imaging experience not only from OrbView-1 and OrbView-2, but also from large national satellite programs like Landsat 4, Landsat 5 and RadarSat-1 to minimize overall program risk. RadarSat-2 will build on the heritage of RadarSat-1 and will use redundant components and subsystems that were used in RadarSat-1. RadarSat-1 is expected to be at the end of its design life at the time RadarSat-2 is expected to be launched. The OrbView-1 and OrbView-2 satellites are, and OrbView-3 and OrbView-4 will be, commanded and controlled from ORBIMAGE's main operations center located in Dulles, Virginia. The RadarSat-2 satellite will be operated and controlled by MDA and/or CSA under the CSA Contract.


     The following table summarizes the primary technical characteristics of the satellites.

                        ORBVIEW-1              ORBVIEW-2              ORBVIEW-3                    ORBVIEW-4
                        ---------              ---------              ---------                    ---------
Principal Applications  Weather, Scientific    Weather, Fishing,      Mapping, Agriculture, Oil    Mapping, Agriculture,
                         Research              Agricultural,          and Gas, National            Oil and Gas,
                                               Scientific             Security                     Forestry, Mining,
                                               Research                                            National Security
Best Ground Resolution  10 km Panchromatic     1 km to 4 km           1 m Panchromatic             1 m Panchromatic
                                                Multispectral         4 m Multispectral            4 m Multispectral
                                                                                                   8 m Hyperspectral
Scene-Width             1,300 km               2,800 km               8 km Panchromatic            8 km Panchromatic
                                                                      and Multispectral            and Multispectral
                                                                                                   5 km Hyperspectral
Image Area              N.A.                   N.A.                   64 km(2) Panchromatic and    64 km(2) Panchromatic
                                                                      Multispectral                and Multispectral 100
                                                                                                   km(2) Hyperspectral
On-Board Storage        80 Megabytes           128 Megabytes          4 Gigabytes                  4 Gigabytes
Revisit Time            12 Days                1 Day                  3 Days(1)                    3 Days(1)
Orbital Altitude        740 km                 705 km                 470 km                       470 km
Design Life             3 Years(2)             7 1/2 Years            5 Years                      5 Years

                        RADARSAT-2
                        ----------
Principal Applications  Mapping, Agriculture,
                        Oil and Gas,
                        Forestry, Mining,
                        National Security
Best Ground Resolution  3 m to 100 m
                        multipolarization
Scene-Width             20 km to 500 km
Image Area              400 km(2) to 250,000 km(2)
On-Board Storage        32 Gigabytes
Revisit Time            less than 5 days
Orbital Altitude        800 km
Design Life             7 Years


---------------
(1) The combined revisit time of both of OrbView-3 and OrbView-4 will be less than two days.

(2) Based on current performance, the satellite has exceeded its design life.

ORBVIEW-1 SATELLITE

     The OrbView-l satellite contains two atmospheric sensors providing weather-related imagery to U.S. government customers. The first sensor, a miniaturized camera, provides daily severe weather images and global lightning information. It also records cloud-to-cloud lightning strikes that are not observable from the ground and which provide information that may improve tornado and hurricane prediction accuracy. OrbView-1 also measures variations in radio signals through various parts of the atmosphere near the Earth's horizon to develop atmospheric temperature, pressure, and water vapor profiles. This technique enables efficient gathering of worldwide atmospheric temperature information for domestic and international meteorological agencies and airline operators, among other users.

     The OrbView-1 satellite weighs 167 pounds and provides about 100 watts of power with 55 watts available to its wide-field-of-view sensors. The on-board solid state recorder memory permits storage of a half day's imagery for transmission at two megabits per second to ORBIMAGE's primary U.S. ground system. The satellite has a design life of three years, but is expected to be operable for a somewhat longer period into 1999 or 2000.

ORBVIEW-2 SATELLITE

     The OrbView-2 satellite was launched in August 1997 and is believed to be the only operational satellite providing global color imagery of the entire Earth's surface on a daily basis. OrbView-2 uses eight spectral bands in the visible and near-infrared spectrum to detect subtle color changes on the Earth's surface. It is expected to perform for at least 7 1/2 years due to its advanced redundancy architecture. The 660-pound OrbView-2 was launched into a sun-synchronous orbit at an altitude of 705 kilometers, which together with its wide-field-of-view sensor allows for complete global coverage every day. OrbView-2 delivers ocean and land color imagery at both one-kilometer and four-kilometer resolution. OrbView-2 is capable of downlinking imagery to both ORBIMAGE's primary and backup ground stations and to various regional receiving stations around the world. Orbital owns the OrbView-2 satellite, and ORBIMAGE operates it under the OrbView-2 License.

ORBVIEW-3 AND ORBVIEW-4 SATELLITES

     OrbView-3 and OrbView-4, the first of which is currently targeted to be operational in the second half of 1999, have been designed to provide one-meter panchromatic imagery and four-meter multispectral imagery of the Earth's surface. OrbView-4 will have similar capabilities to OrbView-3 and, in addition, will provide eight-meter hyperspectral imagery. These two satellites will have substantially similar performance capabilities, thereby reducing the impact of a satellite failure, increasing revisit frequency, and improving our overall capacity to supply timely imagery to our customers. We plan to either downlink imagery in real-time to regional ground stations or store it on board the satellite and subsequently downlink it to the U.S. central ground system. We plan to forward copies of most imagery downlinked to regional ground stations to the ORBIMAGE digital catalogue.

     The partially redundant designs of OrbView-3 and OrbView-4 provide an expected life of at least five years for each satellite. This system builds upon the technical accomplishments of earlier ORBIMAGE and other Orbital satellites, further refining the lightweight structures and microprocessor-based high performance electronics used in these satellites. OrbView-3 and OrbView-4 are designed to provide maximum maneuvering agility together with a stable optical platform for high quality image collection. Their compact design is expected to facilitate the satellite's maneuverability and agility, while short solar arrays are expected to help keep unwanted satellite motion and vibration to negligible values.

     OrbView-3 and OrbView-4 each will have an orbital altitude of 470 kilometers and polar inclination. This should enable each satellite to image any point on the Earth within three days or less. Once both satellites are in orbit, their combined effective revisit time is expected to be less than two days. The polar inclination will keep the orbit sun-synchronous and will have an orbital orientation that places the satellite over the imaging area at approximately 10:30 a.m. "solar time" every orbit. The orbital path of OrbView-3 and OrbView-4 is expected to pass over the territory covered by a typical regional ground station an average of 1.7 times each day, providing 12 1/2 minutes of imagery time (assuming 25 degrees latitude ground station location) and producing approximately 200 images per day (assuming a certain mix of image types per territory). While each satellite is within communications range of the regional ground station every day, each satellite is designed to revisit any specific target every three days or less. Revisit frequency will be reduced to less than two days with both OrbView-3 and OrbView-4 in operation. This is because the satellites' high-resolution "seeing" range (approximately 940 kilometers in diameter) is less than its communications range (approximately 4,800 kilometers in diameter).

     We expect the total annual realizable capacity of each of OrbView-3 and OrbView-4 to be approximately 400,000 to 500,000 images, depending on customer preferences for the various images available and certain operating assumptions, including cloud cover of targeted areas and availability of regional ground stations.


RADARSAT-2



     The RadarSat-2 satellite will acquire imagery in all weather conditions and at night across a range of modes that span from 3-meter spatial resolution imagery with a swath width of 20 km to 100-meter spatial resolution imagery with a swath width of 500 km. RadarSat-2 will also be capable of acquiring imagery using multiple polarization technology that will enable better identification and measurement of materials on the Earth's surface such as oil seepage in the oceans and wood mass in timber stands. RadarSat-2 imagery can either be stored on board its spacecraft recorder or downlinked in real-time to the same antennas that downlink OrbView-3 and OrbView-4 imagery. As with OrbView-3 and OrbView-4 most of the downlinked RadarSat-2 imagery will be available at the ORBIMAGE digital catalogue for sale to customers around the world.



     RadarSat-2 will build on the heritage of the RadarSat-1 satellite. It will use redundant components and subsystems that were used in RadarSat-1 and will have a design life of seven years. RadarSat-1 is expected to be at the end of its design life at the time RadarSat-2 is expected to be launched. RadarSat-2 will be launched into a sun-synchronous orbit at an altitude of approximately 800 km. RadarSat-2 will have the ability to acquire imagery on either side of its orbital track not by physically turning the imaging instrument, as is the case with OrbView-3 and OrbView-4, but purely by electronic means using a sophisticated phased-array antenna. This "electronic" steering of RadarSat-2's radar signal will enable the satellite to maintain a very stable imaging platform that will enhance overall product quality. This steering capability will provide RadarSat-2 with a five day revisit time. Its polar orbit will allow it to pass over and communicate with Canadian ground stations during the majority of its orbits. In addition, RadarSat-2 will have the ability to directly down-link, in real-time, high resolution radar imagery to foreign distributor stations nationwide. RadarSat-2 will be capable of providing real-time imagery within a 4,000 kilometer radius of any ground station. RadarSat-2 will have an annual image capacity in excess of 220,000 images.


GROUND OPERATIONS CENTERS AND IMAGE PROCESSING FACILITIES


     ORBIMAGE's central U.S. ground systems monitor the OrbView satellites while they are in orbit and command the satellites as required to ensure that proper orbits are maintained, that battery power stays within acceptable limits and that appropriate communications links are maintained. For OrbView-3 and OrbView-4, ORBIMAGE will also transmit commands to the sensor on board the satellite providing the longitude and latitude of areas to be imaged on upcoming orbital passes. This latter function involves receiving, prioritizing and uplinking to the satellite the image requests received from ORBIMAGE's domestic customers and foreign regional distributors. MDA will operate the RadarSat-2 satellite in Canada on similar terms.



     The image receiving and processing center for the OrbView satellites is also located at our U.S. facility and will consist of several ground antennas capable of receiving down-linked imagery from the satellites and numerous work stations where the digital imagery streams from the satellites are processed and converted into useful imagery products. The center is being designed to be capable of processing and archiving 6,500 high-resolution OrbView satellite images per day. It is also designed to process a sample of each image for placement in the ORBIMAGE digital catalogue accessible by customers using the Internet. ORBIMAGE's ground systems and image recovery and processing center currently downlink and process imagery from the OrbView-1 and OrbView-2 satellites. We expect our ground network to be compatible with OrbView-3 and OrbView-4 by the respective time each such satellite is launched. In April 1998, we acquired an image processing company to complement our core business by providing engineering analysis, sophisticated imaging processing software and production of high quality digital imagery products.



     We expect that the imagery collected by OrbView-2, OrbView-3, OrbView-4, and RadarSat-2 will either downlink directly to a distributor or be stored on-board for later downlink to an ORBIMAGE ground system located in the United States. OrbView-2, OrbView-3, OrbView-4 and RadarSat-2 have been designed to image and downlink simultaneously, so users with a compatible ground station can receive real-time imagery for the full time that the satellite is in view of a ground station. With one ground system in Virginia and a planned second system in Alaska, we expect to down-link high-resolution and hyperspectral OrbView imagery on an average of 12 out of every 16 daily orbits for subsequent processing, archiving and distribution by ORBIMAGE. Imagery collected by RadarSat-2 will be downlinked in Canada for subsequent processing, archiving and distribution. This procedure ensures timely delivery of imagery even to those customers without a dedicated ground station. The high-gain directional antennae on board OrbView-3 and OrbView-4, which continually track our ground system, are designed to provide a strong signal to the ground with very low transmission errors. Even with compression and encryption of the signal, we expect coding and transmission errors to be insignificant.


COMPETITION

     ORBIMAGE's satellite and aerial imaging competitors include:

     - small regional aerial photography firms;

     - a limited number of existing satellite imagery providers; and

     - other anticipated high-resolution satellite imagery providers.

     Existing aerial photography firms. The major source of commercial high-resolution imagery today is aerial photography. This market is very fragmented, with numerous small regional firms located all over the world. Most aerial photography firms currently use film-based technology rather than the digital camera technology used by the OrbView satellites. We expect that our satellites will provide customers with higher resolution and/or lower cost imagery than is provided by existing aerial photography firms.

     Existing Satellite Imagery Providers. OrbView-1 and OrbView-2 have no existing direct competitors for their daily panchromatic and multispectral imagery. SPOT 4 (operated by SPOTImage) provides multispectral imagery that is competitive with OrbView-2 in certain markets, such as agricultural assessment. There are five existing satellite-based providers of low-resolution imagery:

     - SPOTImage S.A., a French-owned company, currently produces unprocessed imagery using three satellites with resolution capability of 10 meters panchromatic and 20 meters multispectral;

     - Space Imaging's Landsat 4 and Landsat 5 satellites provide coverage in seven spectral bands covering the visible to infrared parts of the spectrum, but the best resolution of these satellites is 30 meters in multispectral;


     - RadarSat-1, operated by CSA, provides radar imagery with a resolution that varies between 10 and 100 meters. RadarSat-1 will be phased out based on its seven year design life when RadarSat-2 is deployed in 2002;



     - KVR-1000, a Russian government satellite, provides film-based, two-meter resolution panchromatic images; and



     - IRS-IC, an Indian Space Agency satellite, provides six-meter panchromatic and 25 meter multispectral imagery.

     We view these providers as indirect competitors to our high-resolution OrbView satellite imagery in certain markets.

     Future Satellite Competitors. The high-resolution OrbView satellites are expected to face significant future competition in the satellite imagery market from two U.S. satellite competitors who are planning imaging satellites that will have one-meter panchromatic and four-meter multispectral capability and who have partnered with various industry participants:


     - Space Imaging, which is owned by Lockheed Martin Corporation, Raytheon Company and Mitsubishi Corporation, has announced plans to launch its first high-resolution (one-meter) satellite in mid-1999; and



     - EarthWatch, whose major shareholders include Ball Aerospace and Technology Corporation, Telespazio and Hitachi, Ltd has announced plans to launch its high-resolution (one-meter) satellite in late 1999.



     In addition, the U.S. government and foreign governments may fund the development, construction, launch and operation of remote imaging satellite systems that may compete with OrbView-2 as well as the high-resolution OrbView satellites and RadarSat-2. For example, NASA's Earth Science Program is sponsoring a satellite scheduled for launch next year that will provide imagery similar to that of OrbView-2, and the European Space Agency has announced that it plans to launch Envisat satellite in late 1999 that will include a radar instrument with 8-meter spatial resolution that may compete with RadarSat-2. The U.S. Navy has also announced its intention to procure a satellite with low resolution hyperspectral capability from Space Technology Development Corporation, which would retain certain commercial marketing rights. There is also an Israeli government sponsored commercial joint venture that is seeking to market commercially high-resolution imagery using Israeli remote imaging satellites.


EMPLOYEES

     As of December 31, 1998, ORBIMAGE had 94 employees. None of our employees is represented by a collective bargaining agreement.

PROPERTIES


     ORBIMAGE currently leases approximately 13,000 square feet of office and operations space in Dulles, Virginia from Orbital at cost. See "Certain Relationships and Related Transactions -- Services Agreement." We also lease approximately 16,000 square feet of office and operations space in St. Louis, Missouri.


LEGAL PROCEEDINGS

     We are not a party to any pending legal proceedings material to its financial condition or results of operations. For a discussion of regulatory issues affecting ORBIMAGE, see "Regulation."

                                   REGULATION

     The satellite remote imaging industry is a highly regulated industry, both domestically and internationally. In the U.S., remote imaging satellites generally require licenses from the DoC and from the FCC. In addition, in order to operate internationally, remote imaging satellites may require licenses from the governments of foreign countries in which imagery will be directly downlinked.

UNITED STATES REGULATION

     DoC regulation. The DoC, through the NOAA, is responsible for granting commercial imaging satellite operating licenses, coordinating satellite imaging applications among several governmental agencies to ensure that any license addresses all U.S. national security concerns, and complying with all international obligations of the United States. Under the provisions of ORBIMAGE's DoC licenses, the U.S. government reserves the right to interrupt service during periods of national emergency when U.S. national security interests are affected. The threat of such interruptions of service could adversely affect our ability to market our products to certain foreign distributors or end-user customers. In addition, the DoC has the right to review and approve the terms of agreements with our international customers and distributors for high-resolution optical imagery. The OrbView-1 satellite is not subject to DoC-NOAA regulation since its imagery can be sold only to the U.S. government.


     ORBIMAGE currently has a DoC license for OrbView-2 and two one-meter high-resolution satellites. We also filed an amendment application with the DoC to permit us to make OrbView-4 hyperspectral imagery available commercially. We cannot assure that DoC will grant the amendment request, or that the agency will take such action in a manner consistent with our planned schedule for launch and operation of OrbView-4. While a final decision has not been rendered, the DoC has indicated that the approval may be subject to certain limitations on our ability to deliver hyperspectral imagery to commercial customers, such as delaying release of imagery or degrading spatial resolution of such imagery that is available for commercial uses. If the DoC does not approve the license amendment on acceptable terms, our financial condition and results of operations could be materially adversely affected.



     The DoC licenses for OrbView-2, OrbView-3 and OrbView-4 expire in 2004. While we believe that the DoC would renew our licenses at that time, the DoC's failure to do so with respect to the OrbView-3 and OrbView-4 satellites could materially affect our business. While we do not believe that we require a DoC license to function as a RadarSat-2 distributor and Orbital has informed us that it does not believe a DoC license will be required in connection with MDA's operation of RadarSat-2, we cannot assure that the DoC will not in the future impose some form of licensing requirement. If such a requirement were imposed and Orbital or we were not able to obtain a license, our inability to obtain such a license on favorable terms and consistent with our business plan could have a material adverse effect on our results of operations.


     NTIA and FCC regulation. The DoC also regulates federal governmental use of certain imagery satellite systems through the National Telecommunications and Information Administration ("NTIA"). The NTIA regulates and manages domestic use of the radio frequency spectrum by U.S. federal agencies. A NTIA license permits a downlink only to a federal governmental agency, although the federal agency is not generally restricted as to subsequent distribution of its imagery. The FCC is responsible for licensing the radio frequencies used by commercial satellite imagery systems. In general, the FCC grants licenses to commercial satellite systems that conform to the technical, legal and financial requirements for such systems as set forth by the FCC.

     The OrbView-1 satellite operates in a government exclusive frequency and accordingly, is regulated by NTIA. The NTIA license for OrbView-1 is contingent on NASA retaining full operational control of the OrbView-1 satellite, and the data collected from the OrbView-1 sensors are the property of the United States.

     Both NTIA and the FCC regulate the operation of OrbView-2. NASA has the NTIA license to downlink 4-kilometer OrbView-2 imagery on a government-only frequency. NASA provides us with the imagery to sell to our commercial customers, and NASA provides this imagery to government researchers as well. Orbital has an experimental license issued by the FCC to operate and receive 1-kilometer imagery from OrbView-2. This experimental license was set to expire in January 1999, but Orbital has timely filed for renewal. Under the FCC's rules, Orbital's license continues in effect until the FCC acts on the renewal application. Although the FCC routinely grants renewal of an experimental license, we cannot assure you that the FCC will in fact grant the renewal of Orbital's experimental license.


     In February 1999, the FCC granted our application for a license to launch and operate the OrbView-3 and OrbView-4 satellites, and to obtain a frequency allocation in the FCC's Earth Exploration-Satellite Service ("EESS"), in order to transmit wideband imagery directly to Earth for commercial use and to perform telemetry, tracking and command ("TT&C") of the satellites. Currently, two of our potential satellite-based competitors, EarthWatch and Space Imaging EOSAT, hold licenses to use the same frequency band that we intend to use for such imagery transmissions, and the band is allocated by the FCC for use by other EESS licensees, as well as terrestrial fixed and mobile services. Because our OrbView-3 and OrbView-4 license has been granted, the FCC will now process our applications for licenses to operate the associated Earth stations. We cannot assure you that we will receive the necessary FCC authorization to operate the ground system as planned. Failure to receive the necessary authorizations could have a material adverse effect on our business.



     The RadarSat-2 satellite will be operated only in Canada. Therefore, the RadarSat-2 satellite is not subject to the FCC licensing requirements. While Canada does not have licensing requirements analogous to the DoC regulatory scheme in the United States, under the CSA Contract, the Canadian government has reserved the right to interrupt service during periods of national emergency that affect Canadian or allied national security interests.


     ORBIMAGE could in the future be subjected to new laws, policies or regulations, or changes in the interpretation or application of existing laws, policies and regulations, that modify the present regulatory environment in the United States. We cannot assure that U.S. regulators will not decide to impose limitations currently applicable only to other countries or other regulatory limitations that affect satellite remote imaging operations. Any such limitations could adversely affect our business.

INTERNATIONAL REGULATION

     All satellite systems operating internationally are subject to general international regulations and the specific laws of the countries in which satellite imagery is downlinked. Applicable regulations include:

     - International Telecommunications Union ("ITU") regulations, which define, for each service the technical operating parameters (including maximum transmitter power, maximum interference to other services and users, and the minimum interference the user must operate under for that service);

     - the Intelsat and Inmarsat agreements, which require that operators of international satellite systems must demonstrate that they will not cause technical harm to Intelsat and Inmarsat; and

     - regulations of foreign countries that require that satellite operators secure appropriate licenses and operational authority for utilization of the required spectrum in each country.


     Under the CSA Contract, the CSA is obligated to coordinate with the ITU to secure the necessary authorizations to operate the RadarSat-2 satellite in Canada. The CSA's failure to obtain the necessary authorizations in a timely manner could have a material adverse effect our results of operations.


     The U.S. government, on our behalf, is required to coordinate the frequencies used by OrbView-2 and the high-resolution OrbView satellites, which will operate internationally. ITU frequency coordination is a necessary prerequisite to international registration, which provides interference protection from other international satellite systems. In addition, this coordination is a necessary prerequisite for the issuance of approvals and licenses from certain foreign countries. The ITU coordination process has been completed for OrbView-2, and we intend to have the U.S. government initiate the ITU coordination process for the high-resolution OrbView satellites as quickly as possible. We believe that the ITU registration process will not prevent us from obtaining necessary foreign licenses in a timely manner.

     In addition to compliance with ITU regulations and coordination processes, we must also demonstrate that our satellites will not cause technical harm to Intelsat and Inmarsat, pursuant to the Intelsat and Inmarsat Agreements signed under international treaty. We have completed this process for OrbView-2 and believe that because of the frequencies we intend to use, the high-resolution OrbView satellites will not cause any technical harm to the Intelsat or Inmarsat systems.

     Within foreign countries, we expect that our regional distributors or customers will secure appropriate licenses and operational authority to use the required spectrum in each country into which we will downlink high-resolution OrbView satellite imagery. For the most part, we anticipate that our distributors or customers will perform these activities, with our assistance when required.

     While we believe that we will be able to obtain all U.S. and international licenses and authorizations necessary to operate effectively, we cannot assure that we will be successful in doing so. Our failure to obtain some or all necessary licenses or approvals could adversely affect our business.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES OF ORBIMAGE

     The following table sets forth the directors, executive officers and key employees of ORBIMAGE as of the date of this Prospectus.


                   NAME                     AGE                   POSITIONS
                   ----                     ---                   ---------
David W. Thompson.........................  44    Chairman of the Board and Chief Executive
                                                    Officer
Gilbert D. Rye............................  58    President and Chief Operating Officer
Edward D. Nicastri........................  51    Vice President, Engineering and Operations
Armand D. Mancini.........................  40    Vice President, Chief Financial Officer
Marshall B. Faintich......................  51    Vice President, Strategic Development
Steven M. Cox.............................  52    Vice President, International Marketing
Joseph K. Dodd............................  44    Vice President, Government Marketing
Mark G. Pastrone..........................  34    Vice President, Commercial Marketing
Raymond J. Helmering......................  60    Vice President, Image Products and
                                                  Services
James A. Abrahamson.......................  65    Director
Bruce W. Ferguson.........................  44    Director
Richard Reiss, Jr. .......................  54    Director
William W. Sprague........................  41    Director


     DAVID W. THOMPSON is our Chairman of the Board and Chief Executive Officer, a position he has held since 1993. He is also the Chairman, President and Chief Executive Officer of Orbital. Mr. Thompson co-founded Orbital in 1982. Prior to founding Orbital, Mr. Thompson was employed by Hughes Electronics Corporation as Special Assistant to the President of its Missile Systems Group and by NASA at the Marshall Space Flight Center as a project manager and engineer, and also worked at the Charles Stark Draper Laboratory on the Space Shuttle's autopilot design.

     GILBERT D. RYE is our President and Chief Operating Officer, a position he has held since 1993. From 1990 to 1993, he was Orbital's Senior Vice President for Marketing and Business Development. Between 1985 and 1989, Mr. Rye was President of Comsat Government Systems (a subsidiary of Comsat Corporation) and Vice President and General Manager of Space and Technology for BDM International. Mr. Rye is a retired Colonel from the U.S. Air Force with over 25 years of experience in various intelligence and space-related program management and policy-making positions.

     EDWARD D. NICASTRI has been our Vice President of Engineering and Operations since 1997. From 1994 to early 1997, Mr. Nicastri served as Vice President for Advanced Projects with Orbital's Space Systems Division. Prior to joining Orbital in 1994, Mr. Nicastri was Director of Space Systems at the Defense Advanced Research Projects Agency from 1988 to 1993. Prior to 1988 Mr. Nicastri served as a Colonel in the U.S. Air Force, holding positions in the development and operation of several military, satellites and other national space systems.

     ARMAND D. MANCINI was appointed Vice President, Chief Financial Officer of ORBIMAGE in March 1998. He had been the Vice President of Finance since October 1994. From September 1991 to September 1994, Mr. Mancini was the Vice President of Finance for Orbital's Communications and Information Systems Group and Space Systems Division. Prior to that, Mr. Mancini worked as a senior manager with various defense contractors who provide training and classified weapons systems to the U.S. government.

     DR. MARSHALL B. FAINTICH has been the Vice President for Strategic Development for ORBIMAGE since 1997. From 1987 to early 1997, Dr. Faintich was employed by TRIFID Corporation, a leading satellite-based geographic information services company, where he was a co-founder and Chief Technical Officer. Prior to that, Dr. Faintich's career in government service spanned more than 16 years, including positions at the Naval Weapons Laboratory and the Defense Mapping Agency, now the National Imaging and Mapping Agency. He has received numerous DoD awards and has served in leading positions on imaging industry working groups and associations, including as a National Director of the American Cartographic Association.

     STEVEN M. COX has been the Vice President for International Marketing for ORBIMAGE since 1997. From 1996 to 1997, Mr. Cox was Vice President of Marketing for ImageLinks, Inc., a satellite imagery processing company. From 1994 to 1996 he was in charge of worldwide marketing for an imaging satellite joint venture formed by CORE Software Technology and Israel Aircraft Industries. From 1989 to 1994, he served as the Executive Director of Worldwide Sales for Space Imaging EOSAT, the operator of the U.S. Landsat low-resolution Imagery satellite services.

     JOSEPH K. DODD has been the Vice President of Government Programs for ORBIMAGE since 1997. Mr. Dodd has over 18 years experience in the satellite remote sensing and space industry. From 1996 to 1997, Mr. Dodd was employed as director of systems development at Hughes Electronics' Space and Communications group. From 1979 to 1996, Mr. Dodd worked on a number of U.S. government imaging satellite programs at The Aerospace Corporation.

     MARK G. PASTRONE has been Vice President of Marketing and Business Development for ORBIMAGE since 1997 and has been employed by ORBIMAGE since 1995. From 1992 to 1995, Mr. Pastrone was employed by Orbital. From 1987 to 1988, Mr. Pastrone was employed as an aerospace engineer for Integrated Systems Incorporated, and from 1989 to 1990 as Manager of Air Vehicles, specializing in guidance, navigation and control of aerospace vehicles.

     DR. RAYMOND J. HELMERING was appointed our Vice President of Image Products and Services in May 1998 He joined ORBIMAGE as a result of the TRIFID acquisition. Before joining us, Dr. Helmering was President and Chief Operating Officer of TRIFID Corporation from 1987 to 1998. Dr. Helmering also served for over twenty years within the U.S. Department of Defense Mapping, Charting and Geodesy Programs where his duties included managing a $100 million research and development program. Dr. Helmering has served as an affiliate professor of geodetic science at Washington University in St. Louis, Missouri.

     GENERAL (RET.) JAMES A. ABRAHAMSON has been a member of the Board since April 1998. General Abrahamson currently serves as Chairman and Chief Executive Officer of StratCom, LLC and Air Safety Consultants. From 1992 to 1995, he served as Chairman of Oracle Corporation. He served as Executive Vice President for Corporate Development for Hughes Aircraft Company from October 1989 to April 1992 and President of the Transportation Sector for Hughes Aircraft Company from April 1992 to September 1992. General Abrahamson directed the Strategic Defense Initiative from April 1984 until he retired from the Air Force in January 1989 at the rank of Lieutenant General. General Abrahamson is also a director of Western Digital Corporation and Stratesec Corporation.

     BRUCE W. FERGUSON has been a member of the Board since 1993. Mr. Ferguson is a co-founder of Orbital and a member of its Board of Directors. He has been Senior Vice President, Special Projects of Orbital since 1997. Previously, he was Executive Vice President and General Manager/ Communications and Information Services Group of Orbital from 1993 until 1997. Mr. Ferguson was Executive Vice President and Chief Operating Officer of Orbital from 1989 to 1993 and Senior Vice President/Finance and Administration and General Counsel of Orbital from 1985 to 1989.

     RICHARD REISS, JR. has been a member of the Board since 1997. Mr. Reiss founded Georgica Advisors LLC in 1997, a private investment firm, to make both public and private investments in the communications, media and entertainment industries. From 1982 to 1997, Mr. Reiss was the Managing Partner of Cumberland Associates, a private investment firm that he joined in 1978, and Cumberland Partners and LongView Partners, both investment partnerships. From 1969 to 1977, Mr. Reiss was Senior Vice President and Director of Research for Shearson Lehman Brothers. Mr. Reiss is a Trustee and Treasurer of Barnard College and a Trustee of the Manhattan Institute. He is also a Director of The

Lazard Funds, Inc., a Director of nStor Technologies and Chairman of the Executive Committee and a Director of O'Charley's.

     WILLIAM W. SPRAGUE has been a member of the Board since 1997. Mr. Sprague is the founder and President of Crest Communications Holdings LLC, a private investment firm that invests in media and communications companies. From 1989 to 1996, Mr. Sprague served in various positions at Smith Barney, Inc., including as a Managing Director and head of the Media and Telecommunications Group, as co-head of the Mergers and Acquisitions Group and as a senior member of Smith Barney Inc.'s high yield group. From 1985 to 1989, Mr. Sprague was a Vice President at Kidder Peabody & Co. Incorporated in the High Yield/Merchant Banking Group. Mr. Sprague is currently a director of Centennial Communication Inc., Ethan Allan Interiors Inc., Wave Transnational LLC, One-On-One Sports, Inc. and Communications Resources, Inc.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation earned for services rendered to ORBIMAGE in the fiscal years ended December 31, 1997 and 1998, by ORBIMAGE's Chief Executive Officer and the three most highly compensated executive officers in all capacities in which they served (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION      LONG TERM COMPENSATION
                                                 -------------------   -----------------------------
                                                                       SECURITIES
                                                                       UNDERLYING
                                                                         OPTIONS        ALL OTHER
         NAME AND PRINCIPAL POSITIONS             SALARY     BONUS         (#)       COMPENSATION(1)
         ----------------------------            --------   --------   -----------   ---------------
David W. Thompson
  Chairman and Chief Executive Officer(2)
     1998......................................  $     --   $     --     50,000          $    --
     1997......................................        --         --     40,000               --
Gilbert D. Rye
  President and Chief Operating Officer
     1998......................................   215,000     97,200     60,000           15,120
     1997......................................   200,000    110,000     50,000           11,658
Edward D. Nicastri
  Vice President, Engineering and Operations
     1998......................................   162,500     48,260     20,000           11,271
     1997......................................   116,000     64,500     90,000            8,488
Armand D. Mancini
  Vice President, Chief Financial Officer
     1998......................................   132,000     39,200     20,000            8,774
     1997......................................   115,000     39,300     15,000            6,789

---------------
(1) Includes matching and profit-sharing contributions earned under a 401(k) Plan and the dollar value of premiums paid by ORBIMAGE with respect to life insurance for their benefit.

(2) Mr. Thompson's salary, bonus and long-term compensation (other than options) are paid by Orbital. Except as set forth in the above table, Mr. Thompson is not compensated for services rendered in his capacity as an officer of ORBIMAGE.

     ORBIMAGE pays Gen. Abrahamson a $1,000 director's fee for each meeting of the Board that he attends. In addition, ORBIMAGE reimburses all directors for out of pocket expenses incurred for their services rendered as directors.

INDEMNIFICATION AGREEMENTS

     We have entered into an indemnification agreement with each of our executive officers and directors. Each agreement provides that if an executive officer or director is or is threatened to be made a party to an actual or threatened civil, criminal, administrative or investigative action, suit or proceeding (other than an action brought by or in the right of ORBIMAGE), we will indemnify that executive officer or director against expenses (including attorneys' fees), judgments, fines and amounts actually and reasonably incurred by him or her in connection with that action, suit or proceeding, if he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of ORBIMAGE. With respect to any criminal action or proceeding, our obligation to indemnify the executive officer or director applies so long as he or she had no reasonable cause to believe that his or her conduct was unlawful. If an executive officer or director is or is threatened to be made a party to an actual or threatened action or suit that is brought by or in the right of ORBIMAGE, we are still obligated to indemnify that officer or director unless he or she is determined to be liable to ORBIMAGE.

STOCK OPTION PLAN

     In November 1996, the Board adopted the Stock Option Plan, which provides for grants of either incentive or non-qualified stock options to officers, directors and employees of ORBIMAGE and Orbital. Under the terms of the Stock Option Plan, incentive stock options may not be granted at less than 100% of the fair market value at the date of grant, and non-qualified options may not be granted at less than 85% of the fair market value at the date of grant. Each option under the Stock Option Plan vests at a rate set by the Board in each individual's option agreement, generally in one-third increments over a three-year period following the date of grant. Options expire no more than ten years following the grant date.

     As of December 31, 1998, 4,800,000 shares of common stock were authorized for issuance under the Stock Option Plan, of which 2,636,500 options were outstanding at exercise prices ranging from $3.60 to $5.10 per share. Of the total number of options outstanding, 1,181,451 were currently exercisable.

OPTION GRANTS IN LAST FISCAL YEAR

     Shown below is information on grants of stock options to the named officers pursuant to the Stock Option Plan during the fiscal year ended December 31, 1998, which options are reflected in the Summary Compensation Table.


                                                INDIVIDUAL GRANTS
                             --------------------------------------------------------   POTENTIAL REALIZED VALUE
                                            PERCENT OF                                      AT ASSUMED ANNUAL
                             NUMBER OF     TOTAL OPTIONS                                  RATES OF STOCK PRICE
                             SECURITIES       GRANTED                                       APPRECIATION FOR
                             UNDERLYING    TO EMPLOYEES     EXERCISE OR                        OPTION TERM
                              OPTIONS     IN FISCAL YEAR     BASE PRICE    EXPIRATION   -------------------------
           NAME              GRANTED(1)        1998         PER SHARE(2)      DATE          5%            10%
           ----              ----------   ---------------   ------------   ----------   -----------   -----------
David W. Thompson..........    50,000            7%             4.17        1/14/08      $131,125      $332,295
Gilbert D. Rye.............    60,000            8%             4.17        1/14/08       157,349       398,754
Edward D. Nicastri.........    20,000            3%             4.17        1/14/08        52,450       132,918
Armand D. Mancini..........    20,000            3%             4.17        1/14/08        52,450       132,918


---------------
(1) Options generally vest in one-third increments over a three-year period.

(2) Options are granted at the fair market value on the date of grant, as determined by the Board. Certain factors considered by the Board in determining the fair market value of options include, without limitation:
    (i) valuations done in connection with recent financings; (ii) the conversion price of the Company's Series A preferred stock; (iii) results of operations; (iv) whether ORBIMAGE has entered into any new contracts; and
    (v) the lack of a market for ORBIMAGE common stock.

     The Board has implemented an incentive bonus plan. Members of senior management are eligible for bonuses equal to between 10% and 50% of their base salary, based upon their success in meeting certain team and individual incentives that are defined by the Board.

     ORBIMAGE awarded options to purchase 10,000 shares of common stock to one non-employee director in April 1998, when that director was elected to serve on the Board.

AGGREGATED OPTIONS; YEAR END OPTION VALUES

     The following table sets forth the number of options and the value of unexercised and exercised options held by them as of December 31, 1998.

                                                    NUMBER OF SECURITIES
                                                         UNDERLYING             VALUE OF UNEXERCISED IN-
                                                   UNEXERCISED OPTIONS AT         THE-MONEY OPTIONS AT
                                                      DECEMBER 31, 1998           DECEMBER 31, 1998(1)
                                                 ---------------------------   ---------------------------
                                                 EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                 -----------   -------------   -----------   -------------
David W. Thompson..............................    141,111        148,889       $204,066       $179,634
Gilbert D. Rye.................................    204,167        155,833        296,750        180,550
Edward D. Nicastri.............................     30,000         80,000         27,900         74,400
Armand D. Mancini..............................     80,000         55,000        117,150         65,400

---------------
(1) The value of unexercised in-the-money options at December 31, 1998 assumes a fair value of $5.10 for ORBIMAGE's common stock.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the common stock and Series A preferred stock as of December 31, 1998: (i) by each person who beneficially owns more than five percent of the Series A preferred stock (which votes as a class on certain matters); (ii) by each person who beneficially owns more than five percent of the common stock (including the Series A preferred stock on an as-converted basis); (iii) by each director and named officer; and (iv) by all executive officers and directors as a group.

     All persons listed below have an address in care of ORBIMAGE's principal executive offices unless otherwise noted.


                                                         SHARES OF PREFERRED      SHARES OF COMMON
                                                          STOCK BENEFICIALLY     STOCK BENEFICIALLY
                                                               OWNED(1)             OWNED(1)(2)
                                                         --------------------   --------------------
               NAME OF BENEFICIAL OWNER                   NUMBER     PERCENT      NUMBER     PERCENT
               ------------------------                  --------    --------   ----------   -------
Orbital Sciences Corporation...........................       --        --%     25,200,000    60.4%
  21700 Atlantic Boulevard
  Dulles, VA 20166
Merrill Lynch KECALP L.P...............................  245,813(3)    35.8      5,894,796    14.1
  225 Liberty Street
  South Tower, 23rd Floor
  New York, NY 10080-6123
Crest Funding Partners, L.P.(4)........................  195,520(5)    28.4      4,688,729    11.2
  320 Park Avenue
  New York, NY 10022
Morgan Guaranty Trust Company of New York..............  145,386(6)    21.1      3,486,475     8.4
  522 Fifth Avenue
  New York, NY 10036
Georgica Advisors LLC(7)...............................   74,295(8)    10.8      1,781,655     4.3
  1114 Avenue of the Americas
  New York, NY 10036
David W. Thompson(9)...................................       --         --        157,778       *
Gilbert D. Rye(9)......................................       --         --        224,167       *
Armand D. Mancini(9)...................................       --         --         86,667       *
Edward D. Nicastri(9)..................................       --         --         36,667       *
James A. Abrahamson....................................       --         --             --      --
Bruce W. Ferguson(9)(10)...............................       --         --        151,667       *
William W. Sprague(4)(9)...............................       --         --          1,667       *
Richard Reiss, Jr.(7)(9)...............................       --         --          1,667       *
All executive officers and directors as a
  group(9)(10).........................................       --         --        660,280     1.6


---------------
  *  Less than one percent.

 (1) The persons named in this table have sole voting power with respect to all shares shown as beneficially owned by them, except as indicated in other footnotes to this table. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after December 31, 1998, are deemed outstanding.

 (2) Each of Crest Funding Partners, L.P., Merrill Lynch KECALP L.P., Morgan Guaranty Trust Co. and Georgica Advisors LLC or their respective affiliates currently owns shares of Series A preferred stock. Each share of Series A preferred stock is convertible into approximately 24 shares of common stock. See "Description of Capital Stock -- Series A Preferred
     Stock -- Conversion Rights."

 (3) Includes 150,775 shares owned by Merrill Lynch KECALP L.P. 1997, 49,685 shares owned by Merrill Lynch KECALP L.P. 1999, 28,790 shares owned by Merrill Lynch KECALP International L.P. 1997, and 16,563 shares owned by Merrill Lynch KECALP International L.P. 1999.

 (4) William W. Sprague, a director of the Company, is the founder and President of Crest Management Company, LLC, the manager of Crest Funding Partners, L.P.

 (5) Includes 142,166 shares owned by Crest Funding Partners, L.P., and 53,354 shares owned by Crest Management Company LLC.

 (6) Includes 103,085 shares owned by Morgan Guaranty Trust Company of New York, as Trustee of the Commingled Pension Trust Fund (Multi-Market Special Investment Fund II) of Morgan Guaranty Trust Company of New York; 20,494 shares owned by Morgan Guaranty Trust Company of New York, as Trustee of the Multi-Market Special Investment Trust Fund of Morgan Guaranty Trust Company of New York; and 21,807 shares owned by Morgan Guaranty Trust Company of New York, as Investment Manager and Agent for the Alfred P. Sloan Foundation (Multi-Market Account).

 (7) Richard Reiss, Jr., an ORBIMAGE director, is the founder and President of Georgica Advisors LLC.

 (8) Includes 63,256 shares owned by Georgica Partners, 8,662 shares owned by Georgica International Fund and 2,337 shares owned by Georgica Advisors LLC.

 (9) Consists of shares of common stock issuable upon the exercise of options.

(10) Includes 14,000 shares of common stock issued pursuant to option exercises.

                                SELLING HOLDERS



     The following table sets forth as of February 12, 1999, certain information with respect to the warrants owned by the selling holders listed below. As of the date hereof, none of the selling holders owns any of the warrant shares offered hereby. Such information has been obtained from the warrant agent. None of such holders has, or within the past three years has had, any position, office or other material relationship with the Company.



                                                                 WARRANTS
                                                               BENEFICIALLY
                                                              OWNED PRIOR TO
                            NAME                               THE OFFERING
                            ----                              --------------
Bank of New York............................................      59,825
Bankers Trust Company.......................................      12,415
Bear, Stearns Securities Corporation........................         800
Boston Safe Deposit and Trust Company.......................      14,680
Brown Brothers Harriman & Co................................       1,145
Chase Manhattan Bank........................................       2,270
Chase Manhattan Bank Trust Company of California............      14,750
Firstar Trust Corporation...................................       6,500
First Union National Bank...................................         575
FUNB-Main...................................................         950
Goldman, Sachs & Co.........................................       4,780
Investors Bank and Trust/M.F. Custody.......................         600
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........       1,750
Merrill Lynch, Pierce Fenner & Smith Safekeeping............         800
NationsBank Montgomery Securities LLC.......................         500
Northern Trust Company......................................       4,780
PNC Bank, National Association..............................         130
SG Cowen Securities Corp....................................      11,570
State Street Bank and Trust Company.........................       8,680
Yasuda Bank and Trust Company (U.S.A.)......................       2,500
                                                                 -------
                                                                 150,000
                                                                 =======



     Because the selling holders may, pursuant to this Prospectus, offer all or some portion of the warrants they presently hold, no estimate can be given as to the number of warrants that will be held by the selling holders upon termination of any such sales. In addition, the selling holders identified above may have sold, transferred or otherwise disposed of all or a portion of their warrants since the date on which they provided the information regarding their warrants, in transactions exempt from the registration requirements of the Securities Act. This information may change from time to time, and, if required, such changes will be set forth in a supplement or supplements to this Prospectus. See "Plan of Distribution."



     Only selling holders identified above who own the warrants set forth opposite each such selling holder's name in the foregoing table on the effective date of the registration statement, or in supplements to this Prospectus, may sell such warrants pursuant to the registration statement. We may from time to time, in accordance with the Warrant Registration Rights Agreement, include additional selling holders in supplements to this Prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCK PURCHASE AGREEMENT


     During 1997, we sold 372,705 shares of our Series A Cumulative Convertible Preferred Stock for $100 per share pursuant to a stock purchase agreement, generating net proceeds of approximately $33.5 million. We used these proceeds to fund a portion of the purchase of the OrbView satellite systems and the OrbView-2 License, and for initial operating expenses and other general corporate purposes. During 1998, the Series A holders exercised their rights under the stock purchase agreement to purchase an additional $22.7 million of Series A preferred stock. This Series A offering generated net proceeds of approximately $21.3 million.


     Capital Contributions. As part of the initial sale of Series A preferred stock in 1997, Orbital contributed approximately $91.5 to our capital and paid us $40.9 to purchase OrbView-1 and OrbView-2 imagery, for total payments to us of $132.4 million. These payments were offset by approximately $95 million that we owed to Orbital under the procurement agreement and the services agreement, resulting in net payments to us of $37.4 million. See "-- Procurement Agreement," and "-- Services Agreement."

     Change of Control. We have certain obligations to our Series A holders upon a "change of control." If a change of control occurs before the latest of:

     - the successful in-orbit checkout of OrbView-3,

     - the closing of an initial public offering that meets certain criteria, or

     - the end of a 180-day period in which the average price of the common stock exceeds a certain level relative to the conversion price of the Series A preferred stock,

then we must offer to purchase, subject to the rights of the holders of the Notes, all outstanding shares of Series A preferred stock for a purchase price of 101% of the liquidation amount of the stock. If the change of control occurs before the fourth anniversary of the initial 1997 sale of the Series A preferred stock, then we must also pay each Series A holder an amount equal to the dividends that would have accrued on such holder's shares of Series A preferred stock from the date of the change of control through the fourth anniversary of the initial 1997 sale of the Series A preferred stock.

     For these purposes, a "change of control" means:

     - the failure by Orbital to hold at least 50% of the shares of common stock of ORBIMAGE;

     - the failure by Orbital to hold at least 30% of the common stock of ORBIMAGE on a fully diluted basis, without giving effect to the conversion of capital stock of ORBIMAGE issued (i) as a paid-in-kind dividends on the Series A preferred stock or (ii) upon the exercise of options granted under the stock option plans for our employees or directors;

     - the acquisition of beneficial ownership by any person or group of persons of an amount of voting equity securities of ORBIMAGE that equals or exceeds the amount of voting equity interests held by Orbital, except (i) purchases by our current Series A holders and their affiliates from other Series A holders or their affiliates and (ii) purchases by the Series A holders from us resulting from the exercise of their subscription rights under the stockholders' agreement;

     - the acquisition of ORBIMAGE, or the sale, lease, transfer, conveyance or other disposition (including through a liquidation or dissolution) of all or substantially all of our assets, or the combination of ORBIMAGE with another entity, unless immediately after such transaction, our stockholders hold more than 50% of voting equity interests in the acquiring or surviving entity;

     - the adoption of a plan relating to the liquidation or dissolution of ORBIMAGE (other than a liquidation or dissolution to or for the benefit of any of our wholly owned subsidiaries);

     - our failure to obtain any applicable license or license amendment so that it is in full force and effect within 30 days before the scheduled launch of either of OrbView-3 or OrbView-4;

     - the revocation of any license necessary to operate OrbView-2, OrbView-3 or OrbView-4 consistent with our current and planned commercial operations if it is not cured within 30 days, unless we are appealing the revocation and have received regulatory approval to continue operations under the revoked license pending the outcome of the appeal; or

     - unless consented to by a majority of the Series A holders, the acquisition of beneficial ownership by any person or group of persons of 35% or more of the voting equity securities of Orbital, and at any time thereafter if (i) less than a majority of Orbital's board of directors are "continuing directors" (i.e., directors as of February 25, 1998 or their nominees) or (ii) Orbital or an acquiror announces, or Orbital's board approves a business plan, in either case that indicates an intention to de-emphasize or curtail our relationship with Orbital.

STOCKHOLDERS' AGREEMENT

     In connection with the 1997 sale of our Series A preferred stock, we entered into a stockholders' agreement with Orbital and the Series A holders. The stockholders' agreement governs certain voting rights of, and restrictions upon transfer on, the Series A preferred stock.

     Board of Directors. The stockholders' agreement provides that the Board shall consist of up to five members. The majority of the Series A holders have the right to elect two directors, and may be entitled to elect two additional directors upon the occurrence of certain events described in "Description of Capital Stock -- Series A Preferred Stock -- Voting." The majority of the holders of the common stock also have the right to elect two directors. The fifth member of the Board must be an independent director, elected by a majority vote of all stockholders, where each Series A holder is entitled to vote the number of shares of common stock into which such holder's Series A preferred stock would be convertible. However, as long as Orbital holds 50% of the voting stock of ORBIMAGE, it has the right to appoint the independent member of the Board with the consent of one of the Series A directors, and as long as Orbital holds 20% of the voting stock of ORBIMAGE, it may appoint one of the two common directors. The stockholders' agreement provides for vacancies to be filled using the same nomination procedures that are used for elections.

     A majority vote of the Board, including in some cases the affirmative vote of at least one Series A director, is required before we can, among other things:

     - merge, consolidate, liquidate or sell all or substantially all of our assets;

     - modify the stock purchase agreement or the stockholders' agreement, or the procurement agreement, the services agreement or the OrbView-2 License, if such modifications would affect satellite performance or increase our costs by more than $1 million;

     - issue or commit to issue equity securities or securities convertible into or exchangeable or exercisable for equity securities;

     - incur indebtedness for borrowed money or any capital lease in excess of $0.5 million;

     - select, approve or remove any officer; or

     - declare any dividends on the common stock.

     Restrictions on Transfer. Subject to limited exceptions, the stockholders have agreed not to transfer, pledge, mortgage, hypothecate or otherwise encumber any shares of common stock or Series A preferred stock. The stockholders have also agreed as follows:

          Right of First Purchase. Any stockholder desiring to transfer common stock or Series A preferred stock must first give Orbital the right to purchase such shares.

          Right of First Refusal. Conversely, if Orbital desires to transfer common stock or Series C preferred stock, it must give stockholders the right to purchase a proportionate amount of such common stock or Series C preferred stock.

          Tag-Along Rights. If Orbital proposes to transfer any shares of common stock or Series C preferred, the Series A holders will have the right to "tag along" in the transfer by requiring Orbital to sell a proportionate amount of their Series A preferred stock.

          Drag-Along Rights. If 70% of the common holders (on a fully diluted basis) propose to transfer 70% or more of their common stock, the Series A holders may be required to convert their Series A preferred stock into common stock and transfer such common stock to the proposed transferee.

     Subscription Rights. If we plan to offer to issue private equity securities (including warrants, options or other rights to acquire equity securities), we must notify our Series A holders of the terms of the offering and offer a proportionate amount of the securities being offered (based on each Series A holders current ownership) to each Series A holder. These subscription rights will expire upon a public offering of the common stock.

     Registration Rights. Holders of more than 35% of our outstanding common stock may demand that we file up to three registration statements to permit the sale and distribution of their common stock. Also, if we register any of our common stock (excluding registrations on Form S-8 or Form S-4, or that are incident to the registration of convertible securities), the common holders may require us to include their common stock within such registration statement. These registration rights are subject to customary underwriters' cutbacks and other standard exceptions, and are not exercisable until (i) 180 days after an initial public offering of common stock or (ii) after June 30, 2002, if we have not consummated an initial public offering of our common stock by that time.

PROCUREMENT AGREEMENT


     ORBIMAGE and Orbital are parties to a procurement agreement. The procurement agreement, as amended requires Orbital to:


     - design, develop, construct and launch OrbView-1, OrbView-3 and OrbView-4;

     - grant us a license to market OrbView-2 imagery, including the right to receive all payments to Orbital from NASA under Orbital's contract to provide OrbView-2 imagery to NASA;

     - build the U.S. central imagery receiving, processing and command and control ground segment and any necessary infrastructure upgrades for all four OrbView satellites.

     Orbital (or its subcontractors) will retain ownership of all intellectual property rights underlying the OrbView satellites and related ground systems, and has granted us a license to use the necessary intellectual property to operate the OrbView satellites.


     Contract Costs. We estimate that the total cost of the OrbView-1, OrbView-3 and OrbView-4 satellites, the OrbView-2 License and the related U.S. ground systems will be approximately $285 million, net of $31 million which will be funded by the U.S. Air Force through an agreement with Orbital ($280 million of which we have agreed to pay under the procurement agreement). These estimated costs include all satellite design, construction and launch costs and hyperspectral capability, but exclude insurance costs. Of this amount, we had spent approximately $225 million as of December 31, 1998. We expect to spend approximately $43 million to complete OrbView-3 and OrbView-4 and $17 million to complete modifications to the related U.S. ground systems. We generally pay our costs under the procurement agreement on a monthly schedule based on the costs incurred by Orbital, and pay the remaining amounts upon completion of specified project milestones, such as critical design review and launch events. Our costs under the procurement agreement include an extended performance incentive to Orbital of: (a) up to $1 million per year during each year of the five-year design lives of OrbView-3 and OrbView-4, based on the operational efficiency of the satellites, for a maximum payment of up to $10 million; and (b) an additional $1 million per year per satellite for each year that OrbView-3 or

OrbView-4 remains in operation beyond its five year design life. See "Risk Factors -- Contract Revenue -- Contracts may be terminated for a variety of reasons which would result in a loss of contract revenues."

     Risk of Loss. Delivery by Orbital and passing of the risk of loss from Orbital to us of the OrbView-3 satellite will occur upon separation of the Pegasus(R) launch vehicle from its carrier aircraft. Delivery and passing of the risk of loss from Orbital to us of the OrbView-4 satellite will occur upon intentional ignition of the Taurus(R) launch vehicle. Orbital has already delivered the OrbView-2 ground command and control segment to us. Orbital will deliver the OrbView-3 and OrbView-4 ground receiving, processing, and command and control segments consistent with the OrbView-3 and OrbView-4 satellite launch dates, although risk of loss of the command and control and the data processing segments will pass to us on successful completion of specified acceptance test procedures.

     Modifications. We have the right to make changes to the procurement agreement relating to the specifications for OrbView-3 and OrbView-4, including changes to Orbital's statement of work, the method of packing or shipment, place or time of delivery, quantity or type of items to be delivered or services required to be performed, subject to Orbital's right to demand negotiations for "equitable adjustment" to the contract price and board approval in some instances. Modifications to the procurement agreement that increase our costs by more than $1 million or materially delay launch or decrease performance of OrbView-3 or OrbView-4 require approval of a majority of our Board, including at least one director appointed by the Series A holders. See "Certain Relationships and Related Transactions -- Stockholders' Agreement." We have agreed to negotiate with Orbital any price adjustments due to changes we request and to resolve disputes regarding any such adjustments through arbitration.

     Termination. We may terminate the procurement agreement if Orbital fails to comply with the material terms of the agreement and does not cure such failure within 60 days of our notice. Orbital may terminate the procurement agreement if we fail to make the payments required by the agreement.

     Limited Remedies. Orbital has made certain one-year warranties to us regarding the workmanship of the items delivered by it under the procurement agreement. It has also assigned to us certain third-party warranties that it has or may have with respect to these items. However, for OrbView-3 and OrbView-4, following launch, our sole remedy for launch failure, defects, failure to conform with applicable specifications or any other requirements is limited to insurance proceeds. Orbital's liability to us for all claims under the procurement agreement, including breach of its warranties, is limited to $10 million. Orbital is not liable to us for any costs or other damages arising from schedule delays.


SERVICES AGREEMENT


     ORBIMAGE and Orbital are parties to a services agreement, under which Orbital has agreed to provide to us, upon our request, for three years from the date of launch of each OrbView satellite:

     - general and administrative, accounting, tax, legal, regulatory, and other similar services on a cost-reimbursable basis with no additional fee;

     - office and other facilities-related services on a cost-reimbursable basis with no additional fee; and

     - in-orbit satellite operations for the OrbView satellites on a cost plus 10% fee basis.

     Orbital is currently performing services for us under this services agreement with respect to OrbView-1 and OrbView-2.

NON-COMPETITION AND TEAMING AGREEMENT

     Under a non-compete agreement, Orbital has agreed that it will not, and will not allow any of its affiliates to, enter into contracts to provide integrated remote sensing satellite-based systems consisting of satellite bus, payload, launch services and ground systems. Orbital may respond to a request for a proposal for such an integrated system only if Orbital allows us to have primary responsibility for the provision of imagery services from the system. In addition, Orbital must offer us any satellite-based remote imaging project that emerges from its research and development.

     The non-compete agreement permits Orbital to provide components for integrated systems or subsystems, but does not permit Orbital to design, develop or construct sensors capable of generating imagery similar, or technologically superior, to the imagery of OrbView-2, OrbView-3, OrbView-4 or any satellite that we purchase from Orbital or its affiliates. Subject to certain exceptions, Orbital has also agreed not to invest, and not to let its affiliates invest, more than $10 million in any entity that gathers and distributes satellite-based imagery similar, or technologically superior, to the imagery of OrbView-2, OrbView-3, OrbView-4, or any similar satellite that we purchase from Orbital or its affiliates. The non-compete agreement will terminate on the earlier of (i) June 30, 2003, the date on which the procurement agreement is terminated, (ii) the first anniversary of an initial public offering by ORBIMAGE, or (iii) the end of a 180-day period in which the Company's average common stock price exceeds certain thresholds.

ORBVIEW-2 LICENSE

     Orbital has granted us an exclusive worldwide license to use and sell OrbView-2 imagery (and to sublicense third parties to distribute OrbView-2 imagery) for a license fee of approximately $62.7 million. The OrbView-2 License is subject to the limitations imposed by Orbital's contract with NASA for OrbView-2 imagery and the DoC license applicable to OrbView-2. Orbital has agreed to use reasonable commercial efforts to obtain and maintain the permits and licenses that are necessary for the continued operation of the OrbView-2 satellite. Orbital also has assigned to us all amounts that are due or will become due to Orbital under Orbital's contract with NASA. We have the sole responsibility for operating and controlling the OrbView-2 satellite.

     The OrbView-2 License terminates:

     - automatically, if Orbital assigns its contract with NASA to us;

     - upon our discretionary determination that the OrbView-2 satellite has failed;

     - at our option, upon Orbital's uncured breach of its contract with NASA;
       or

     - by either party upon the other's insolvency.

     Orbital retains a right of access to our ground station facilities to perform its obligations under its contract with NASA in the event that we fail to perform these obligations.


RADARSAT-2 LICENSE


     We have entered into a license agreement with Orbital and MDA, dated as of December 31, 1998, under which MDA has granted us:


     - a ten-year exclusive worldwide license to distribute and market RadarSat-2 imagery products and services, with an option to renew this license for two years at a renewal price of $10,000 per year;



     - a ten-year non-exclusive, royalty-free worldwide sublicense to use the mark "RadarSat" to promote, market, sell and distribute RadarSat-2 imagery; and



     - a perpetual, fully paid non-exclusive license for all RadarSat-2 image processing and archiving software.


     Under the license agreement, MDA has further agreed to:


     - construct and operate the RadarSat-2 satellite;



     - provide us with RadarSat-2 imagery reception, processing and archiving services; and



     - market RadarSat-2 imagery and serve as our exclusive worldwide distributor of RadarSat-2 imagery.

     Purchase Price. The RadarSat-2 License will cost $60 million, net of approximately $140 million funded by CSA through a contract with Orbital. We will pay the $60 million purchase price in installments based on progress payments during the satellite construction phase. Such payments will not exceed:
$15 million per year in 1999-2001; $10 million in 2002; and $5 million upon the successful checkout of RadarSat-2.



     Other Fees and Arrangements. We will pay MDA 12% of our annual net revenues from RadarSat-2 imagery sales for data reception, processing and archiving services. We will also pay MDA its costs plus 10% for marketing and distribution services, and approximately $10 million per year to operate the RadarSat-2 satellite.



     Termination. Either ORBIMAGE or MDA may terminate the license agreement governing the RadarSat-2 License if the other party defaults on its obligations to pay amounts when due, breaches its representations or warranties, or fails to perform any other of its material obligations under the license agreement. In addition, either party may terminate the agreement if the CSA Contract is terminated for any reason, including by the Canadian government for convenience.



     Effects of Termination. Upon termination of the license agreement, our exclusive license to market and distribute RadarSat-2 imagery will terminate, except with respect to imagery we have already received, for which we will continue to hold a non-exclusive license. In addition, MDA will have no further imagery purchase obligations under the agreement.



     If we terminate the license agreement because the CSA Contract terminates or because MDA fails to obtain the regulatory approvals needed for it to perform its obligations under the license agreement, MDA must reimburse us for the amount of our payments toward the purchase price of the RadarSat-2 License as of the date of termination. In addition, if MDA has not selected a launch vehicle by December 31, 1999, we are not required to make any more payments under the license agreement until MDA has selected a launch vehicle. If MDA has not selected a launch vehicle by June 30, 2000, we are entitled to a refund of 50% of the license fee that we have paid as of that date.



     If MDA terminates the license agreement because of our default before RadarSat-2 becomes operational, we must pay MDA the balance of the purchase price of the RadarSat-2 License. If our default occurs after RadarSat-2 is operational, we do not have to pay MDA any additional amounts for the RadarSat-2 License.



     Indemnification. MDA has agreed to indemnify us for breaches of its representations and warranties and other covenants under the license agreement. We have agreed to indemnify MDA for breaches of our representations and warranties and other covenants under the license agreement. These indemnities survive expiration or termination of the RadarSat-2 License, but are limited to $10 million.



     Guarantee. Orbital has unconditionally guaranteed MDA's full and timely performance of its obligations under the RadarSat-2 License. If MDA defaults, Orbital agrees to pay all amounts due to us.



     Follow-on projects. Orbital and MDA have agreed to offer us (subject to negotiation) exclusive commercial distribution rights with respect to any follow-on RadarSat-2 or similar project before June 30, 2003, if MDA or Orbital obtains such rights.


OTHER AGREEMENTS


     The distributorship contracts that we expect to offer to foreign high-resolution imagery distributors may require the distributor to purchase from us an imagery ground station or an OrbView upgrade to an existing ground station. We are contractually obligated to procure any such ground stations or upgrades from MDA, provided that the price is commercially competitive.


     Orbital has guaranteed our performance under our distribution agreement with Samsung. This agreement grants Samsung an exclusive license to receive, process and sell high resolution OrbView-3 imagery of the Korean peninsula, and a non-exclusive license to receive, process and sell high-resolution OrbView-4 imagery of South Korea.

                          DESCRIPTION OF THE WARRANTS


     Currently there are 150,000 warrants issued and outstanding to purchase our common stock. The warrants were issued pursuant to a warrant agreement between ORBIMAGE and Marine Midland Bank, as warrant agent, in a private transaction that was not subject to the registration requirements of the Securities Act. The following summary of certain provisions of the warrant agreement and a warrant registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the warrant agreement, the warrant registration rights agreement and the warrants, including the definitions therein of certain terms.


GENERAL


     Each warrant, when exercised, will entitle the holder thereof to purchase
8.75164 shares of common stock at an exercise price of $0.01 per share. The exercise price and the number of warrant shares issuable on exercise of a warrant are both subject to adjustment in certain cases referred to below. The warrants are exercisable at any time on or after February 25, 1999. Unless exercised, the warrants will automatically expire on March 1, 2005.



     The warrants will entitle the holders thereof to purchase in the aggregate approximately 3% of the outstanding common stock on a fully-diluted basis as of the date of issuance of the warrants after giving effect to the exercise of certain outstanding options and rights issued by the Company. We will give notice of expiration not less than 90 nor more than 120 days prior to the expiration date to the registered holders of the then outstanding warrants. If we fail to give this notice, the warrants will not expire until 90 days after we give such notice. In no event will holders be entitled to any damages or other remedy for our failure to give such notice other than any such extension.



     The warrants may be exercised by surrendering to the warrant agent warrant certificates evidencing the warrants to be exercised with the accompanying form of election to purchase, properly completed and executed together with payment of the exercise price. Payment of the exercise price may be made in the form of cash or a certified or official bank check, payable to the order of ORBIMAGE, or by surrender of additional warrants. Upon surrender of the warrant certificate and payment of the exercise price, the warrant agent will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole warrant shares or other securities or property to which such holder is entitled under the warrants and warrant agreement, including without limitation any cash payment to adjust for fractional interests in warrant shares issuable upon such exercise. If less than all of the warrants evidenced by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of warrants.



     No fractional warrant shares will be issued upon exercise of the warrants. If any fraction of a warrant share would, except for the foregoing provision, be issuable on the exercise of any warrants (or specified portion thereof), we must pay to the holder an amount in cash equal to the current market price per warrant share, as determined on the day immediately preceding the date the warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole cent.



     Certificates for warrants will be issued in registered form only, and no service charge will be made for registration or transfer or exchange upon surrender of any warrant certificate at the office of the warrant agent maintained for that purpose. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of warrant certificates.


     The holders of the warrants have no right to vote on matters submitted to the stockholders of the Company and have no right to receive cash dividends. The holders of the warrants are not entitled to share in the assets of the Company in the event of the liquidation, dissolution or winding up of the Company's affairs.

     The warrant agreement provides that the warrants will not be exercisable by any holder if the exercise by such holder would cause the Company to violate the foreign ownership restrictions imposed by the Licenses.

ADJUSTMENTS

     The number of warrant shares purchasable upon the exercise of the warrants and the exercise price both are subject to adjustment in certain events, including:

     - the payment by the Company of dividends (or other distributions) on common stock of the Company payable in common stock of the Company or other shares of the Company's capital stock (other than shares of the Company's Series A preferred stock issued as paid-in-kind dividends) convertible into or exchangeable for shares of common stock of the Company;

     - subdivisions, combinations and reclassifications of common stock of the Company;

     - the issuance to all holders of common stock of the Company of rights, options or warrants entitling them to subscribe for common stock of the Company, or of securities convertible into or exchangeable for shares of common stock of the Company, in either case for a consideration per share of common stock which is less than the current market price per share (as defined in the warrant agreement) of common stock of the Company; and

     - the distribution to all holders of common stock of the Company of any of the Company's assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in the immediately preceding bullet and excluding cash dividends or other cash distributions from current or retained earnings).

     No adjustment in the exercise price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the exercise price; provided, however, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment.

     In case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another corporation, each warrant shall thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the warrants been exercised immediately prior thereto.

RESERVATION OF SHARES


     We have authorized and reserved for issuance such number of shares of common stock as will be issuable upon the exercise of all outstanding warrants. Such shares of common stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.


AMENDMENT


     From time to time, ORBIMAGE and the warrant agent, without consent of the holders of warrants, may amend or supplement the warrant agreement for certain purposes, including curing defects or inconsistencies or making changes that do not materially adversely affect the rights of any holder. Any amendment or supplement to the warrant agreement that has a material adverse effect on the interests of the holders of the warrants requires the written consent of the holders of a majority of the then outstanding warrants. The consent of each holder of the warrants materially affected is required for any amendment pursuant to which the exercise price would be decreased (other than pursuant to adjustments provided for in the warrant agreement as generally described above).

REPORTS


     Whether or not required by the rules and regulations of the Commission, so long as any of the warrants remain outstanding, we shall cause copies of certain periodic reports to be filed with the warrant agent and mailed to the holders at their addresses appearing in the register of warrants maintained by the warrant agent.


REGISTRATION RIGHTS AND LIQUIDATED DAMAGES


     We are required under a registration rights agreement with each of the holders of warrants to file a shelf registration statement under the Securities Act covering the resale of the warrants and the issuance of the warrant shares by November 22, 1998 and to use its best efforts to cause the warrant shelf registration statement to be declared effective on or before February 25, 1999 and to remain effective until the earlier of such time as all warrants have been exercised and the expiration date. If we do not comply with its registration obligations under the warrant registration rights agreement, it will be required to pay liquidated damages to holders of the warrants under certain circumstances.



     During any consecutive 365-day period, we are entitled to suspend the availability of the warrant shelf registration statement for up to two 45 consecutive-day periods (except for the 45 consecutive-day period immediately prior to the expiration date) if there is a possible acquisition or business combination or other transaction, business development or event and the Board of Directors determines in the exercise of its reasonable judgment that disclosure of the event is not in the best interests of the Company and its stockholders, or that obtaining any financial statements relating to an acquisition or business combination required to be included in the shelf registration statement would be impracticable. In such a case, we shall promptly notify the holders of the suspension of the shelf registration statement's effectiveness; provided, however, that in no event shall we be required to disclose the business purpose for such suspension if the Company determines in good faith that such business purpose must remain confidential. There can be no assurance that we will be able to file, cause to be declared effective, or keep a registration statement continuously effective until all of the warrants have been exercised or have expired.


     Each holder of warrants that sells such warrants and each holder of warrant shares that sells warrant shares pursuant to the warrant shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by certain provisions of the respective registration rights agreements applicable to such holder (including certain indemnification obligations). In addition, each holder of warrants and warrant shares will be required to deliver information to be used in connection with the warrant shelf registration statement to have its warrants and warrant shares included in such shelf registration statement.

     In the event that:

     - the warrant shelf registration statement is not filed with the Commission on or prior to the date specified for such filing;

     - the warrant shelf registration statement has not been declared effective by the Commission on or prior to the date specified for such effectiveness; or

     - following the date such warrant shelf registration statement is declared effective by the Commission, it shall cease to be effective without being restored to effectiveness by amendment or otherwise within the time period specified in the warrant registration rights agreement, (each such event referred to in these three bullets, a "Shelf Registration Default"), we shall pay as liquidated damages to each holder of warrants or warrant shares an amount equal to $0.0025 per week per warrant for each week that the shelf registration default continues. The amount of liquidated damages will increase by an additional $0.0025 per week per warrant with respect to subsequent 90-day periods until all Shelf Registration Defaults have been cured, up to a maximum amount of liquidated damages of $0.0125 per week per warrant.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     ORBIMAGE has authorized 75,000,000 shares of common stock, $0.01 par value per share, of which 25,214,000 shares are issued and outstanding. Subject to the powers, preferences and rights of any holder of preferred stock, the common holders are entitled to receive such dividends as may be declared from time to time by the Board from funds legally available therefor. Upon liquidation, dissolution or winding-up of ORBIMAGE, the common holders will be entitled to share ratably in all assets available for distribution to stockholders after payment of liabilities, subject to prior distribution rights of holders of preferred stock then outstanding. There are no redemption or sinking fund provisions applicable to the common stock. All shares of common stock into which the warrants may be converted, when issued, will be fully paid and non-assessable. The rights, preferences and privileges of common holders will be subject to the rights, preferences and privileges of any preferred stock and of any other series of preferred stock that ORBIMAGE may issue in the future.

PREFERRED STOCK

     ORBIMAGE has authorized 10,000,000 shares of preferred stock, $0.01 par value per share, including: (a) 2,000,000 shares of Series A preferred stock, of which 687,576 shares have been issued; (b) 2,000,000 shares of Series B preferred stock, none of which have been issued; and (c) 2,000,000 shares of Series C preferred stock, none of which have been issued. The Board is authorized to issue preferred stock from time to time in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as the Board determines by resolution providing for the issuance of such preferred stock (other than as a paid-in-kind dividend). The Board currently has no plans to issue preferred stock. The issuance of such stock could adversely affect the rights of holders of the notes.

SERIES A PREFERRED STOCK

     Dividends. The Series A preferred stock is assigned a stated value of $100 per share (the "Series A Preferred Stated Value") and is entitled to a cumulative dividend of 12% per annum payable semi-annually on May 1 and November 1 of each year, payable in cash or in-kind with shares of Series A preferred stock. In-kind dividends are paid on the basis of one hundred twenty (120) shares of Series A preferred stock for each one thousand (1,000) shares of Series A preferred stock outstanding. To date, all dividends have been paid in-kind. If an event occurs that triggers a mandatory conversion of the Series A preferred stock before the fourth anniversary of the issuance of the Series A preferred stock (see "Certain Relationships and Related Transactions -- Series A Preferred Stock -- Conversion Rights"), each holder of Series A stock shall receive the dividends that would have accrued on such Series A stock from the date of the mandatory conversion to the fourth anniversary of the initial issuance of the Series A preferred stock.

     Ranking. Series A holders have certain preferences upon dividend distributions, distributions upon liquidation or distributions upon merger, consolidation or sale of assets over the holders of Series B Preferred (if and when issued), Series C Preferred (if and when issued), the common holders, and any other class of stock ranking junior to the Series A preferred stock.

     Voting Rights. Each Series A holder is entitled to such number (rounded to the nearest whole number) of votes as such Series A holder would be entitled if such Series A holder had converted its Series A preferred stock into shares of common stock. See "Certain Relationships and Related
Transactions -- Stockholders' Agreement." Furthermore, the Series A holders have the right to elect two additional directors to the Board upon the occurrence of an "Election Event." An "Election Event" is our failure to:

     - declare and pay dividends on the Series A preferred stock when due which remains uncured for more than thirty (30) days;

     - repurchase the Series A preferred stock upon, among other things, a change of control (see "Certain Relationships and Related
       Transactions -- Stock Purchase Agreement -- Change of Control");

     - begin the integration and testing of the OrbView-3 satellite by March 15, 1999 or begin the integration and testing of the OrbView-4 satellite by November 15, 1999. We may extend these dates by up to thirty (30) days if our president (in consultation with the Series A directors) determines in his discretion that such delay is advisable.

     See "Certain Relationships and Related Transactions -- Procurement Agreement." The directors elected upon the occurrence of an Election Event will serve only as long as the Election Event continues. Certain transactions, including certain additional issuances of our securities, require the consent of the holders of at least two-thirds of the outstanding Series A preferred stock.

     Conversion rights. The Series A holders have the option, at any time, or from time to time, to convert their Series A preferred stock into common stock. The number of shares of common stock issued upon such conversion will be determined by multiplying each Series A holder's number of Series A preferred stock by a fraction, the numerator of which is the Series A preferred stock Stated Value and the denominator of which is a conversion price, subject to anti-dilutive adjustments. The per share conversion price of the Series A preferred stock is currently $4.17. The Series A preferred stock will automatically be converted into shares of common stock upon the earliest to occur of any one of the following events:

     - the closing of a public offering of our common stock that meets certain criteria;

     - the culmination of a 180-day period in which the average price of the common stock exceeds a certain level relative to the conversion price of the Series A preferred stock; or

     - the proposed sale of 70% or more of our common stock (on a fully diluted basis), as more fully described in "Certain Relationships and Related Transactions -- Stockholders' Agreement -- Restrictions on Transfer."

                            DESCRIPTION OF THE NOTES

GENERAL

     The notes were issued pursuant to an indenture between the Company and Marine Midland Bank, as trustee. The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act, and holders of notes are referred to the indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the notes, the indenture and the registration rights agreement do not purport to be complete and are qualified in their entirety by reference to the notes, the indenture and the registration rights agreement. All terms defined in the indenture and not otherwise defined herein are used in this section with the meanings set forth in the indenture. A copy of the indenture and the registration rights agreement will be made available to holders of notes upon request.

     The notes will be senior obligations of the Company, will rank senior in right and priority of payment to all subordinated indebtedness of the Company and will rank pari passu in right and priority of payment with all other indebtedness of the Company which is not expressly so subordinated. The notes will be secured to the extent set forth below under "-- Security." As of the date the units offering was consummated, and upon the application of the net proceeds therefrom, the Company has no indebtedness that is expressly subordinated in right and priority of payment to the notes.

PRINCIPAL, MATURITY AND INTEREST

     The notes were issued in an aggregate principal amount of $150.0 million. The notes will mature on March 1, 2005. Interest on the notes accrues at the rate of 11 5/8% per annum and is payable semi-annually in arrears on March 1 and September 1 of each year to holders of record on the immediately preceding February 15 and August 15. Interest on the notes is computed on the basis of a 360-day year comprising twelve 30-day months.

OPTIONAL REDEMPTION

     The notes will not be redeemable prior to March 1, 2002. Thereafter, the notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and liquidated damages (if any) thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

                                                              REDEMPTION
                            YEAR                                PRICE
                            ----                              ----------
2002........................................................   105.8125%
2003........................................................   102.9063%
2004 and thereafter.........................................   100.0000%

     Notwithstanding the foregoing, prior to March 1, 2001, the Company may, on one or more occasions, redeem outstanding notes with the net cash proceeds of one or more sales of Capital Stock (other than Disqualified Stock) of the Company to one or more Persons (but only to the extent the proceeds of such sales of Capital Stock consist of cash or cash equivalents) at a redemption price equal to 111.625% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages (if any) thereon to the redemption date; provided, however, that: (i) not less than 65% of the aggregate principal amount of the notes initially issued remains outstanding immediately after any such redemption; and (ii) such redemption shall occur within 60 days after the date of closing of such sale of Capital Stock.

MANDATORY REDEMPTION


     We will not be required to make mandatory redemption or sinking fund payments with respect to the notes. However, as described below, the Company may be obligated, under certain circumstances, to make an offer to purchase: (i) all outstanding notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages (if any) to the date of purchase, upon a Change of Control; and (ii) outstanding notes with a portion of the net proceeds of asset sales at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages (if any) to the date of purchase. See "-- Repurchase at the Option of Holders -- Change of Control."


SECURITY


     Pursuant to the indenture, the Company purchased and pledged to the collateral agent for the benefit of the holders of the notes the pledged securities in such amount as will be sufficient to pay when due the first four scheduled interest payments of such securities. The Company used approximately $32.9 million of the net proceeds of the units offering to acquire the pledged securities. The pledged securities are pledged by the Company to the trustee as collateral agent for the benefit of the holders of notes pursuant to the Pledge Agreement and will be held by the collateral agent in the Pledge Account. Pursuant to the Pledge Agreement, immediately prior to an interest payment date on the notes, the Company may either deposit with the collateral agent from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the collateral agent to release from the Pledge Account proceeds sufficient to pay interest then due. In the event the Company exercises the former option, the Company may thereafter direct the collateral agent to release to the Company from the Pledge Account proceeds or pledged securities in like amount.


     Under the terms of the Pledge Agreement, assuming that the Company makes the first four scheduled interest payments on the notes in a timely manner, all of the pledged securities will be released from the Pledge Account.

REPURCHASE AT THE OPTION OF HOLDERS

Change of Control

     Upon the occurrence of a Change of Control, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and liquidated damages (if any) thereon to the date of purchase.

CERTAIN COVENANTS

     The indenture restricts, among other things, the Company's ability to pay dividends or make certain other restricted payments, incur liens, sell assets, merge or consolidate with any other person, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates or incur additional indebtedness. The indenture permits, under certain circumstances, the Company's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default:

     - default for 30 days in the payment when due of interest on, or liquidated damages (if any) with respect to, the notes;

     - default in payment when due (whether at maturity, upon redemption or repurchase, or otherwise) of the principal of or premium, if any, on the notes;

     - default in the payment of principal and interest or liquidated damages, if any, on the notes;

     - failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to the Company by the trustee or to the Company and the trustee by the holders of at least 25% of the outstanding principal amount of the notes, to comply with any of the other covenants in the indenture for the notes;

     - default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

         (i) is caused by a failure to pay principal of, or premium, if any, or interest on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

        (ii) results in the acceleration (which acceleration has not been rescinded) of such Indebtedness prior to its express maturity, and, in each case described in clauses (i) and (ii) of this paragraph, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

     - failure by the Company or any of its Restricted Subsidiaries to pay final judgments (other than any judgments as to which a reputable insurance Company has accepted full liability and whose bond, premium or similar charge therefor is not in excess of $5.0 million) aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed within 60 days after their entry;

     - breach by the Company of any representation or warranty set forth in the Pledge Agreement, or default by the Company in the performance of any covenant set forth in the Pledge Agreement, or repudiation by the Company of any of its obligations under the Pledge Agreement or the unenforceability of the Pledge Agreement against the Company for any reason which in any one case or in the aggregate results in a material impairment of the rights intended to be afforded thereby; and

     - certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

     With certain exceptions, if any event of default occurs and is continuing with respect to the notes, the trustee or the holders of at least 25% of the aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

                           RELATIONSHIP WITH ORBITAL


     Formed in 1982, Orbital is a space and information systems company that designs, manufactures, operates, and markets a broad range of space-related products and services. Orbital is a leading provider of turn-key space systems with a heritage of designing and building satellites and providing launch services for various satellites operating today. Orbital owns approximately 55% of the outstanding voting stock of ORBIMAGE on a fully diluted basis. Its 1998 revenues were approximately $734 million. Orbital and its subsidiaries employ approximately 4,500 people. Its products and services are grouped into three business sectors:


     - space and ground infrastructure systems;

     - satellite access products; and

     - satellite-delivered services.

     Space and ground infrastructure systems include launch vehicles, satellites, electronics and sensor systems and ground systems. Satellite access products include hand-held satellite-based navigation and communications products and transportation management systems. Satellite-delivered services include satellite-based two-way mobile data communications. Orbital operates launch vehicle, satellite and electronics engineering, manufacturing and test facilities in Dulles and McLean, Virginia; Germantown and Greenbelt, Maryland; and Chandler, Arizona; and a launch vehicle and satellite integration and test facility at Vandenberg Air Force Base, California. Orbital also has a space sensors and instruments facility in Pomona, California; a ground systems and software facility in Vancouver, British Columbia; and facilities for its navigation and communications products in San Dimas and Sunnyvale, California and in Rochester Hills, Michigan.


     To date, Orbital has contributed approximately $91.5 million in capital to ORBIMAGE. We have entered into various agreements with Orbital pursuant to which we will pay Orbital a fixed price of approximately $340 million, net of $140 million and $31 million which will be funded by CSA and the U.S. Air Force, respectively, through contracts with Orbital. We have paid approximately $224 million to Orbital through December 31, 1998. Under these agreements, Orbital has already:


     - designed, developed, and launched OrbView-1;

     - granted us the OrbView-2 License;

     - constructed the U.S. ground segment for OrbView-1 and OrbView-2; and

     - designed and began construction of OrbView-3 and OrbView-4.

     In addition, under these agreements Orbital is:

     - finishing constructing and will test and launch OrbView-3 and OrbView-4;

     - building the U.S. ground segment for OrbView-3 and OrbView-4; and


     - through MDA, providing us with the RadarSat-2 License.


     We use some of Orbital's employees and centralized systems for corporate and administrative services pursuant to a services agreement. We anticipate that each of our executive officers will generally devote a sufficient portion of his or her time to our business. However, any ORBIMAGE executive officer who is also an Orbital employee also may devote a significant portion of his or her time to the business of Orbital and its other subsidiaries.

POLICIES AND PROCEDURES FOR ADDRESSING CONFLICTS

     The ongoing relationships between ORBIMAGE and Orbital may present certain conflict situations for David W. Thompson, who serves as Chairman of the Board and Chief Executive Officer of ORBIMAGE, and also serves as Chairman of the Board, President and Chief Executive Officer of Orbital. Other officers and directors of Orbital also serve as officers and directors of ORBIMAGE, and may face similar conflicts. Such officers' and Mr. Thompson's salary are paid by Orbital. Mr. Thompson, as well as other executive officers and directors of Orbital, own (or have options or other rights to acquire) a significant number of shares of common stock in both ORBIMAGE and Orbital. Certain ORBIMAGE employees, including its executive officers, also have options to acquire Orbital common stock. Potential conflicts could include:

     - the amount of time that Mr. Thompson or other executive officers of both Orbital and ORBIMAGE are able to devote to the day-to-day operations of ORBIMAGE; or

     - the decision making process involving situations that impact both Orbital and ORBIMAGE.

     ORBIMAGE and Orbital have adopted appropriate policies and procedures to be followed by the board of directors of each company to limit the involvement of Mr. Thompson (or such other officers and directors having a significant ownership interest in the companies or who are serving in similar capacities for both companies) in conflict situations, including matters relating to contractual relationships or litigation between ORBIMAGE and Orbital. These procedures include requiring directors of both Orbital and ORBIMAGE to abstain from voting as directors of each company on matters that present a significant conflict of interest between the companies. Whether or not a significant conflict of interest situation exists is determined on a case-by-case basis depending on such factors as the dollar value of the matter and the likelihood that resolution of the matter has significant strategic, operational or financial implications for the businesses of ORBIMAGE or Orbital.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES


     Latham & Watkins, counsel to ORBIMAGE, has advised ORBIMAGE that the following discussion is its opinion as to the material U.S. federal tax consequences relevant to the ownership and disposition of the warrants and the warrant shares by persons who (a) hold the warrants and warrant shares as capital assets (generally, property held for investment) within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") and
(b) acquired the warrants on original issue for cash. This opinion is based upon the Code, Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect.


     This discussion does not discuss every aspect of U.S. federal taxation that may be relevant to a particular taxpayer in light of its personal circumstances or to persons who are otherwise subject to special tax treatment (including, without limitation, banks, broker-dealers, insurance companies, pension and other employee benefit plans, tax exempt organizations and entities, persons holding warrants or warrant shares as a part of a hedging or conversion transaction or a straddle, certain hybrid entities and owners of interests therein and holders whose functional currency is not the U.S. dollar) and it does not discuss the effect of any applicable U.S. state and local or non-U.S. tax laws.


     We have not sought and will not seek any rulings from the IRS concerning the tax consequences of the ownership or disposition of the warrants or warrant shares and, accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF THE WARRANTS AND WARRANT SHARES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH OWNERSHIP AND DISPOSITION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAW.


U.S. HOLDERS

     This section states the material U.S. federal income tax consequences of the ownership and disposition of the warrants and warrant shares by "U.S. Holders." The term "U.S. Holder" refers to a person that is classified for U.S. federal tax purposes as a United States person. For this purpose, a United States person includes:

          - a citizen or resident of the United States,

          - a corporation or partnership (including entities treated as a corporation or a partnership for federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, unless in the case of a partnership, Treasury Regulations provide otherwise,

          - an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or

          - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

     Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons, shall also be considered U.S. Holders.

  Tax Treatment of Warrants.

     Generally. Because, among other things, the exercise price of each warrant will be a nominal amount, it is likely that a warrant will be considered to be constructively exercised for federal income tax purposes on the day on which the warrant first becomes exercisable, or possibly, on the day of its issuance. In this event,

          - no gain or loss would be recognized to a U.S. Holder upon either such deemed exercise or actual exercise of the warrant;

          - the tax basis of the warrant shares deemed received will be equal to the tax basis of the warrant until the warrant is actually exercised, at which time the tax basis of the warrant shares would be increased by the exercise price paid;

          - the holding period of the warrant shares deemed received should begin on the date the warrant is considered to be constructively exercised (i.e., either the issue date of the warrant or the date the warrant first becomes exercisable); and

          - the federal income tax consequences of the ownership and disposition of the warrant will be the same as if the warrant deemed exercised actually was a share of common stock as discussed below under the heading "-- Tax Treatment of Warrant Shares."

     In the event that a warrant is not treated as constructively exercised, a U.S. Holder will recognize gain or loss upon the sale, lapse or other taxable disposition of a warrant in an amount equal to the difference between the amount of cash and the fair market value of other property received (if any) by the U.S. Holder and the U.S. Holder's tax basis in the warrant. Any gain or loss realized on the sale, lapse or other taxable disposition of a warrant will be capital gain or loss. This gain or loss will be long-term capital gain or loss if a U.S. Holder has held the warrant for more than one year.

     In addition, if a warrant is not treated as constructively exercised, the cash exercise of a warrant by a U.S. Holder will not be taxable to the exercising U.S. Holder, except with respect to cash (if any) received in lieu of a fractional share. A U.S. Holder will have a tax basis in the warrant shares received upon exercise of a warrant equal to such holder's tax basis in the warrant exercised, plus the amount of cash used to pay the exercise price, minus the portion of such holder's basis in the warrant and cash used to pay the exercise price attributable to cash (if any) received in lieu of fractional shares. A U.S. Holder will have a holding period in shares of warrant shares received upon exercise of a warrant which commences on the day after the date of such exercise.

     In addition, if a warrant is not treated as constructively exercised, although the law is not entirely clear, the surrender of one or more warrants in payment of the exercise price of another warrant should not result in taxable gain or loss to the U.S. Holder, except with respect to cash (if any) received in lieu of a fractional share, because such exercise is treated as either (i) a tax-free recapitalization, or (ii) the exercise of a warrant with a zero exercise price pursuant to its original terms. In such a case, a U.S. Holder should have a tax basis in the warrant shares received upon exercise of a warrant which equals such U.S. Holder's tax basis in the warrant exercised, minus the portion of such holder's basis in the warrant attributable to cash (if any) received in lieu of a fractional share. If the exercise of a warrant is treated as a recapitalization, a U.S. Holder will have a holding period in warrant shares acquired upon exercise of a warrant which commences on the date the warrants were first acquired. If, however, such exercise is treated as the exercise of a warrant with a zero exercise price pursuant to its original terms, a U.S. Holder will have a holding period that commences the day after the date of such exercise.

     Notwithstanding the foregoing, the IRS could assert that a cashless exercise of a warrant should be treated as a taxable exchange in which gain or loss should be recognized.

     Adjustment in Exercise Price or Conversion Ratio. An adjustment to the exercise price or conversion ratio of the warrants, or the failure to make such adjustments, may in certain circumstances result in constructive distributions to the Holders of warrants which could be taxable as dividends under Section 305 of the Code. In such event, a Holder's tax basis in the warrant would be increased by the amount of any such dividend.

  Tax Treatment of Warrant Shares.


     Distributions. Dividends paid on warrant shares received upon exercise will be taxable to U.S. Holders as ordinary income, to the extent paid out of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of the U.S. Holder's tax basis in the warrant shares, and thereafter as capital gain from the sale or exchange of the warrant shares. Subject to certain restrictions, dividends received by a corporate U.S. Holder generally will be eligible for the 70% dividends received deduction.


     Dispositions of Warrant Shares. A U.S. Holder will recognize capital gain or loss upon the sale, exchange or other taxable disposition of the warrant shares in an amount equal to the difference between the amount of cash and the fair market value of other property received (if any) by the U.S. Holder and the U.S. Holder's tax basis in the warrant shares. Any gain or loss realized on the sale, or other taxable disposition of the warrant shares will be capital gain or loss. This gain or loss would be long-term capital gain or loss if a U.S. Holder has held the warrant shares for more than one year.

Liquidated Damages.


     We intend to take the position that the liquidated damages described above under "Description of the Warrants -- Registration Rights and Liquidated Damages" are taxable to U.S. Holders as ordinary income in accordance with the U.S. Holder's usual method of income tax accounting. The IRS may take a different position, however, which could affect the timing of a U.S. Holder's income with respect to the liquidated damages.


Information Reporting; Backup Withholding.


     We are required to furnish to record holders of the warrant shares, other than corporations and other exempt holders, and to the IRS, information with respect to dividends paid on the warrant shares.


     Certain U.S. Holders may be subject to backup withholding at the rate of 31% with respect to dividends paid on the warrant shares or with respect to proceeds received from a disposition of the warrant shares. Generally, backup withholding applies only if:

     - the payee fails to furnish a correct taxpayer identification number ("TIN") to the payor in the manner required or fails to demonstrate that it otherwise qualifies for an exemption;

     - the IRS notifies the payor that the TIN furnished by the payee is incorrect;

     - the payee has failed to report properly the receipt of a "reportable payment" on one or more occasions and the IRS has notified the payor that withholding is required; or

     - the payee fails (in certain circumstances) to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. U.S. Holders will be entitled to credit any amounts withheld under the backup withholding rules against their actual tax liabilities provided the required information is furnished to the IRS.

NON-U.S. HOLDERS

     The following states the material United States federal income and estate tax consequences of the ownership and disposition of warrants and warrant shares by "Non-U.S. Holders." The term "Non-U.S. Holder" refers to a person that is not classified for U.S. federal tax purposes as a "United States person," as defined in "-- U.S. Holders," above. NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

     Dividends on Warrant Shares. In general, dividends (i.e., distributions or deemed distributions) received by a Non-U.S. Holder of warrant shares will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable income tax treaty. Dividends that are effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States (or, if a tax treaty applies, dividends that are attributable to a U.S. permanent establishment of such Holder) are generally subject to U.S. federal income tax at on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements) discussed above. Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under an income tax treaty. For withholding purposes we are required to treat all distributions as if made out of our current or accumulated earnings and profits.

     Gain on Disposition of Warrants or Warrant Shares. Non-U.S. Holders generally will not be subject to U.S. federal income taxation on gain recognized on a disposition of warrants or warrant shares so long as (i) the gain is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

     Federal Estate Taxes. Warrants or warrant shares owned or treated as owned by an individual who is a Non-U.S. Holder at the time of death will be included in the individual's taxable estate and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

  U.S. Information Reporting Requirements and Backup Withholding Tax.


     We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to each Non-U.S. Holder on warrant shares (and the tax withheld with respect thereto), regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence. Under current law, dividends paid to an address in a foreign country are ordinarily presumed to be paid to a resident of such country for purposes of U.S. backup withholding and for purposes of determining the applicability of a tax treaty rate, absent knowledge that such presumption is not warranted. As such, U.S. backup withholding tax generally will not apply to dividends paid on warrant shares to a Non-U.S. Holder at an address outside the United States. See the discussion below under the heading "New Withholding Regulations" for a change in this presumption for payments received after December 31, 1999.


     Non-U.S. Holders will not be subject to information reporting or backup withholding with respect to the payment of proceeds from the disposition of warrants or warrant shares effected by, to or through the foreign office of a broker; provided, however, that if the broker is a U.S. person or a U.S.-related person, information reporting (but not backup withholding) would apply unless the broker has documentary evidence in its records as to the Non-U.S. Holder's foreign status (and has no actual knowledge to the contrary), or the Non-U.S. Holder certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption. Non-U.S. Holders will be subject to information reporting and backup withholding at a rate of 31% with respect to the payment of proceeds from the disposition of warrants or warrant shares effected by, to or through the U.S. office of a broker, unless the Non-U.S. Holder certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption.

     Amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder's U.S. federal income tax liability and any amounts withheld in excess of such Non-U.S. Holder's U.S. federal income tax liability would be refunded, provided that the required information is furnished to the IRS.

     New Withholding Regulations. Recently, the Treasury Department promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but unify certain certification procedures and forms and clarify reliance standards. For example, the new withholding regulations adopt a certificate rule under which a foreign stockholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a United States corporation will be required to satisfy certain certification and other requirements. In addition, under the final regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. The final regulations would generally be effective for payments made after December 31, 1999, subject to certain transition rules. YOU SHOULD BE AWARE THAT THE DISCUSSION UNDER "TAXATION OF NON-U.S. HOLDERS" DOES NOT GIVE EFFECT TO THESE NEW WITHHOLDING REGULATIONS. YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR FOR INFORMATION ON THESE NEW WITHHOLDING REGULATIONS.

                              PLAN OF DISTRIBUTION


     The warrant shares offered hereby are issuable upon exercise of the outstanding warrants. No underwriter has been or will be engaged by us in connection with the offering of the warrant shares. The exercise price of the warrants was determined through negotiation between ORBIMAGE and the initial purchasers in connection with the unit offering.


     The warrants and the warrant shares may be sold from time to time to purchasers directly by the selling holders. Alternatively, the selling holders may from time to time offer such securities through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling holders and/or the purchasers of the securities for whom they may act as agents. The selling holders and any underwriters, dealers or agents that participate in the distribution of the warrants or the warrant shares may be deemed to be "underwriters" under the Securities Act, and any profit on the sale of such securities by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offer of the warrants or the warrant shares is made, if required, the number of warrants or warrant shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for warrants or warrant shares purchased from the selling holders, any discounts, commissions and other items constituting compensation from the selling holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public will be set forth in one or more supplements to this prospectus.


     To the best of our knowledge, there are currently no plans, arrangements or understandings between any selling holders and any broker, dealer or underwriter regarding the sale of the warrants and warrant shares by the selling holders. There is no assurance that any selling holder will sell any or all of the warrants and warrant shares offered by it hereunder or that any such selling holder will not transfer, devise or gift such warrants or warrant shares by other means not described herein.


     To comply with the securities laws of certain states, if applicable, the offered securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the offered securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.


     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the offered securities may not simultaneously engage in market making activities with respect to the common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling holders.


                                 LEGAL MATTERS


     The validity of the warrants and warrant shares offered hereby will be passed upon by Latham & Watkins, Washington, D.C.

                                    EXPERTS


     The financial statements of ORBIMAGE as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                          ORBITAL IMAGING CORPORATION


Independent Auditors' Report................................   F-2
Statements of Operations for the years ended December 31,
  1996, 1997 and 1998.......................................   F-3
Balance Sheets as of December 31, 1997 and 1998.............   F-4
Statements of Stockholders' Equity for the years ended
  December 31, 1996, 1997 and 1998..........................   F-5
Statements of Cash Flows for the years ended December 31,
  1996, 1997 and 1998.......................................   F-6
Notes to Financial Statements...............................   F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Orbital Imaging Corporation:

     We have audited the accompanying balance sheets of Orbital Imaging Corporation ("ORBIMAGE") as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of ORBIMAGE's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Orbital Imaging Corporation as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                   KPMG LLP

January 22, 1999
Washington, D.C.

                          ORBITAL IMAGING CORPORATION

                            STATEMENTS OF OPERATIONS


                       (IN THOUSANDS, EXCEPT SHARE DATA)



                                                                 YEARS ENDED DECEMBER 31,
                                                            -----------------------------------
                                                             1996        1997          1998
                                                            -------   -----------   -----------
Revenues..................................................  $ 1,055   $     2,062   $    11,663
Direct expenses...........................................    4,320         6,312        15,215
                                                            -------   -----------   -----------
Gross loss................................................   (3,265)       (4,250)       (3,552)
Selling, general and administrative expenses..............    1,630         2,845         7,124
                                                            -------   -----------   -----------
Loss from operations......................................   (4,895)       (7,095)      (10,676)
Interest income, net of interest expense of $4,860 in
  1998....................................................       --         1,261         1,845
                                                            -------   -----------   -----------
Loss before benefit for income taxes......................   (4,895)       (5,834)       (8,831)
Benefit for income taxes..................................       --        (1,752)       (3,312)
                                                            -------   -----------   -----------
Net loss..................................................  $(4,895)  $    (4,082)  $    (5,519)
                                                            =======   ===========   ===========
Loss per common share -- basic and assuming dilution
  (1).....................................................  $    --   $     (0.42)  $     (0.51)
Loss available to common stockholders (1).................  $    --   $    (6,890)  $   (12,843)
Weighted average shares outstanding (1):
  Basic...................................................       --    16,431,854    25,214,000
  Assuming dilution.......................................       --    22,262,975    41,764,949


---------------

(1) All potentially dilutive securities, such as convertible preferred stock, warrants and stock options are antidilutive for each year presented. Prior to May 8, 1997, ORBIMAGE was an operating division of Orbital, and loss per common share for the year ended December 31, 1996 was not considered meaningful.



                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                          ORBITAL IMAGING CORPORATION
                                 BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 10,883   $ 25,082
  Available-for-sale securities, at fair value..............    11,337     34,401
  Restricted held-to-maturity securities, at amortized
     cost...................................................        --     16,724
  Receivables and other current assets, net of allowances of
     $0 and $165, respectively..............................       134      3,199
                                                              --------   --------
       Total current assets.................................    22,354     79,406
Restricted held-to-maturity securities, at amortized cost...        --      7,813
Property, plant and equipment, at cost, less accumulated
  depreciation of $5,144 and $7,630, respectively...........    11,054     15,956
Satellites and related rights, at cost, less accumulated
  depreciation and amortization of $12,947 and $22,367,
  respectively..............................................   104,226    196,598
Other assets................................................       115      8,196
                                                              --------   --------
       Total assets.........................................  $137,749   $307,969
                                                              ========   ========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $  4,335   $ 16,879
  Current portion of deferred revenue.......................     7,725      8,522
  Deferred tax liabilities..................................       468        580
                                                              --------   --------
       Total current liabilities............................    12,528     25,981
Senior notes................................................        --    141,620
Deferred revenue, net of current portion....................    29,667     23,698
Deferred tax liabilities....................................    10,194      3,190
Capitalized lease obligation, net of current portion........        --        108
                                                              --------   --------
       Total liabilities....................................    52,389    194,597
Stockholders' equity:
  Preferred stock, par value $0.01; 10,000,000 shares
     authorized; Series A 12% cumulative convertible,
     2,000,000 shares authorized, 392,887 and 687,576 shares
     issued and outstanding, respectively (liquidation value
     of $40,074 and $70,133, respectively)..................         4          7
  Common stock, par value $0.01; 75,000,000 shares
     authorized; 25,214,000 shares issued and outstanding...       252        252
  Additional paid-in-capital................................   111,636    152,488
  Accumulated deficit.......................................   (26,532)   (39,375)
                                                              --------   --------
       Total stockholders' equity...........................    85,360    113,372
                                                              --------   --------
          Total liabilities and stockholders' equity........  $137,749   $307,969
                                                              ========   ========


                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                          ORBITAL IMAGING CORPORATION
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                       SERIES A
                                   PREFERRED STOCK       COMMON STOCK       ADDITIONAL
                                   ----------------   -------------------    PAID-IN     ACCUMULATED
                                   SHARES    AMOUNT     SHARES     AMOUNT    CAPITAL       DEFICIT      TOTAL
                                   -------   ------   ----------   ------   ----------   -----------   --------
BALANCE AS OF DECEMBER 31,
  1995...........................       --     $--            --    $ --     $ 34,703     $(14,747)    $ 19,956
Capital contributed..............       --     --             --      --       13,625           --       13,625
Tax-sharing charge...............       --     --             --      --       (2,407)          --       (2,407)
Net loss.........................       --     --             --      --           --       (4,895)      (4,895)
                                   -------     --     ----------    ----     --------     --------     --------
BALANCE AS OF DECEMBER 31,
  1996...........................       --     --             --      --       45,921      (19,642)      26,279
Shares issued in private
  offering, net..................  372,705      4             --      --       33,543           --       33,547
Shares issued to Orbital.........       --     --     25,200,000     252       31,066           --       31,318
Shares issued to director........       --     --         14,000      --           50           --           50
Preferred stock dividends paid in
  shares.........................   20,182     --             --      --        2,018       (2,018)          --
Accrual of preferred stock
  dividends......................       --     --             --      --          790         (790)          --
Tax-sharing charge...............       --     --             --      --       (1,752)          --       (1,752)
Net loss.........................       --     --             --      --           --       (4,082)      (4,082)
                                   -------     --     ----------    ----     --------     --------     --------
BALANCE AS OF DECEMBER 31,
  1997...........................  392,887      4     25,214,000     252      111,636      (26,532)      85,360
Shares issued in private
  offering, net..................  227,295      2             --      --       21,273           --       21,275
Common stock warrants issued,
  net............................       --     --             --      --        8,676           --        8,676
Preferred stock dividends paid in
  shares.........................   67,394      1             --      --        5,948       (5,949)          --
Accrual of preferred stock
  dividends......................       --     --             --      --        1,375       (1,375)          --
Capital contributed..............       --     --             --      --        3,580           --        3,580
Net loss.........................       --     --             --      --           --       (5,519)      (5,519)
                                   -------     --     ----------    ----     --------     --------     --------
BALANCE AS OF DECEMBER 31,
  1998...........................  687,576     $7     25,214,000    $252     $152,488     $(39,375)    $113,372
                                   =======     ==     ==========    ====     ========     ========     ========


                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                          ORBITAL IMAGING CORPORATION

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                  YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1996       1997        1998
                                                              --------   ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (4,895)  $  (4,082)  $  (5,519)
  Adjustments to reconcile net loss to net cash (used in)
     provided by operating activities:
     Depreciation, amortization and other...................     3,981       5,541      13,124
     Deferred tax benefit...................................        --      (1,752)     (3,312)
  Changes in assets and liabilities:
     Increase in receivables and other current assets.......       150         (84)     (1,608)
     (Increase) decrease in other assets....................      (419)        371         (17)
     Increase in accounts payable and accrued expenses......        --       4,335      12,370
     Increase (decrease) in deferred revenue................       175       2,005      (5,172)
                                                              --------   ---------   ---------
       NET CASH (USED IN) PROVIDED BY OPERATING
          ACTIVITIES........................................    (1,008)      6,334       9,866
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures......................................   (12,617)    (49,029)   (108,541)
  Purchases of restricted held-to-maturity securities.......        --          --     (32,185)
  Purchases of available-for-sale securities................        --    (115,751)   (119,783)
  Maturities of restricted held-to-maturity securities......        --          --       7,568
  Maturities of available-for-sale securities...............        --     102,442      60,905
  Sales of available-for-sale securities....................        --       1,972      35,818
  Payment for business acquisition..........................        --          --      (5,000)
                                                              --------   ---------   ---------
       NET CASH USED IN INVESTING ACTIVITIES................   (12,617)    (60,366)   (161,218)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of senior notes................        --          --     135,600
  Net proceeds from issuance of common stock warrants.......        --          --       8,676
  Net proceeds from issuance of preferred stock.............        --      33,547      21,275
  Net proceeds from issuance of common stock................        --      31,368          --
  Capital contributed.......................................    13,625          --          --
                                                              --------   ---------   ---------
       NET CASH PROVIDED BY FINANCING ACTIVITIES............    13,625      64,915     165,551
                                                              --------   ---------   ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................        --      10,883      14,199
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................        --          --      10,883
                                                              --------   ---------   ---------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $     --   $  10,883   $  25,082
                                                              ========   =========   =========
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid...............................................  $     --   $      --   $   9,009
                                                              ========   =========   =========
Non-cash items:
Capital contributed--tax basis adjustment...................        --          --   $   3,580
Capitalized lease obligation................................        --          --         223


                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                          ORBITAL IMAGING CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

(1) RELATIONSHIP WITH ORBITAL

     In 1991, the ORBIMAGE operating division of Orbital Sciences Corporation ("Orbital") was established to manage the development of remote imaging satellites which would collect, process and distribute digital imagery of land areas, oceans and the atmosphere. In 1992, Orbital Imaging Corporation ("ORBIMAGE") was incorporated in Delaware as a wholly-owned subsidiary of Orbital. On May 8, 1997, and July 3, 1997, ORBIMAGE issued preferred stock to private investors to fund a significant portion of the remaining costs of existing projects (the "Private Placement"). Orbital purchased additional common stock, bringing its total common equity invested to approximately $91.5 million. Also on May 8, 1997, ORBIMAGE executed certain contracts with Orbital whereby all assets and liabilities of Orbital's operating division, ORBIMAGE, were sold to ORBIMAGE at the historical cost. Accordingly, the accompanying financial statements incorporate the historical accounts and operations of the operating division prior to May 8, 1997, as predecessor financial statements of ORBIMAGE.

     ORBIMAGE has three contracts with Orbital: the ORBIMAGE System Procurement Agreement dated November 18, 1996, as amended (the "System Procurement Agreement"), the OrbView-2 License Agreement dated May 8, 1997 (the "License Agreement") and the Amended and Restated Administrative Services Agreement dated May 8, 1997 (the "Administrative Services Agreement"). Under the System Procurement Agreement, ORBIMAGE purchased (i) the OrbView-1 satellite, (ii) an exclusive license entitling ORBIMAGE to all of the economic rights and benefits of the OrbView-2 satellite, (iii) the OrbView-3 satellite and launch service,
(iv) the OrbView-4 satellite and launch service and (v) the ground system assets used to command and control the satellites as well as receive and process imagery. Under the License Agreement, Orbital has granted an exclusive worldwide license to ORBIMAGE to use and sell OrbView-2 imagery. Pursuant to the terms of the License Agreement, Orbital has assigned to ORBIMAGE all amounts that are due or become due to Orbital under a contract Orbital has with NASA to deliver OrbView-2 imagery, and ORBIMAGE has sole responsibility for operating and controlling the satellite. Under the Administrative Services Agreement, ORBIMAGE is reimbursing Orbital for management, accounting, legal, financial services, office space and other administrative services, as well as certain direct operating services provided by Orbital.


     ORBIMAGE has also entered into an agreement with Orbital and MacDonald, Dettwiler and Associates, Ltd. ("MDA"), a wholly-owned Canadian subsidiary of Orbital, under which ORBIMAGE has acquired the exclusive worldwide distribution rights for the RadarSat-2 satellite imagery (the "RadarSat-2 License"). Under the RadarSat-2 License, MDA will own and operate the RadarSat-2 satellite, and MDA will provide operations, data reception, processing, archiving and distribution services to ORBIMAGE. ORBIMAGE's acquisition of the RadarSat-2 License will cost $60.0 million, net of approximately $140.0 million which will be funded by the Canadian Space Agency through a contract with Orbital. ORBIMAGE will pay the $60.0 million purchase price in installments based on progress payments during the satellite construction phase. Such payments will not exceed $15.0 million per year in 1999-2001; $10.0 million in 2002; and $5.0 million upon the successful checkout of RadarSat-2.



     Pursuant to the System Procurement Agreement as amended, ORBIMAGE has committed to purchase various satellites, rights and ground systems for approximately $279.9 million, net of $31.0 million which will be funded by the U.S. Air Force through a contract with Orbital. ORBIMAGE incurred costs of approximately $12.6 million, $47.6 million and $94.3 million for the years ended December 31, 1996, 1997 and 1998, respectively, under the System Procurement Agreement. As of December 31, 1998, ORBIMAGE has remaining commitments under the System Procurement Agreement of $55.4 million, net of $31.0 million which will be funded by the U.S. Air Force through a contract with Orbital.


     ORBIMAGE incurred costs of approximately $2.0 million, $3.2 million and $2.7 million for the years ended December 31, 1996, 1997 and 1998, respectively, under the Administrative Services Agreement.

                          ORBITAL IMAGING CORPORATION

(1) RELATIONSHIP WITH ORBITAL -- (CONTINUED)

The term of the Administrative Services Agreement is expected to terminate on or before December 31, 2001.


     Amounts due to Orbital of $3.7 million and $9.2 million as of December 31, 1997 and 1998, respectively were included in accounts payable and accrued expenses.

     Certain officers and directors of ORBIMAGE are also officers and directors of Orbital.

(2) NATURE OF OPERATIONS


     The OrbView-1 satellite was launched in 1995 and provides severe weather and atmospheric images, including global lightning information and measurements used in analyzing atmospheric temperature information. The OrbView-2 satellite was launched on August 1, 1997, and completed its on-orbit checkout in October 1997. ORBIMAGE recognized revenues related to the OrbView-2 satellite of $1.3 million and $9.1 million for the years ended December 31, 1997 and 1998, respectively. The OrbView-3 satellite is currently scheduled to begin operations in the second half of 1999 and will provide one-meter panchromatic and four-meter multispectral imagery of the Earth. The OrbView-4 satellite will provide one-meter and two-meter panchromatic, four-meter multispectral, and eight-meter hyperspectral imagery of the Earth and is expected to be operational in mid-2000. The imagery provided by both OrbView-3 and OrbView-4 will have a broad range of applications for U.S. and foreign national security and many commercial and scientific markets.


(3) SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Certain amounts in prior years' financial statements have been reclassified to conform to the current year presentation.


Revenue Recognition


     ORBIMAGE's principal source of revenue is the sale of satellite imagery to customers, value-added resellers and distributors. Such sales often require ORBIMAGE to provide imagery over the term of a multi-year sales contract. Accordingly, ORBIMAGE recognizes revenues on imagery contracts on a straight-line basis over the delivery term of the contract. Deferred revenue represents receipts in advance of the delivery of imagery.


Services Provided by Orbital


     A substantial part of ORBIMAGE's administrative services, including legal, accounting, human resources and purchasing is provided to ORBIMAGE at cost by Orbital. Such costs include both specifically identifiable services and certain pooled costs allocated by Orbital based on ORBIMAGE's proportional use. ORBIMAGE believes that the cost of these services, as provided for in the accompanying statements of operations, approximates the cost of similar services if obtained directly by ORBIMAGE.


Stock-Based Compensation

     Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123") requires companies to recognize as expense the fair value of all stock-based awards on the

                          ORBITAL IMAGING CORPORATION

(3) SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

date of grant, or (ii) continue to apply the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and provide pro forma net income (loss) disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS 123 had been applied. ORBIMAGE has elected to continue to apply the provision of APB 25 and provide the pro forma disclosure provisions of SFAS 123 (see Note
16). No compensation expense has been recognized in connection with stock option grants to employees in the accompanying statements of operations. To the extent that ORBIMAGE grants stock options to non-employee consultants or advisors, ORBIMAGE records costs equal to the fair value of the options granted as of the measurement date as determined using a Black-Scholes model.


Cash and Cash Equivalents

     ORBIMAGE considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Securities


     Management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when ORBIMAGE has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in interest income. The held-to-maturity securities are restricted by provisions of the senior notes. (See Note 12.)


     Securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. The amortized cost of available-for-sale securities is adjusted for amortization of premiums and accretion of discounts to maturity. Amortization, accretion, and realized gains and losses are included in interest income. The cost of securities sold is based on the specific identification method.

     Securities with original maturities of more than three months, but not more than one year, are classified as current assets. Securities with original maturities of more than one year are classified as long-term assets.

Financial Instruments

     The carrying amounts for ORBIMAGE's cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair value. The fair values for securities (see Note 8) and senior notes (see Note 12) were based on quoted market prices.


     ORBIMAGE does not have any derivative financial instruments as of December 31, 1998, and believes that the interest rate risk associated with its senior notes and the market risk associated with its securities are not material to the results of operations of ORBIMAGE. The available-for-sale securities subject ORBIMAGE's financial position to interest rate risk.


Satellites and Related Rights and Property, Plant and Equipment

     ORBIMAGE is purchasing the OrbView-1, OrbView-3 and OrbView-4 satellites, the OrbView-2 license and the ground system assets pursuant to the System Procurement Agreement. ORBIMAGE is constructing the ORBIMAGE digital catalogue, a digital imagery catalogue and processing system, to

                          ORBITAL IMAGING CORPORATION

(3) SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) support OrbView-2, OrbView-3 and OrbView-4 imagery processing and distribution. ORBIMAGE capitalizes certain direct and indirect costs incurred in the construction of the ORBIMAGE digital catalogue. Amortization of the capitalized costs will begin when the ORBIMAGE digital catalogue is placed in service.

     ORBIMAGE capitalizes interest costs in connection with the construction of satellites, related ground system assets, and the ORBIMAGE digital catalogue. The capitalized interest is recorded as part of the historical cost of the asset to which it relates and will be amortized over the asset's useful life when placed in service. For the year ended December 31, 1998, capitalized interest totaled $10.9 million. No interest was capitalized for the years ended December 31, 1996 or 1997.

     Depreciation and amortization are provided using the straight-line method as follows:


Ground system assets.....................  8 years
Furniture and equipment..................  3 to 5 years
OrbView-1................................  3 years
OrbView-2................................  7  1/2 years
Leasehold improvements...................  Shorter of estimated useful life of lease or lease term


Income Taxes


     ORBIMAGE recognizes income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


(4) BUSINESS ACQUISITION


     In 1998, ORBIMAGE acquired substantially all of the assets of TRIFID Corporation ("TRIFID") for $5.0 million. The acquisition was accounted for using the purchase method of accounting and resulted in excess of purchase price over net assets acquired of approximately $3.0 million, which is being amortized on a straight-line basis over ten years. The financial results of TRIFID have been included in ORBIMAGE's results since April 30, 1998.



     The following unaudited supplemental financial information presents ORBIMAGE's results of operations for the years ended December 31, 1997 and 1998, on a pro forma basis, as though the TRIFID acquisition were consummated on January 1, 1997 (in thousands, except share data):



                                                                 YEARS ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1998
                                                              -------   -------
Revenues....................................................  $ 5,531   $12,486
Net loss....................................................   (4,213)   (5,521)
Loss per common share -- basic and assuming dilution (1)....  $ (0.43)  $ (0.51)


---------------
(1) All potentially dilutive securities, such as convertible preferred stock, warrants and stock options are antidilutive for each year presented.

                          ORBITAL IMAGING CORPORATION

(5) EMPLOYEE BENEFIT PLAN

     In February 1998, the FASB issued Statement No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, that supersedes the disclosure requirements of Statement No. 87, Employers' Accounting for Pensions, and Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. ORBIMAGE adopted Statement No. 132 effective January 1, 1998. Adoption of the new benefits disclosure rules did not impact ORBIMAGE's financial position, results of operations or cash flows.


     ORBIMAGE's employees participate in the Orbital Imaging Corporation Retirement Savings Plan, a defined contribution plan (the "Plan") in accordance with Section 401(k) of the Internal Revenue Code of 1986, as amended. ORBIMAGE's contributions to the Plan are made based on certain plan provisions and at the discretion of the Board of Directors. For the years ended December 31, 1997 and 1998, ORBIMAGE's contribution expense was $44,000 and $257,000, respectively. ORBIMAGE's contribution to the Plan for the year ended December 31, 1998 includes contributions to accounts of employees who joined ORBIMAGE as part of the TRIFID acquisition. (See Note 4.)


(6) COMPREHENSIVE INCOME (LOSS)


     As of January 1, 1998, ORBIMAGE adopted Statement of Financial Accounting Standard ("SFAS") No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of SFAS No. 130 had no impact on ORBIMAGE's net loss or stockholders' equity. For the years ended December 31, 1996, 1997 and 1998, there were no material differences between net loss as reported and comprehensive income (loss).


(7) LOSS PER COMMON SHARE

     The computations of basic and diluted loss per common share for the years ended December 31, 1997 and 1998 were as follows (in thousands, except share data):


                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1997          1998
                                                              -----------   -----------
Numerator for basic and diluted loss per common share:
  Net loss..................................................  $   (4,082)   $   (5,519)
  Preferred stock dividends.................................      (2,808)       (7,324)
                                                              ----------    ----------
Loss available to common stockholders.......................  $   (6,890)   $  (12,843)
                                                              ==========    ==========
Denominator for basic loss per common share -- weighted
  average shares............................................  16,431,854    25,214,000
Effect of dilutive securities:
  Convertible preferred stock...............................   5,641,668    14,665,412
  Warrants..................................................          --     1,312,746
  Stock options.............................................     189,453       572,791
                                                              ----------    ----------
Denominator for diluted loss per common share -- adjusted
  weighted average shares assuming dilution.................  22,262,975    41,764,949
                                                              ==========    ==========
Loss per common share -- basic and diluted (1)..............  $    (0.42)   $    (0.51)
                                                              ==========    ==========


---------------
(1) All potentially dilutive securities, such as convertible preferred stock, warrants and stock options are antidilutive for each year presented. Prior to May 8, 1997, ORBIMAGE was an operating division of

                          ORBITAL IMAGING CORPORATION

(7) LOSS PER COMMON SHARE -- (CONTINUED)
    Orbital, and loss per common share for the year ended December 31, 1996 was not considered meaningful.

(8) SECURITIES


     As of December 31, 1997 and 1998, ORBIMAGE had available-for-sale securities invested primarily in commercial paper with an amortized cost basis of $11.3 million and $34.4 million, respectively. There were no differences between the amortized cost basis of the available-for-sale securities and their fair values.


     As of December 31, 1998, ORBIMAGE had held-to-maturity securities invested in U.S. Treasury securities with a fair value of $24.6 million and an amortized cost basis of $24.5 million, resulting in an unrealized gain of $0.1 million. These securities have maturities ranging from six months to two years and are pledged as security for repayment of interest on the senior notes. There were no held-to-maturity securities as of December 31, 1997.

     Included in cash and cash equivalents was $8.9 million and $24.0 million of commercial paper as of December 31, 1997 and 1998, respectively.

(9) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment as of December 31, 1997 and 1998 consisted of the following (in thousands):


                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1998
                                                              -------   -------
Land........................................................  $   213   $   213
Ground system assets........................................   15,985    21,450
Furniture and equipment.....................................       --     1,293
Leasehold improvements......................................       --       630
Accumulated depreciation and amortization...................   (5,144)   (7,630)
                                                              -------   -------
          Total.............................................  $11,054   $15,956
                                                              =======   =======



     Depreciation and amortization totaled $1.6 million, $1.7 million and $2.5 million for the years ended December 31, 1996, 1997 and 1998, respectively.

                          ORBITAL IMAGING CORPORATION

(10) SATELLITES AND RELATED RIGHTS

     Satellites and related rights as of December 31, 1997 and 1998 consisted of the following (in thousands):


                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
In service:
  OrbView-1.................................................  $ 12,327   $ 12,327
  Accumulated depreciation..................................   (11,513)   (12,327)
                                                              --------   --------
                                                                   814         --
  OrbView-2 License.........................................    64,543     64,543
  Accumulated amortization..................................    (1,434)   (10,040)
                                                              --------   --------
                                                                63,109     54,503
Satellites in process.......................................    40,303    142,095
                                                              --------   --------
          Total.............................................  $104,226   $196,598
                                                              ========   ========



     Satellite depreciation and amortization totaled $2.4 million, $3.9 million and $9.4 million for the years ended December 31, 1996, 1997 and 1998, respectively.


(11) INCOME TAXES

     ORBIMAGE's losses for income tax purposes for the year ended December 31, 1996 and the period from January 1, 1997 through May 7, 1997 (during which ORBIMAGE was an operating division, and was included in the consolidated tax return, of Orbital) were significantly greater than pre-tax financial statement losses, primarily due to expense associated with satellites and related rights deducted currently for income tax purposes. Prior to May 8, 1997, ORBIMAGE had a tax-sharing arrangement with Orbital under which tax deductions for satellites and related rights, and the associated net operating loss carryforwards, remained with Orbital. As a result, ORBIMAGE recorded tax-sharing charges of $2.4 million and $1.8 million for the years ended December 31, 1996 and 1997, respectively, as a direct charge to additional paid-in capital.


     The benefit for income taxes for the years ended December 31, 1996, 1997 and 1998 consisted of the following (in thousands):



                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                              1996     1997      1998
                                                              -----   -------   -------
Current benefit:
  U.S. Federal..............................................   $--    $   --    $   --
  State.....................................................   --         --        --
                                                               --     ------    ------
          Total current benefit.............................   --         --        --
Deferred benefit:
  U.S. Federal..............................................   --      1,533     3,021
  State.....................................................   --        219       291
                                                               --     ------    ------
          Total deferred benefit............................   --      1,752     3,312
                                                               --     ------    ------
          Total benefit for income taxes....................   $--    $1,752    $3,312
                                                               ==     ======    ======

                          ORBITAL IMAGING CORPORATION

(11) INCOME TAXES -- (CONTINUED)

     The income tax benefit for the years ended December 31, 1996, 1997 and 1998 were different from those computed using the statutory U.S. Federal income tax rate as follows:



                                                               YEARS ENDED DECEMBER 31,
                                                              ---------------------------
                                                              1996       1997       1998
                                                              -----      -----      -----
U.S. Federal statutory rate.................................  (34.0)%    (34.0)%    (34.0)%
Tax sharing agreement with Orbital..........................   34.0         --         --
State income taxes..........................................     --         --       (3.2)
Other.......................................................     --        4.0       (0.3)
                                                              -----      -----      -----
Effective rate..............................................    0.0%     (30.0)%    (37.5)%
                                                              =====      =====      =====


     The tax effects of significant temporary differences as of December 31, 1997 and 1998 were as follows (in thousands):


                                                                DECEMBER 31,
                                                              -----------------
                                                               1997      1998
                                                              -------   -------
Deferred tax assets:
  Differences in revenue recognition........................  $14,949   $12,162
  Net operating loss carryforward...........................      585     5,904
Other.......................................................       62       172
                                                              -------   -------
Deferred tax assets.........................................  $15,596   $18,238
                                                              =======   =======
Deferred tax liabilities:
  Differences in the tax treatment of satellites and related
     rights.................................................  $26,258   $22,008
                                                              =======   =======


     As of December 31, 1998, ORBIMAGE had U.S. Federal net operating loss carryforwards totaling $16.4 million, which expire beginning the year ending December 31, 2012.

(12) SENIOR NOTES

General


     On February 25, 1998, ORBIMAGE issued 150,000 units consisting of senior notes and 1,312,746 warrants for common stock, raising net proceeds of approximately $144.6 million. The gross proceeds of the units offering of $150.0 million were allocated: $141.0 million to the senior notes and $9.0 million to the value of the warrants recorded as a debt discount. The debt discount is amortized as an adjustment to interest expense over the term of the senior notes resulting in an effective yield of approximately 13.6%. As of December 31, 1998, the senior notes had a fair value of $150.0 million as estimated by quoted market prices.


Interest

     Interest on the senior notes accrues at a rate of 11 5/8% per annum and is payable semi-annually in arrears on March 1 and September 1. ORBIMAGE purchased U.S. Treasury securities in an amount sufficient to pay the interest on the senior notes for the first four periods. As of December 31, 1998, held-to-maturity securities restricted for the payment of interest on the senior notes totaled $24.5 million.

                          ORBITAL IMAGING CORPORATION

(12) SENIOR NOTES -- (CONTINUED)
Mandatory Redemption


     The senior notes mature on March 1, 2005. ORBIMAGE will not be required to make mandatory redemption or sinking fund payments with respect to the senior notes. However, ORBIMAGE may be obligated, under certain circumstances, to make an offer to purchase: (i) all outstanding senior notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages (if any) to the date of purchase, upon a change of control, and (ii) outstanding senior notes with a portion of the net proceeds of certain asset sales at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages (if any) to the date of the purchase.


Covenants

     The indenture for the senior notes restricts, among other things, ORBIMAGE's ability to pay dividends.

(13) LEASE COMMITMENTS

     Aggregate minimum rental commitments under non-cancelable operating and capital leases (primarily for office space and equipment) as of December 31, 1998 were as follows (in thousands):

                                                              OPERATING   CAPITAL
                                                              ---------   -------
1999........................................................    $132       $135
2000........................................................      11        115
                                                                ----       ----
                                                                $143        250
                                                                ====
Less: Interest at 12%.......................................                (26)
Less: Current portion.......................................               (116)
                                                                           ----
          Total.............................................               $108
                                                                           ====

(14) PREFERRED STOCK

     ORBIMAGE has authorized 10,000,000 shares of $0.01 par value preferred stock, of which: (a) 2,000,000 shares of the Series A preferred stock have been authorized, of which 687,576 shares were issued and outstanding as of December 31, 1998; (b) 2,000,000 shares of the Series B preferred stock have been authorized, none of which have been issued and (c) 2,000,000 shares of the Series C preferred stock have been authorized, none of which have been issued.

Dividends

     The Series A preferred stock is assigned a stated value of $100 per share and is entitled to a cumulative dividend of 12% per annum payable semi-annually on May 1 and November 1 of each year, in cash or, in lieu thereof, payable in-kind in shares of Series A preferred stock on the basis of 120 shares of Series A preferred stock for each 1,000 shares of Series A preferred stock outstanding. To date, all dividends have been paid in-kind. As of December 31, 1998, cumulative preferred stock dividends in arrears totaled 13,752 shares. Upon mandatory conversion prior to the fourth anniversary of the issuance of any Series A preferred stock, a Series A holder shall also receive the dividends with respect to the Series A preferred stock that would have accrued from the date of the mandatory conversion to the fourth anniversary of the initial issuance of the Series A preferred stock.

                          ORBITAL IMAGING CORPORATION

(14) PREFERRED STOCK -- (CONTINUED)
Ranking

     Series A holders have certain preferences upon dividend distributions, distributions upon liquidation or distributions upon merger, consolidation or sale of assets over the holders of Series B preferred stock (if and when issued), Series C preferred stock (if and when issued), the common holders and any other class of stock ranking junior to the Series A preferred stock.

Voting Rights

     Each Series A holder is entitled to such number (rounded to the nearest whole number) of votes as such Series A holder would be entitled if such Series A holder had converted its Series A preferred stock into shares of common stock.

Conversion Rights

     The Series A holders have the option, at any time, or from time to time, to convert their Series A preferred stock into fully paid and non-assessable shares of common stock. The number of shares of common stock issued upon such conversion will be determined by multiplying each Series A holder's number of Series A preferred stock by a fraction, the numerator of which is the Series A preferred stock Stated Value and the denominator of which is a conversion price, subject to anti-dilutive adjustments. The per share conversion price is currently $4.17. The Series A preferred stock shall be automatically converted into shares of common stock upon the earliest to occur of any one of the following events:

     - the closing, under certain circumstances, of a public offering of the common stock;

     - the culmination of a 180-day period in which the average price of the common stock exceeds a certain level relative to the conversion price or

     - the proposed sale of no less than 70% of the common stock on a fully diluted basis.

(15) COMMON STOCK WARRANTS

     In connection with the units offering on February 25, 1998, ORBIMAGE issued 150,000 warrants, which entitle the holders to acquire 1,312,746 shares of ORBIMAGE's common stock. The exercise price is $0.01 per share. Each warrant entitles the holder to buy 8.75164 shares of common stock. The warrants are exercisable at any time on or after February 25, 1999, or on the occurrence of a Company change in control, which ever happens first. The warrants expire on March 1, 2005.

(16) STOCK OPTION PLAN


     Through ORBIMAGE's stock option plan (the "Plan"), ORBIMAGE may issue to its employees, Orbital's employees, consultants or advisors incentive or non-qualified options to purchase up to 4,800,000 shares of ORBIMAGE's common stock. Under the Plan, stock options may not be granted with an exercise price less than 85% of the stock's fair market value at the date of the grant as determined by the Board of Directors. ORBIMAGE's options generally vest in one-third increments over a three-year period.

                          ORBITAL IMAGING CORPORATION

(16) STOCK OPTION PLAN -- (CONTINUED)
The following table summarizes the activity relating to the Plan for the years ended December 31, 1996, 1997 and 1998:

                                                                       WEIGHTED
                                         NUMBER OF   OPTION PRICE      AVERAGE       OUTSTANDING AND
                                          SHARES      PER SHARE     EXERCISE PRICE     EXERCISABLE
                                         ---------   ------------   --------------   ---------------
OUTSTANDING AS OF DECEMBER 31, 1995....         --            --           --                  --
    Granted............................  1,408,000    $     3.60        $3.60
    Exercised..........................         --            --           --
    Canceled or expired................         --            --           --
                                         ---------    ----------        -----           ---------
OUTSTANDING AS OF DECEMBER 31, 1996....  1,408,000          3.60         3.60             352,000
    Granted............................    498,000          4.17         4.17
    Exercised..........................    (14,000)         3.60         3.60
    Canceled or expired................     (8,000)         3.60         3.60
                                         ---------    ----------        -----           ---------
OUTSTANDING AS OF DECEMBER 31, 1997....  1,884,000     3.60-4.17         3.75             707,250
    Granted............................    761,500     4.17-5.10         4.55
    Exercised..........................         --            --           --
    Canceled or expired................     (9,000)    4.17-5.10         4.69
                                         ---------    ----------        -----           ---------
OUTSTANDING AS OF DECEMBER 31, 1998....  2,636,500    $3.60-5.10        $3.98           1,181,451
                                         =========    ==========        =====           =========

     As of December 31, 1998, the weighted average remaining contractual life of the options outstanding was 8.4 years.


     ORBIMAGE uses the minimum value method for options issued to employees and directors to determine the pro forma impact to its net loss. The model utilizes certain information, such as the interest rate on a risk-free security maturing generally at the same time as the option being valued, and requires certain assumptions, such as the expected amount of time an option will be outstanding until it is exercised or it expires, to calculate the weighted-average fair value per share of stock options granted. The assumptions used to determine the pro forma impact for the years ended December 31, 1996, 1997 and 1998 were as follows:



                                                                YEARS ENDED DECEMBER 31,
                                                          -------------------------------------
                                                            1996          1997          1998
                                                          ---------     ---------     ---------
Volatility..............................................      0.0%          0.0%          0.0%
Dividend yield..........................................      0.0%          0.0%          0.0%
Risk-free interest rate.................................      5.8%          6.0%          5.5%
Expected average life...................................  4.5 years     4.5 years     6.0 years
Weighted average exercise price per share...............    $3.60         $3.75         $3.98


     ORBIMAGE previously estimated the impact of employee and director stock options based upon an assumed volatility of 30%. Prior year amounts have been adjusted to reflect the use of the minimum value method. The fair value of the options granted to employees and directors during the years ended December 31, 1996, 1997 and 1998 were estimated at $0.82 per share, $0.97 per share and $1.26 per share, respectively.

     Had ORBIMAGE determined compensation expense based on the fair value at the grant date for its stock options in accordance with the fair value method prescribed by SFAS 123, ORBIMAGE's pro forma net loss and pro forma basic loss per common share would have been approximately $4.4 million and $0.44, respectively, for the year ended December 31, 1997 and $6.1 million and $0.53, respectively, for the year ended December 31, 1998. Pro forma diluted loss per common share for the years ended

                          ORBITAL IMAGING CORPORATION

(16) STOCK OPTION PLAN -- (CONTINUED)
December 31, 1997 and 1998 would be the same as the pro forma basic loss per share shown above since all potentially dilutive securities are antidilutive. Had ORBIMAGE determined compensation expense based on the fair value at the grant date for its stock options in accordance with the fair value method prescribed by SFAS 123, ORBIMAGE's net loss would have been approximately $5.3 million for the year ended December 31, 1996. Prior to May 8, 1997, ORBIMAGE was an operating division of Orbital, and pro forma loss per common share for the year ended December 31, 1996 was not considered meaningful. Pro forma net loss as stated above is not necessarily representative of the effects of reported net income (loss) for future years due to, among other things, the vesting period of the stock options and the fair value of the additional stock options in future years.

(17) SEGMENT INFORMATION


     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes reporting standards for a company's operating segments and related disclosures about its products, services, geographic areas and major customers. ORBIMAGE adopted SFAS No. 131 effective January 1, 1998. SFAS No. 131 requires comparative segment information; however, ORBIMAGE operated as a single segment for the years ended December 31, 1996, 1997 and 1998.



     ORBIMAGE recognized revenues related to contracts with the National Aeronautics and Space Administration of approximately $0.8 million, $2.0 million and $9.6 million for the years ended December 31, 1996, 1997 and 1998, respectively, representing approximately 76%, 95% and 82%, respectively, of total revenues recognized during those years.

                               GLOSSARY OF TERMS

COMMISSION -- The Securities and Exchange Commission.

COMMON STOCK -- The common stock of the Company, par value $0.01 per share.

COMPANY -- Orbital Imaging Corporation, a Delaware corporation ("ORBIMAGE").

DESIGN LIFE -- The expected functional life of a satellite based on the specific design employed.

DoC -- The U.S. Department of Commerce.

DoD -- The U.S. Department of Defense.

EARTHWATCH -- EarthWatch Incorporated, a commercial remote sensing Company sponsored by Ball Aerospace and Technologies Corporation, CTA Incorporated, and Hitachi, Ltd.

FCC -- The Federal Communications Commission, an independent government agency charged with regulating interstate and international communications by radio, television, wire, satellite, and cable.

HIGH-RESOLUTION ORBVIEW SATELLITES -- The OrbView-3 and OrbView-4 satellites.

IN-ORBIT INSURANCE -- Insurance covering the period following the date a satellite has been placed into commercial service.

ITU -- International Telecommunications Union, which is the telecommunications agency of the United Nations established to provide standardized communications procedures and practices including frequency allocation and radio regulations on a worldwide basis.

NASA -- National Aeronautics and Space Administration.

NIMA -- National Imagery and Mapping Agency.

NOAA -- National Oceanic and Atmospheric Administration, an agency of the DoC.

NRO -- The U.S. National Reconnaissance Office.

NTIA -- National Telecommunications and Information Administration, an agency of the DoC.

ORBIMAGE -- Orbital Imaging Corporation, a Delaware corporation (the "Company").

ORBITAL -- Orbital Sciences Corporation, a Delaware corporation.

ORBVIEW-1 -- The satellite launched in April 1995, which is providing meteorological data on severe weather lightning strikes and measurements of other atmospheric properties.

ORBVIEW-2 -- The satellite launched in the second quarter of 1997, which is providing 1-kilometer resolution imagery of the Earth's surface in eight spectral bands.

ORBVIEW-2 LICENSE -- The OrbView-2 License Agreement between Orbital and ORBIMAGE, which provides ORBIMAGE with the economic equivalent of ownership of the OrbView-2 satellite.

ORBVIEW-3 -- The satellite scheduled for launch in 1999, which is designed to provide both one-meter resolution panchromatic imagery and four-meter resolution multispectral imagery in 4 spectral bands of the Earth's surface.

ORBVIEW-4 -- The satellite scheduled for launch in 2000, which is designed to provide one-meter resolution panchromatic imagery, four-meter resolution multispectral imagery and eight-meter resolution hyperspectral imagery.

PEGASUS -- Orbital's air-launched rocket designed to launch small satellites into low-Earth orbit.


RSI -- Radarsat International Inc., a Canadian company operating a commercial radar imaging satellite.


SAMSUNG AEROSPACE -- Samsung Aerospace Industries, Ltd.

SPACE IMAGING EOSAT -- Space Imaging EOSAT, a commercial remote sensing Company sponsored by Lockheed Martin, Raytheon, and Mitsubishi.

STOCK OPTION PLAN -- The Company's 1996 Stock Option Plan, which provides for grants of incentive or non-qualified stock options to officers, directors, and employees of the Company.

TAURUS -- Orbital's ground launched rocket designed for launching small to medium satellites into space.

UCAR -- University Corporation for Atmospheric Research.

------------------------------------------------------
------------------------------------------------------


WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE HEREOF.


                            ------------------------


                               TABLE OF CONTENTS



                                         PAGE
About this Prospectus..................      ii
Where to Find More Information.........      ii
Note Regarding "Forward-Looking
  Statements"..........................     iii
Prospectus Summary.....................       1
Summary Financial Data.................       8
Risk Factors...........................       9
Use of Proceeds........................      21
Market Price of and Dividends on the
  Common Stock and Related Stockholder
  Matters..............................      21
Capitalization.........................      22
Selected Historical Financial Data.....      23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................      24
Business...............................      28
Regulation.............................      43
Management.............................      46
Principal Stockholders.................      51
Selling Holders........................      53
Certain Relationships and Related
  Transactions.........................      54
Description of the Warrants............      60
Description of Capital Stock...........      63
Description of the Notes...............      65
Relationship with Orbital..............      68
Certain U.S. Federal Income Tax
  Consequences.........................      70
Plan of Distribution...................      74
Legal Matters..........................      74
Experts................................      75
Index to Financial Statements..........     F-1
Glossary of Terms......................     G-1


------------------------------------------------------
------------------------------------------------------
                          ------------------------------------------------------
                          ------------------------------------------------------


                          150,000 WARRANTS TO PURCHASE


                                  COMMON STOCK



                                      AND



                              1,312,746 SHARES OF


                                  COMMON STOCK


                                  ORBITAL LOGO


                          ORBITAL IMAGING CORPORATION


                              --------------------

                                   PROSPECTUS

                              --------------------


                               FEBRUARY   , 1999

                          ------------------------------------------------------
                          ------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, which will be paid solely by the Company. All amounts shown are estimates, except the Commission registration fee:

Commission registration fee.................................  $      4
Warrant agent and transfer agent fees and expenses..........     5,000
Printing and mailing expenses...............................    50,000
Legal fees and expenses.....................................    50,000
Accounting fees and expenses................................    20,000
                                                              --------
          Total.............................................  $125,004
                                                              ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is a Delaware corporation and its Second Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification of its officers and directors to the fullest extent permitted by law. Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation in its certificate of incorporation to eliminate the liability of a corporation's directors to a corporation or its stockholders, except for liabilities related to breach of the duty of loyalty, actions not in good faith and certain other liabilities.

     Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the status requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

     Delaware law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the corporation has the power to indemnify him against that liability under Section 145 of the DGCL.

     The above discussion of the Company's Second Amended and Restated Certificate of Incorporation and Bylaws is not intended to be exhaustive and is respectively qualified in its entirety by such documents.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     From September 30, 1995 to the present, the Company has sold and issued the following securities on the dates and for the consideration stated below:

     - On February 25, 1998, the Company offered and sold 150,000 units in a private offering exempt from registration pursuant to Rule 144A of the Securities Act. The initial purchasers were Bear, Stearns & Co. Inc., Merrill Lynch & Co. and NationsBanc Montgomery Securities LLC, who subsequently resold the units to "qualified institutional buyers" (as defined in Rule 144A). Each unit consisted of an

       11 5/8% senior note due 2005 in the principal amount of $1,000 and a warrant to purchase 8.75164 shares of the Company's common stock. On July 24, 1998, the Company filed an exchange offer registration statement offering to exchange a substantially similar 11 5/8% Series B senior note for each outstanding note held by the qualified institutional buyers.

     - Concurrently with the units offering, the Company issued 227,295 shares of Series A preferred stock for an aggregate purchase price of $22.7 million to a group of "accredited investors."

     - On December 30, 1997, the Company issued 14,000 shares of common stock for an aggregate purchase price of $58,380 to an individual pursuant to the exercise of certain options.

     - On July 3, 1997, the Company issued 72,605 shares of Series A preferred stock for an aggregate purchase price of $7.3 million to the Export Development Corporation, an "accredited investor."

     - On May 7, 1997, the Company issued 300,100 shares of Series A preferred stock for an aggregate purchase price of $30.0 million to a group of "accredited investors."

     All of the sales of Series A preferred stock described above were made in reliance on one or more exemptions from registration under the Securities Act, including exemptions for sales to accredited investors provided for by Regulation D and exemptions for sales to non-U.S. persons outside the U.S. provided for by Regulation S promulgated under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS


       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
             3.1+       Second Amended and Restated Certificate of Incorporation of
                        the Company.
             3.2+       Bylaws of the Company.
             4.2*       Specimen of the Company's common stock certificate.
             4.3+       Indenture dated as of February 25, 1998, by and among the
                        Company and Marine Midland Bank, as Trustee, with respect to the 11 5/8% Senior Notes due 2005 of the Company.
             4.4+       Warrant Agreement dated as of February 25, 1998, by and
                        between the Company and Marine Midland Bank as warrant
                        agent.
             4.5        Specimen of the Company's warrant certificate (included in
                        Exhibit 4.4).
             4.6+       Warrant Registration Rights Agreement, dated as of February
                        25, 1998 by and among the Company, Bear, Stearns & Co. Inc.,
                        Merrill Lynch & Co., and NationsBanc Montgomery Securities
                        LLC as the initial purchasers.
             4.7+       Pledge Agreement dated February 25, 1998, by and between the
                        Company and Marine Midland Bank as collateral agent.
             4.8+       Amended and Restated Stock Purchase Agreement dated as of
                        February 25, 1998, by and among the Company, Orbital
                        Sciences Corporation and the holders of Series A preferred stock named therein.
             4.9+       Amended and Restated Stockholders' Agreement dated as of
                        February 25, 1998, by and among the Company, Orbital
                        Sciences Corporation and the holders of Series A preferred stock named therein.
             5.1*       Opinion of Latham & Watkins regarding the validity of the
                        warrants and warrant shares, including consent.
             8.1*       Opinion of Latham & Watkins regarding certain federal income tax matters, including consent.
            10.1+       Purchase Agreement, dated as of February 20, 1998 by and
                        among the Company, Bear, Stearns & Co. Inc., Merrill Lynch &
                        Co., and NationsBanc Montgomery Securities LLC as the
                        Initial Purchasers.
            10.2+**     Amended and Restated Procurement Agreement dated February
                        26, 1998 by and between the Company and Orbital.
            10.3+       Amended and Restated Administrative Services Agreement dated
                        December 31, 1997 by and between the Company and Orbital.
            10.4+       Non-Competition and Teaming Agreement dated as of May 8,
                        1997 by and between the Company and Orbital.
            10.5+       OrbView-2 License Agreement dated as of May 8, 1997 by and between the Company and Orbital.
            10.6+**     Distributor Licensee Agreement dated as of January 31, 1997, as amended from time to time, by and between the Company and
                        Samsung Aerospace Industries, Ltd.
            10.7+       Form of Indemnification Agreement between the Company and
                        its directors and officers.
            10.8+       ORBIMAGE 1996 Stock Option Plan.
            10.9+       Agreement between National Aeronautics and Space
                        Administration and Orbital Sciences Corporation, dated March
                        29, 1991, as amended.
            10.10       RadarSat-2 Master Agreement dated as of December 31, 1998 by and among Orbital Sciences Corporation, MacDonald, Dettwiler and Associates Ltd. and Orbital Imaging Corporation.
            10.11       Hyperspectral Imaging Data Agreement dated December 31, 1998 by and between Orbital Sciences Corporation and Orbital
                        Imagining Corporation.
            10.12       Amendment No. 1 to Amended and Restated Orbimage System
                        Procurement Agreement dated as of December 31, 1998 by and between Orbital Sciences Corporation and Orbital Imaging
                        Corporation.
            11          Statement re Computation of Loss Per Common Share (included in Notes to Financial Statements).
            23.1*       Consent of KPMG LLP, independent auditors.
            23.2*       Consent of Latham & Watkins (included in Exhibit 5.1).

       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
           24*          Powers of Attorney of directors and officers of the Company
                        (included on signature page to this Registration Statement).
            27          Financial Data Schedule.


---------------
+ Incorporated by reference to the identically numbered exhibit to the Company's Registration Statement on Form S-4, as amended (Reg. No. 333-49583).


*  Previously filed.


** Confidential treatment was granted pursuant to Rule 406 under the Securities
   Act of 1933, as amended, in connection with the Company's registration statement on Form S-4, as amended (Reg. No. 333-49583). Certain portions of the exhibit have been omitted. The omitted portions of such exhibits have been separately filed with the Securities and Exchange Commission.

     (b) FINANCIAL STATEMENT SCHEDULES

     All schedules have been omitted because they are not applicable or not required or the required information is included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provision described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Loudoun, Commonwealth of Virginia, on February 24, 1999.


                                   ORBITAL IMAGING CORPORATION

                                   By: /s/ GILBERT D. RYE
                                      ------------------------------------------
                                       Gilbert D. Rye
                                       President and Chief Operating Officer


                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                   SIGNATURE                                 TITLE                      DATE
                   ---------                                 -----                      ----

               /s/ GILBERT D. RYE                        President and           February 24, 1999
------------------------------------------------    Chief Operating Officer
                 Gilbert D. Rye                       (Principal Executive
                                                            Officer)

             /s/ ARMAND D. MANCINI                      Vice President,          February 24, 1999
------------------------------------------------    Chief Financial Officer
               Armand D. Mancini                    (Principal Financial and
                                                      Accounting Officer)

                       *                             Chairman of the Board,      February 24, 1999
------------------------------------------------            Director
               David W. Thompson

                       *                                    Director             February 24, 1999
------------------------------------------------
              James A. Abrahamson

                       *                                    Director             February 24, 1999
------------------------------------------------
               Bruce W. Ferguson

                       *                                    Director             February 24, 1999
------------------------------------------------
               Richard Reiss, Jr.

                       *                                    Director             February 24, 1999
------------------------------------------------
               William W. Sprague

           *By: /s/ ARMAND D. MANCINI                                            February 24, 1999
 ----------------------------------------------
               Armand D. Mancini
                Attorney-in-fact

                               INDEX TO EXHIBITS


       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
             3.1+       Second Amended and Restated Certificate of Incorporation of
                        the Company.
             3.2+       Bylaws of the Company.
             4.2*       Specimen of the Company's common stock certificate.
             4.3+       Indenture dated as of February 25, 1998, by and among the
                        Company and Marine Midland Bank, as Trustee, with respect to the 11 5/8% Senior Notes due 2005 of the Company.
             4.4+       Warrant Agreement dated as of February 25, 1998, by and
                        between the Company and Marine Midland Bank as warrant
                        agent.
             4.5        Specimen of the Company's warrant certificate (included in
                        Exhibit 4.4).
             4.6+       Warrant Registration Rights Agreement, dated as of February
                        25, 1998 by and among the Company, Bear, Stearns & Co. Inc.,
                        Merrill Lynch & Co., and NationsBanc Montgomery Securities
                        LLC as the initial purchasers.
             4.7+       Pledge Agreement dated February 25, 1998, by and between the
                        Company and Marine Midland Bank as collateral agent.
             4.8+       Amended and Restated Stock Purchase Agreement dated as of
                        February 25, 1998, by and among the Company, Orbital
                        Sciences Corporation and the holders of Series A preferred stock named therein.
             4.9+       Amended and Restated Stockholders' Agreement dated as of
                        February 25, 1998, by and among the Company, Orbital
                        Sciences Corporation and the holders of Series A preferred stock named therein.
             5.1*       Opinion of Latham & Watkins regarding the validity of the
                        warrants and warrant shares, including consent.
             8.1*       Opinion of Latham & Watkins regarding certain federal income tax matters, including consent.
            10.1+       Purchase Agreement, dated as of February 20, 1998 by and
                        among the Company, Bear, Stearns & Co. Inc., Merrill Lynch &
                        Co., and NationsBanc Montgomery Securities LLC as the
                        Initial Purchasers.
            10.2+**     Amended and Restated Procurement Agreement dated February
                        26, 1998 by and between the Company and Orbital.
            10.3+       Amended and Restated Administrative Services Agreement dated
                        December 31, 1997 by and between the Company and Orbital.
            10.4+       Non-Competition and Teaming Agreement dated as of May 8,
                        1997 by and between the Company and Orbital.
            10.5+       OrbView-2 License Agreement dated as of May 8, 1997 by and between the Company and Orbital.
            10.6+**     Distributor Licensee Agreement dated as of January 31, 1997, as amended from time to time, by and between the Company and
                        Samsung Aerospace Industries, Ltd.
            10.7+       Form of Indemnification Agreement between the Company and
                        its directors and officers.
            10.8+       ORBIMAGE 1996 Stock Option Plan.
            10.9+       Agreement between National Aeronautics and Space
                        Administration and Orbital Sciences Corporation, dated March
                        29, 1991, as amended.
            10.10       RadarSat-2 Master Agreement dated as of December 31, 1998 by and among Orbital Sciences Corporation, MacDonald, Dettwiler and Associates Ltd. and Orbital Imaging Corporation.
            10.11       Hyperspectral Imaging Data Agreement dated December 31, 1998 by and between Orbital Sciences Corporation and Orbital
                        Imagining Corporation.
            10.12       Amendment No. 1 to Amended and Restated Orbimage System
                        Procurement Agreement dated as of December 31, 1998 by and between Orbital Sciences Corporation and Orbital Imaging
                        Corporation.
            11          Statement re Computation of Loss Per Common Share (included in Notes to Financial Statements).
            23.1*       Consent of KPMG LLP, independent auditors.
            23.2*       Consent of Latham & Watkins (included in Exhibit 5.1).
           24*          Powers of Attorney of directors and officers of the Company
                        (included on signature page to this Registration Statement).
            27          Financial Data Schedule.


---------------
+ Incorporated by reference to the identically numbered exhibit to the Company's Registration Statement on Form S-4, as amended (Reg. No. 333-49583).

*  Previously filed.

** Confidential treatment was granted pursuant to Rule 406 under the Securities
   Act of 1933, as amended, in connection with the Company's registration statement on Form S-4, as amended (Reg. No. 333-49583). Certain portions of the exhibit have been omitted. The omitted portions of such exhibits have been separately filed with the Securities and Exchange Commission.